Filed Pursuant to Rule 424(b)(5)
Registration No. 333-214640

PROSPECTUS SUPPLEMENT

(To the Prospectus dated May 26, 2017)

€1,000,000,000

TÜRKİYE CUMHURİYETİ

(The Republic of Turkey)

3.250% Notes due 2025

The Republic of Turkey (the “Republic” or “Turkey”) is offering €1,000,000,000 principal amount of its 3.250% Notes due 2025 (the “notes”). The notes will constitute direct, general and unconditional obligations of the Republic. The full faith and credit of the Republic will be pledged for the due and punctual payment of all principal and interest on the notes. The Republic will pay interest on June 14, of each year, commencing on June 14, 2018.

This prospectus supplement and accompanying prospectus dated May 26, 2017, constitute a prospectus for the purposes of Article 5.3 of Directive 2003/71/EC, as amended (the “Prospectus Directive”).

Application will be made to the Commission de Surveillance du Secteur Financier of the Grand Duchy of Luxembourg (the “CSSF”), as competent authority under the Prospectus Directive, to approve this prospectus supplement and the accompanying prospectus dated May 26, 2017 as a prospectus for the purposes of the Prospectus Directive. Application is being made to list on the Official List and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange, which is a regulated market for the purposes of the Market in Financial Instruments Directive (2004/39/EC) (“MiFiD”). The CSSF assumes no responsibility as to the economic and financial soundness of the transaction and the quality or solvency of the Republic in line with the provisions of Article  7(7) of the Luxembourg Prospectus Law.

See the section entitled “Risk Factors” for a discussion of certain factors you should consider before investing in the notes.

The notes will be designated collective action securities and will, therefore, contain “collective action clauses”. Under these provisions, which are described beginning on page 17 of the accompanying prospectus dated May 26, 2017, the Republic may amend the payment provisions of the notes and other “reserved matters” listed in the fiscal agency agreement with the consent of the holders of: (1) with respect to a single series of notes, more than 75% of the aggregate principal amount of the outstanding notes of such series; (2) with respect to two or more series of notes, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of notes, more than 66  2⁄3% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding notes of each series affected by the proposed modification, taken individually. “Reserved matters” include, among other things, changes in the dates on which any amounts are payable on the debt securities, reductions in principal amounts or interest rates on the debt securities, a change in the currency of the debt securities, any change in the identity of the obligor under the debt securities, or a change in the status of the debt securities.

	Per Note	Total
Public Offering Price	99.123%	€991,230,000
Underwriting discount	0.075%	€750,000
Proceeds, before expenses, to the Republic of Turkey	99.048%	€990,480,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes on or about June 14, 2017 (the “Issue Date”), through the book-entry facilities of The Depository Trust Company (“DTC”), Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking S.A. (“Clearstream Banking Luxembourg”) against payment in same-day funds.

Joint Book-Running Managers

BNP PARIBAS	HSBC	UniCredit Bank

The date of this prospectus supplement is June 7, 2017.

ABOUT THIS PROSPECTUS SUPPLEMENT

The Republic accepts responsibility for the information contained within this prospectus supplement and accompanying prospectus. The Republic declares that having taken all reasonable care to ensure that such is the case, the information contained in this prospectus supplement and accompanying prospectus is, to the best of its knowledge, in accordance with the facts and makes no omission likely to affect its import.

Unless otherwise stated, all annual information, including budgetary information, is based upon calendar years. Figures included in this prospectus supplement and the accompanying prospectus have been subject to rounding adjustments; accordingly, figures shown for the same item of information may vary, and figures that are totals may not be an arithmetical aggregate of their components.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, in making your investment decision. The Republic has not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

The Republic is offering to sell the notes only in places where offers and sales are permitted.

You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its respective date.

FORWARD-LOOKING STATEMENTS

The Republic has made forward-looking statements in this prospectus supplement. Statements that are not historical facts are forward-looking statements. These statements are based on the Republic’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made. The Republic undertakes no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks. The Republic cautions you that a number of factors could cause actual results to differ materially from those contained in any forward-looking statements. These factors include, but are not limited to:

•	External factors, such as:

•	interest rates in financial markets outside Turkey;

•	the impact of changes in the credit ratings of Turkey;

•	the impact of changes in the international prices of commodities;

•	economic conditions in Turkey’s major export markets;

•	the decisions of international financial institutions regarding the terms of their financial arrangements with Turkey;

•	the impact of any delays or other adverse developments in Turkey’s accession to the European Union; and

•	the impact of adverse developments in the region where Turkey is located.

•	Internal factors, such as:

•	general economic and business conditions in Turkey;

•	political, military or internal security events in Turkey;

•	present and future exchange rates of the Turkish currency;

•	foreign currency reserves;

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•	the level of domestic debt;

•	domestic inflation;

•	natural events, such as climatic changes, earthquakes and floods;

•	the ability of Turkey to effect key economic reforms;

•	the level of foreign direct and portfolio investment in Turkey; and

•	the level of Turkish domestic interest rates.

SOVEREIGN IMMUNITY AND ARBITRATION

The Republic is a foreign sovereign state. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against the Republic. See “Debt Securities — Governing Law and Consent to Service” in the accompanying prospectus.

CURRENCY AND EXCHANGE RATE DATA

References to “Turkish Lira” and “TL” in this prospectus supplement in the context of a point in time after January 1, 2009 are to the Turkish Lira, the Republic’s new official currency, which was introduced on January 1, 2009 in place of the New Turkish Lira; references in this prospectus supplement to “New Turkish Lira” and “YTL” are to the lawful currency of the Republic for the period beginning on January 1, 2005 and ending on December 31, 2008; and references to “Turkish Lira” and “TL” in this prospectus supplement in the context of a point in time prior to January 1, 2005 are to the Turkish Lira before it was replaced with New Turkish Lira. References to “U.S.$”, “$”, “U.S. dollars” and “dollars” in this prospectus supplement are to lawful money of the United States of America. References to “€” and “euro” in this prospectus supplement are to the lawful currency of the European Union.

Translations of amounts from Turkish Lira to dollars are solely for the convenience of the reader and, unless otherwise stated, are made at the exchange rate prevailing at the time as of which such amounts are specified. No representation is made that the Turkish Lira or dollar amounts referred to herein could have been or could be converted into dollars or Turkish Lira, as the case may be, at any particular rate or at all.

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OVERVIEW

This overview should be read as an introduction to the prospectus supplement and the accompanying prospectus. Any decision to invest in the notes by an investor should be based on consideration of the prospectus supplement and the accompanying prospectus as a whole. Where a claim relating to the information contained in the prospectus supplement or the accompanying prospectus is brought before a court in a Member State of the European Economic Area, the plaintiff may, under the national legislation of the Member State where the claim is brought, be required to bear the costs of translating the prospectus supplement and the accompanying prospectus before the legal proceedings are initiated.

Issuer	The Republic of Turkey.

The Republic of Turkey is located in southwestern Asia, where it borders Iran, Armenia, Georgia, Azerbaijan, Iraq and Syria, and southeastern Europe, where it borders Greece and Bulgaria, with a total territory (inclusive of its lakes) of approximately 814,578 square kilometers. Turkey’s population, as of December 2016, was estimated to be 79,814,871.

The Republic of Turkey was founded in 1923 and currently has a parliamentary form of government. The Republic has undertaken many reforms to strengthen its democracy and economy, in connection with its accession negotiations with the European Union.

Securities Offered	€1,000,000,000 3.250% Notes due 2025.

Maturity Date	June 14, 2025.

Issue Price	99.123% of the principal amount of the notes.

Interest Payment Dates	June 14 of each year, commencing on June 14, 2018.

Status and Ranking	The notes will constitute direct, general, unconditional and unsubordinated public external indebtedness of the Republic for which the full faith and credit of the Republic is pledged. The notes rank and will rank without any preference among themselves and equally with all other unsubordinated public external indebtedness of the Republic. It is understood that this provision shall not be construed so as to require the Republic to make payments under the debt securities ratably with payments being made under any other public external indebtedness. See “Debt Securities —Status of the Debt Securities” and “Debt Securities — Negative Pledge” in the accompanying prospectus.

Markets	The notes are offered for sale in those jurisdictions where it is legal to make such offers. See “Underwriting”.

Listing and Admission to Trading	Application is being made to list on the Official List and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange.

Negative Pledge	Clause (9) of the definition of Permitted Lien set forth on pages 6 and 7 of the accompanying prospectus shall read as follows for purposes of the notes: Liens on assets (other than official holdings of gold) in existence on June 14, 2017, provided that such Liens remain confined to the assets affected thereby on June 14, 2017, and secure only those obligations so secured on June 14, 2017.

Denominations	The Republic will issue notes in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Form, Clearance and Settlement	The Republic will issue the notes in the form of two global registered notes without coupons. One note will be deposited with the fiscal agent, which will serve as custodian for Cede & Co., as nominee of DTC. The other note will be registered in the nominee name of a common depositary for Euroclear and Clearstream Banking Luxembourg. Beneficial ownership interests will be recorded only on, and transferred only through, the records maintained by DTC, Euroclear and Clearstream Banking Luxembourg and their respective participants, unless certain contingencies occur, in which case the notes will be issued in definitive form. See “Global Clearance and Settlement”.

Payment of Principal and Interest	Principal and interest on the notes will be payable by the Republic, or its designee, to the fiscal agent in euro.

Payments to holders who hold their notes through Euroclear or Clearstream Banking Luxembourg will be made in euro. Such holders will not have the option to elect to receive payments in U.S. dollars.

Payments to holders who hold their notes directly through DTC (“DTC Holders”) will be made in U.S. dollars, except for DTC Holders who elect to receive payment in euro as described in “Description of the Notes — Payments of Principal and Interest” in this prospectus supplement. The exchange rate agent will exchange the applicable amount of euro for U.S. dollars and transmit the U.S. dollars received upon exchange from the euro to the Fiscal Agent for payment to the DTC Holders. All costs of conversion will be borne by DTC Holders who receive payment in U.S. dollars. The U.S. dollar amount of any payment of principal or interest received by a DTC Holder will be based on the exchange rate agent’s in-house agency rate (at or prior to 11:00 a.m. New York City time, on the day which is two New York City business days preceding the applicable payment date) for the conversion of euros to U.S. dollars for settlement on the applicable payment date. If an exchange bid quotation is not available from the exchange rate agent, the exchange rate agent will obtain a bid quotation from a leading foreign exchange bank in the City of New York selected by the exchange rate agent after consultation with the Republic. In the event that no such bid quotation is available or the exchange rate agent is unable to convert euros into U.S. dollars, the exchange rate agent will notify DTC that the entire payment of principal or interest, as the case may be, is to be made in euros.

Default	The notes will contain events of default, the occurrence of which may result in the acceleration of our obligations under the notes prior to maturity. See “Description of the Notes — Default; Acceleration of Maturity” in this prospectus supplement.

Collective Action Securities	The notes will be designated Collective Action Securities under the Fiscal Agency Agreement, dated as of March 23, 2015, between the Republic and Citibank, N.A., London Branch, as amended by Amendment No. 1 dated March 15, 2017 (the “Fiscal Agency Agreement”). The notes will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of U.S. dollar, euro or other monetary unit denominated debt securities issued by the Republic and described in the accompanying prospectus. The provisions described in this prospectus supplement will govern the notes. These provisions are commonly referred to as “collective action clauses.” Under these provisions, which are described beginning on page 17 of the accompanying prospectus dated May 26, 2017, the Republic may amend the payment provisions of the notes and other reserved matters listed in the Fiscal Agency Agreement with the consent of the holders of: (1) with respect to a single series of notes, more than 75% of the aggregate principal amount of the outstanding notes of such series; (2) with respect to two or more series of notes, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of notes, more than 66 2⁄3% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding notes of each series affected by the proposed modification, taken individually. These provisions are described in the section “Debt Securities — Collective Action Securities Issued On or After January 1, 2015” in the accompanying prospectus.

Sinking Fund	None.

Prescription Period	None.

Use of Proceeds	The Republic will use the net proceeds of the sale of the notes for general financing purposes, which may include the repayment of debt. The amount of net proceeds (before expenses) is €990,480,000.

Risk Factors

Risks associated with the notes generally include: 1) the trading market for the notes may be volatile and may be adversely impacted by many events; 2) there may be no active trading market for the notes; 3) the notes may not be a suitable investment for all investors; 4) the notes are unsecured; 5) the notes contain provisions that permit the Republic to amend the payment terms without the consent of all holders; 6) there can be no assurance that the laws of the State of New York in effect as at the date of this prospectus supplement will not be modified; 7) legal investment considerations may restrict certain investments; 8) fluctuations in interest rates of the currency in which the notes are denominated may affect the value of the notes; 9) risks associated with a foreign currency; 10) market perceptions concerning the instability of the euro, the potential re-introduction of individual currencies within the Eurozone or the potential dissolution of the euro entirely could adversely affect the value of the notes; and 11) a holder of a principal amount of notes less than €100,000 will be unable to transfer such stub amount.

Risks associated with the Republic generally include: 1) the Republic is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it; 2) there can be no assurance that the Republic’s credit ratings will not change; 3) risks associated with political and economic environment; 4) risks associated with significant seismic events; 5) volatile international markets and events may have a negative effect on the Turkish economy; 6) potential refinancing risk; 7) potential inflation risk; 8) risks associated with the Republic’s current account deficit; 9) risks associated with the foreign exchange rate of the Republic’s currency; 10) risks associated with delays or other adverse developments in the Republic’s accession to the European Union may have a negative impact on the Republic’s economic performance and credit ratings; 11) risks associated with pending arbitration proceedings; 12) risks associated with external shocks; and 13) risks associated with recent federal court decisions in New York relating to ranking provisions.

These risk factors are described in the section entitled “Risk Factors” of this prospectus supplement.

Fiscal Agency Agreement	The notes will be issued pursuant to the Fiscal Agency Agreement.

Exchange Rate Agent	Citibank, N.A., London Branch

Taxation	For a discussion of United States and Turkish tax consequences associated with the notes, see “Taxation” in this prospectus supplement. Investors should consult their own tax advisors in determining the foreign, U.S. federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the notes.

Governing Law	The notes will be governed by the laws of the State of New York, except with respect to the authorization and execution of the notes, which will be governed by the laws of the Republic of Turkey.

Clearing Reference Numbers	US ISIN No. US900123CN87

XS ISIN No. XS1629918415

CUSIP No. 900123 CN8

Common Code 162991841

RISK FACTORS

You should read this entire prospectus supplement and the accompanying prospectus carefully. Words and expressions defined elsewhere in this prospectus supplement and the accompanying prospectus have the same meanings in this section. Investing in the notes involves certain risks. In addition, the purchase of the notes may involve substantial risks and be suitable only for investors who have the knowledge and experience in financial and business matters to enable them to evaluate the risks and merits of an investment in the notes. You should make your own inquiries as you deem necessary without relying on the Republic or any underwriter and should consult with your financial, tax, legal, accounting and other advisers, prior to deciding whether to make an investment in the notes. You should consider, among other things, the following:

Risks Relating to the Notes

The trading market for the notes may be volatile and may be adversely impacted by many events.

The market for the notes is expected to be influenced by economic, political, social and market conditions and, to varying degrees, interest rates, currency exchange rates and inflation rates in the United States and Europe and other countries. There can be no assurance that events in Turkey, the United States, Europe or elsewhere will not cause market volatility or that such volatility will not adversely affect the price of the notes or that economic, political, social and market conditions will not have any other adverse effect.

There may be no active trading market for the notes.

There can be no assurance that an active trading market for the notes will develop, or, if one does develop, that it will be maintained. If an active trading market for the notes does not develop or is not maintained, the market or trading price and liquidity of the notes may be adversely affected. If the notes are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and the financial condition of the Republic. Although an application will be made to list on the Official List and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange, there is no assurance that such application will be accepted or that an active trading market will develop.

The notes may not be a suitable investment for all investors.

You must determine the suitability of investment in the notes in the light of your own circumstances. In particular, you should:

(i) have sufficient knowledge and experience to make a meaningful evaluation of the notes and the merits and risks of investing in the notes;

(ii) have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of your particular financial situation, an investment in the notes and the impact the notes will have on your overall investment portfolio;

(iii) have sufficient financial resources and liquidity to bear all of the risks of an investment in the notes, including where the currency for principal or interest payments is different from your currency;

(iv) understand thoroughly the terms of the notes and be familiar with the behavior of any relevant indices and financial markets; and

(v) be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect your investment and your ability to bear the applicable risks.

The notes are unsecured.

The notes constitute unsecured obligations of the Republic.

The notes contain provisions that permit the Republic to amend the payment terms without the consent of all holders.

The notes contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers, which are commonly referred to as “collective action clauses”. Under these provisions, certain key provisions of the notes may be amended, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of the outstanding notes. See “Description of the Notes — Default; Acceleration of Maturity” and “— Amendments and Waivers” in this prospectus supplement and “Debt Securities — Collective Action Securities Issued On or After January 1, 2015” in the accompanying prospectus.

There can be no assurance that the laws of the State of New York in effect as at the date of this prospectus supplement will not be modified.

The conditions of the notes are based on the laws of the State of New York in effect as at the date of this prospectus supplement. No assurance can be given as to the impact of any possible judicial decision or change to New York law or administrative practice after the date of this prospectus supplement.

Legal investment considerations may restrict certain investments.

The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. Prospective investors should consult their legal advisers to determine whether and to what extent: (1) the notes are legal investments for such prospective investors; (2) the notes can be used as collateral for various types of borrowing; and (3) other restrictions apply to their purchase or pledge of any notes. Financial institutions should consult their legal advisors or the appropriate regulators to determine the appropriate treatment of notes under any applicable risk based capital or similar rules.

Fluctuations in interest rates of the currency in which the notes are denominated may affect the market value of the notes.

Investors in the notes should be aware that an investment in the notes may involve an interest rate risk insofar as there may be fluctuations in the interest rates of the currency of denomination of the notes. Fluctuations in interest rates of the currency in which the notes are denominated may affect the market value of the notes. Such fluctuations might have a materially adverse impact both on the liquidity of an investment in the notes and on the performance of an investment in the notes.

Foreign Currency Risks

An investment in a security denominated in a currency other than the currency of the country in which a holder of notes is resident or the currency in which the holder conducts its business or activities may present currency-related risks not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the euro and the possibility of the imposition or modification of foreign exchange controls with respect to the euro and the home currency, and depend on events over which the Republic has no control, such as economic and political events and the supply and demand for the euro and the home currency.

Changes in foreign currency exchange rates between two currencies result from the interaction over time of many factors directly or indirectly affecting economic and political conditions in the countries issuing such currencies, and economic and political developments globally. Foreign currency exchange rates may be affected by, among other factors, existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments between countries and the extent of governmental surpluses or deficits in various countries. All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries important to international trade and finance. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the notes.

Depreciation of the euro against the relevant home currency could result in a decrease in the effective yield of a particular security below its coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

The European Union or one or more of its member states may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates as well as the availability of euro at the time of payment of principal of or any interest on the notes.

This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. Prospective investors should consult their own financial and legal advisors as to the risks involved in an investment in the notes.

Principal and interest on the notes will be payable by the Republic, or its designee, to the fiscal agent in euro. Payments to holders who hold their notes through Euroclear or Clearstream Banking Luxembourg will be made in euro. Such holders will not have the option to elect to receive payments in U.S. dollars. Payments to holders who hold their notes directly through DTC (“DTC Holders”) will be made in U.S. dollars, except for DTC Holders who elect to receive payment in euro as described in “Description of the Notes — Payments of Principal and Interest” in this prospectus supplement. The exchange rate agent will exchange the applicable amount of euro for U.S. dollars and transmit the U.S. dollars received upon exchange from the euro to the Fiscal Agent for payment to the DTC Holders. All costs of conversion will be borne by DTC Holders who receive payment in U.S. dollars. No assurance can be given that the amount of U.S. dollars received by an investor who elects to receive a payment of principal or interest in respect of the notes in U.S. dollars will be equal to the amount of U.S. dollars that the investor could have realised in the foreign exchange market if the interest or principal payment made on the investor’s notes were instead paid directly to the investor in euro and the investor had converted the euro into U.S. dollars.

If you hold a beneficial interest in the notes through DTC and you do not elect to receive payments in euro, you will be responsible for all currency exchange costs, which will be deducted from your payments. All determinations that the exchange rate agent makes, after being confirmed by the Republic, will be binding unless they are clearly wrong. In addition, if an exchange bid quotation is not available from the exchange rate agent, the exchange rate agent will obtain a bid quotation from a leading foreign exchange bank in the City of New York selected by the exchange rate agent after consultation with the Republic. In the event that no such bid quotation is available or the exchange rate agent is unable to convert euros into U.S. dollars, the exchange rate agent will notify DTC that the entire payment of principal or interest, as the case may be, is to be made in euros.

Market perceptions concerning the instability of the euro, the potential re-introduction of individual currencies within the Eurozone, or the potential dissolution of the euro entirely could adversely affect the value of the notes.

The European financial markets and the value of the euro have experienced significant volatility recently, in part related to unemployment, budget deficits and economic downturns. In addition, several member countries of the Eurozone have experienced credit rating downgrades, rising government debt levels and, for certain Eurozone countries (including Greece, Spain, Portugal, Ireland and Italy), weaknesses in sovereign debt. These events, along with decreasing imports or exports, changes in governmental or European Union regulations on trade, the default or threat of default by a Eurozone member country on its sovereign debt and/or an economic recession in a Eurozone member country may continue to cause prolonged volatility in euro-related investments.

Concerns persist regarding the debt burden of certain member countries of the Eurozone and their ability to meet future financial obligations, the overall stability of the euro and the suitability of the euro as a single currency given the diverse economic and political circumstances in individual member countries. These and other concerns could lead to the re-introduction of individual currencies in one or more member countries of the Eurozone, or, in more extreme circumstances, the possible dissolution of the euro entirely. If one or more member countries abandon the euro, the value of the euro could fluctuate drastically. Should the euro dissolve entirely, the legal and contractual consequences for holders of obligations denominated in euro would be determined by laws in effect at such time. These potential developments, or market perceptions concerning these and related issues, could adversely affect the value of the notes.

A holder of a principal amount of notes of less than €100,000 will be unable to transfer such stub amount

The notes are issued and may be transferred only in principal amounts of €100,000 and integral multiples of €1,000 in excess thereof. As a result, it is possible that the notes may be traded in amounts in excess of €100,000 that are not integral multiples of €100,000 and a holder may hold a principal amount of notes of less than the minimum €100,000. The holder of a stub amount of notes of less than €100,000 will be unable to transfer such stub amount so long as the notes are held in DTC, Euroclear or Clearstream Banking Luxembourg and may not receive a definitive note in respect of such holding should notes be issued in certificated form.

Risks Relating to the Republic

The Republic is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

The Republic is a sovereign state. Consequently, the ability of noteholders to sue the Republic may be limited.

The Republic has not consented to service or waived sovereign immunity with respect to actions brought against it under United States federal securities laws or any State securities laws. In the absence of a waiver of immunity by the Republic with respect to these actions, it would not be possible to obtain judgment in such an action brought against the Republic in a court in the United States unless the court were to determine that the Republic is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to such action. Further, even if a United States judgment could be obtained in such an action, it may not be possible to enforce in the Republic a judgment based on such a United States judgment. Execution upon property of the Republic located in the United States to enforce a United States judgment may not be possible except under the limited circumstances specified in the Foreign Sovereign Immunities Act.

There can be no assurance that the Republic’s credit ratings will not change.

Long-term foreign currency debt of the Republic of Turkey is currently rated sub-investment grade by four nationally recognized statistical rating organizations. The Republic’s foreign currency long-term issuer rating is rated investment grade by one nationally recognized statistical rating organization.

On January 27, 2017, Fitch Ratings Limited (“Fitch”) downgraded Turkey’s long-term foreign currency issuer and senior unsecured foreign currency bond rating and assigned a stable outlook. Fitch indicated that political and security developments have undermined economic performance and institutional independence. Furthermore, Fitch noted if the constitutional reforms were approved in a referendum, such reforms would entrench a system in which checks and balances would be eroded. In addition, Fitch stated that the purge of the public sector of the supporters of the group that the government considers responsible for the coup attempt in July has continued and a state of emergency remains in place. Fitch indicated that the following factors, individually or collectively, could trigger a downgrade: (1) heightened stresses stemming from external financing vulnerabilities; (2) weaker public finances reflected by a deterioration in the government debt/GDP ratio; and (3) a deterioration in the political or security situation.

On January 27, 2017, Standard & Poor’s Credit Market Services Europe Limited (“Standard & Poor’s”) revised its outlook on Turkey from stable to negative and affirmed its foreign currency and local currency long-term credit ratings. Standard & Poor’s stated that given the large-scale dollarization of Turkey’s economy, a weaker exchange rate erodes corporate balance sheets, financial sector asset quality, and growth. Standard & Poor’s also noted that the negative outlook reflects risks to Turkey’s economy from policy constraints, rising inflation, and exchange rate and balance-of-payments pressures. Standard & Poor’s indicated that it could lower the Republic’s credit ratings if one of the following were to occur: (1) growth performance deviated materially from Standard & Poor’s base-case expectations; (2) if Standard & Poor’s were to expect banking system asset quality to significantly deteriorate — resulting in a realization of government contingent liabilities; or (3) balance-of-payments pressures contributed to a weakening of Standard & Poor’s measure of external liquidity (gross external financing needs as a percentage of current account receipts plus usable reserves) much beyond the already elevated levels of around 170%. On May 5, 2017, Standard & Poor’s kept Turkey’s credit rating unchanged and stated its rating outlook remains negative.

On September 23, 2016, Moody’s Investors Service, Inc. (“Moody’s”) lowered Turkey’s long-term issuer and senior unsecured bond rating and assigned a stable outlook. Moody’s stated that the downgrade was driven by the increase in the risks related to the country’s sizeable external funding requirements and the weakening in previously supportive credit fundamentals, particularly growth and institutional strength. Moody’s stated that the stable outlook balances downside risks arising from the erosion in Turkey’s economic resilience and increasing balance of payments pressures against credit-positive considerations arising from its large and flexible economy which continues to register positive growth and the government’s strong fiscal track record. Moody’s indicated that upward movement in Turkey’s sovereign rating will be constrained by balance-of-payments factors as long as external imbalances remain in place. Moody’s also indicated that downward pressures on Turkey’s sovereign rating could emerge if one or a combination of the following occur: (1) trends in the public finances were to be materially reversed; (2) a sudden and sustained reversal in foreign capital flows; (3) a more than anticipated erosion of institutional strength or an increase in political risks greater than what has been anticipated. On March 17, 2017, Moody’s affirmed Turkey’s rating while revising Turkey’s rating outlook from stable to negative. The reasons for the change in the rating outlook were stated as follows: (i) the continuing erosion of Turkey’s institutional strength; (ii) weaker outlook growth; (iii) heightened pressures on Turkey’s public and external accounts; and (iv) as a consequence, the increased risk of a credit shock.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency. Any adverse change in an applicable credit rating could adversely affect the trading price for the notes and have the potential to affect the Republic’s cost of funds in the international capital markets and the liquidity of and demand for the Republic’s debt securities. Any adverse change in outlook or credit watch by Standard & Poor’s, Fitch or Moody’s could have similar adverse effects. The Republic’s current long-term debt ratings include sub-investment grade ratings from Standard & Poor’s, Moody’s and Fitch. These ratings indicate that the notes are regarded as having significant speculative characteristics, and that there are major ongoing uncertainties or exposure to financial or economic conditions which could compromise the Republic’s capacity to meet its financial commitment on the notes. In the event that the Republic’s foreign currency long-term issuer rating were to be lowered to sub-investment grade by the Japan Credit Rating Agency, Ltd., the market for the debt securities of the Republic, including for the notes, could be subject to increased volatility and the prices of the Republic’s debt securities, including the notes, could decrease due to sales by investors who are not permitted to hold, or who do not wish to hold or trade sub-investment grade rated debt securities.

Risks associated with political and economic environment.

The Republic has from time to time experienced volatile political, economic and social conditions, including two financial crises in 1994 and 2000/2001 and a failed coup d’état in July 2016. The Republic’s economy was also impacted by the 2008-2009 global financial crisis. If similar conditions recur or if the current global economic slowdown persists or worsens, this may adversely affect the Republic’s economy and financial condition. The Republic has not defaulted on any principal or interest of any external debt represented by bonds issued in public international markets since it began issuing such bonds in 1988. In 1978, 1979 and 1980, the Republic rescheduled an aggregate amount of approximately U.S.$3.95 billion of its external debt consisting of commercial and government credits, which represented 20.6% of the Republic’s total outstanding external debt at that time. The Republic initiated the rescheduling to avoid a possible default under its external debt. Since that rescheduling, the Republic has always paid, when due, the full amount of principal and interest on its direct and indirect external debt. The Republic completed all payments under the rescheduling in July 1992.

The Republic has been a parliamentary democracy since 1923. Since its formation in 1923, the Republic has had sixty-four governments and political disagreements have frequently resulted in early elections. In the Republic’s June 2015 national elections, no political party won an overall majority to form a single party government. After the election, attempts to form a coalition failed and on November 1, 2015, a snap election was held. In the November 2015 elections, the Justice and Development Party (the “AKP”) received 49.50% of the eligible votes and on November 24, 2015, it formed a single party government.

The Turkish military establishment has historically been an important factor in Turkish government and politics, interfering with civilian authority three times between 1959 and 2015 (in 1960, 1971 and 1980). Each time, the military withdrew after the election of a new civilian government and the introduction of changes to the legal and political systems. In July 2016, a faction of the Turkish military attempted a coup that ultimately failed.

In late May 2013, demonstrations began in Istanbul’s Taksim Gezi Park initially with respect to planned urban development, which were followed by wider protests, demonstrations and strikes in a number of cities. Since these events, the Republic has experienced other forms of civil unrest, including public demonstrations and political protests. In 2015, there were thousands of anti-government demonstrations throughout Turkey, some of which were related to the ongoing conflict in Syria and some related to the conflict between the government and the Kurdistan Workers Party (“PKK”), a terrorist group. The level of conflict between the Republic and the PKK increased following the end of a two-year cease-fire in July 2015. The violence has continued to escalate resulting in hundreds of civilian as well as military casualties, damage to infrastructure in the southeast region of Turkey, and political conflict with the pro-Kurdish Peoples’ Democratic Party.

On December 17, 2013, a corruption and bribery investigation commenced with the detention and questioning of, among others, the sons of three cabinet ministers. As a result, on December 25, 2013, the Minister of Environment and Urban Planning, the Minister of Economy and the Minister of the Interior resigned. On the same day, Turkish Prime Minister Recep Tayyip Erdoğan announced eight new cabinet ministers and reshuffled one cabinet member to a new ministerial position. The investigation stemmed from allegations of illicit gold transfers and bribes paid by certain persons in the construction industry. In addition, in January 2014, the deputy head of the police force, many police chiefs and a large number of other police officers in 15 cities were removed and a large number of other Turkish police officers and a number of prosecutors were reassigned. In December 2013 and January 2014, anti-government demonstrations were held in Istanbul and Ankara. On February 28, 2014, all detainees held as a result of such demonstrations were released. On October 17, 2014, the prosecutor decided not to proceed against 53 suspects, for lack of legal grounds.

In January 2014, the Government issued a proposal to restructure the Supreme Board of Judges and Prosecutors (the “HSYK”), which is the body responsible for appointments in the Turkish judiciary. On February 26, 2014, the President of Turkey (the “President”) signed a law which gives the Ministry of Justice control with respect to appointing members of the judiciary.

Following the November 2015 elections, the Government started negotiations to replace the existing constitution, which had been enacted after the military coup of 1980. On December 10, 2016, a new constitutional reform package was submitted to the Parliament by the AKP ruling party and the MHP opposition party. The proposed constitution foresees the creation of vice-presidents and the abolition of the office of prime minister, granting new executive powers to the president (such as the ability to appoint and dismiss ministers, vice presidents, high level diplomats and public officers), lowering the age of candidacy for parliament from 25 to 18, and increasing the number of parliamentarians from 550 to 600. On December 30, 2016, the constitutional reform package was approved by the Constitutional Committee. On January 20, 2017, the constitutional reform package was approved by Parliament, and on February 10, 2017, the constitutional reform package was approved by the President. The constitutional reform package was approved in the public referendum held on April 16, 2017. According to the official results announced by the Supreme Election Council on April 27, 2017, the turnout rate was 85.43%. Supporters of the package had 51.41% of the votes cast and opponents had 48.59% of the votes cast. Under the new constitution, the president elected in November 2019 will effectively transform the current parliamentary system into an executive presidential system in which there will no longer be a cabinet answerable to the parliament and the president will be allowed to serve as the leader of a political party. Moreover, the new constitution foresees a reduction in the number of members of the Constitutional Court from 17 to 15 members, of which 12 will be appointed by the President and the remaining 3 by Parliament as well as a reduction in the number of members of the Council of Judges and Prosecutors from 22 to 13, of which 4 members will be appointed by the President and the remaining 7 members by Parliament, became effective immediately.

The adoption of the constitutional reform package has prompted members of the EU Parliament to advocate reviewing EU-Turkey relations. The EU Parliament’s Foreign Affairs Committee began debating the annual resolution on Turkey’s progress on May 2, 2017. The draft resolution for 2016 calls on the EU to suspend accession talks with Turkey if the constitutional reform package is implemented unchanged. As a result, the effects of the implementation of the constitutional reform package on EU-Turkey relations are uncertain.

On July 15, 2016, a coup d’état was attempted in Turkey against state institutions, including, but not limited to the Government by a faction within the army that is linked to the Gulen movement (which was officially designated by the Government as a terrorist group called FETÖ in May 2016). The coup plotters attempted to overthrow the Government by seizing control of several key institutions and buildings in Ankara, Istanbul, and elsewhere, but failed to do so as there was strong public opposition. During the coup attempt, around 250 people were killed and more than 2,200 were injured while many government buildings, including the Turkish Parliament and the Presidential Palace, were damaged. On July 21, 2016, the Parliament approved the declaration of a three-month state of emergency in order to enable the authorities to take swift and effective action against those responsible for the failed coup, which also resulted in the temporary suspension of the European Convention on Human Rights. On August 7, 2016, several million people gathered in Istanbul for an anti-coup rally organized by the Turkish authorities. The President, Prime Minister and the two leaders of the opposition parties participated in the anti-coup rally. On October 3, 2016, the Parliament approved an extension of the three-month-long state of emergency, declared after the country’s failed military coup, by a further three months. On January 3, 2017, the Parliament again approved an extension of the state of emergency by a further three months, and on April 18, 2017, the Parliament again approved another extension of the state of emergency by three months.

As of June 5, 2017, public prosecutors have detained over 100,000 people in connection with the failed coup. Of those people, approximately 47,000 have been arrested, including police officers, soldiers, members of the judiciary, local administrators and civilians. As of May 28, 2017, out of approximately 102,000 government officials who had been fired and approximately 39,000 government officials who had been suspended from various public institutions, approximately 32,000 government officials have returned to their positions. In addition, more than 100 media outlets have been closed, including newspapers, TV channels, radio stations and magazines. For additional information, see “Recent Developments and Summary — General”. Following the coup, there have also been raids on businesses with links to the Gulen movement. These actions have resulted in greater civilian control of the military and significant changes in the military hierarchy and command structure. Furthermore, Turkish authorities are continuing to search for coup participants and others with alleged links to the Gulen movement, and may detain, arrest, fire or suspend more people. These actions have been the subject of criticism by the EU and others and may lead to strain in the Republic’s relationships with other countries, such as the tension with the United States associated with Turkish requests to extradite Fethullah Gulen.

Any further negative changes in the political environment of the Republic may affect the stability of the Turkish economy or its institutions. In addition, any instability in the Turkish economy and financial system may adversely affect the Republic’s credit quality.

The failure of the Turkish Government to implement its proposed economic and financial policies, including those set forth in the Republic’s Economic Reform Agenda and the 2017-2019 Medium Term Program (see “Recent Developments and Summary” for further information), may also adversely affect the Turkish economy and the Republic’s credit quality.

Risks associated with significant seismic events.

A significant portion of the Republic’s population and most of its economic resources are located in a first degree earthquake risk zone and the Republic has experienced a large number of earthquakes in recent years, some quite significant in magnitude. For example, in October 2011, the eastern part of the country was struck by an earthquake measuring 7.2 on the Richter scale, causing significant property damage and loss of life. On February 6, 2017, two earthquakes with preliminary magnitudes of 5.3 on the Richter scale jolted Turkey’s northern Aegean coast, damaging dozens of homes in at least five villages and injuring at least five people. On March 2, 2017, an earthquake with a magnitude of 5.5 hit south-eastern Turkey, damaging buildings and injuring five people. In the event of future earthquakes, effects from the direct impact of such events could have a material adverse effect on the Republic’s economy.

Volatile international markets and events may have a negative effect on the Turkish economy.

As a result of economic instability in many developed and emerging markets, the international financial markets have experienced a significant amount of volatility and many financial market indices have declined significantly. The potential impact of such volatility on the Turkish market and on securities issued by the Republic, including the notes, is uncertain.

The Republic is located in a region which has been subject to ongoing political and security concerns, especially in recent years. These concerns in certain neighboring countries, such as Iran, Iraq, Georgia, Armenia and Syria, have been one of the potential risks associated with investment in securities issued by the Republic. Further, since December 2010, political instability has increased markedly in a number of countries in the Middle East and North Africa, such as Libya, Tunisia, Egypt, Syria, Jordan, Bahrain and Yemen. As a result of the anti-government uprising in Syria, more than two million Syrian refugees have fled to the Republic and more can be expected to cross the Turkish-Syrian border if the unrest in Syria continues or escalates. The ongoing conflict in Syria has been the subject of significant international attention and its impact and resolution is difficult to predict. Any continuation or escalation of political instability or international military intervention in Syria and/or a more aggressive stance by Assad’s allies, Russia, Iran, and/or China against Turkey and opposition supporters may act as a destabilizing factor for Turkey. The high number of refugees within Turkey’s borders and foreign intelligence agents infiltrating both refugee camps and local communities remain current threats. For additional information, see “Recent Developments and Summary — International Relations”. Unrest in other countries may affect the Republic’s relationships with its neighbors, have political implications in the Republic or otherwise have a negative impact on the Republic’s economy.

In recent years, the Republic has experienced a number of terrorist incidents. For additional information, see “Recent Developments and Summary — General” and “— Tourism”. These incidents have contributed to a significant reduction in levels of tourism and tourism receipts in 2016, which led to a decrease in GDP in the third quarter of 2016. However, the GDP increased in the fourth quarter of 2016 and has begun to show signs of recovery. If additional attacks occur in the future, the Republic’s capital markets, levels of tourism in the Republic and foreign investment in the Republic, among other things, may suffer, or may suffer further.

Political instability and violence in the Middle East continues to intensify. The region continues to be subject to terrorist acts conducted by DAESH (a synonym for the Islamic State terrorist group ISIS/ISIL) in Syria and Iraq and the ongoing internal conflict in Syria. In June 2014, DAESH and its aligned forces began a major offensive in northern Iraq against the Iraqi government, capturing several cities and other territory in this region and oil fields in eastern Syria. In August and September 2014, a U.S. led coalition began an anti-DAESH aerial campaign in Iraq and Syria. Attacks by DAESH on towns and military posts on the Syrian-Turkish border compelled Turkey to initiate military actions against DAESH in Syria. On July 24, 2015, the Turkish Air Force bombed certain DAESH targets in Syria, based on Turkey’s right of self-defense in accordance with Article 51 of the UN Charter. The Turkish Air Force also targeted PKK militant camps in northern Iraq. On August 24, 2016, the Republic launched a major military operation called “Operation Euphrates Shield” in Syria in an effort to improve security, support coalition forces and eliminate the terror threat along Turkey’s border. On February 24, 2017, the Turkish Army announced that Turkey and Turkey-backed Free Syrian Army (“FSA”) rebels gained full control of Syria’s al-Bab as part of “Operation Euphrates Shield”. On March 29, 2017, the National Security Council announced that Operation Euphrates Shield had been concluded. The continuation of the conflict in Syria and/or its further deterioration could have a material negative impact on the Turkish economy. Regional conflicts, terrorist attacks and the threat of future terrorism have had and could continue to have a material adverse effect on Turkey’s capital markets, the level of tourism, foreign investment, exports and other elements of the Turkish economy. The escalation of political instability in the Middle East could also be a destabilizing factor for Turkey and the region as a whole.

In addition, military activities in Ukraine and on its borders, including Russia effectively taking control of Crimea (followed by Crimea’s independence vote and absorption by Russia) have combined with Ukraine’s weak economic conditions to create great uncertainty in Ukraine and the global markets. Resolution of Ukraine’s political and economic conditions may not occur for some time, and the situation could deteriorate into increased violence and/or economic collapse. While not directly impacting Turkey’s territory, the disputes could negatively affect Turkey’s economy, including through its impact on the global economy and the impact it might have on Turkey’s access to Russian energy supplies.

After Turkey’s military shot down a Russian warplane near Turkey’s border with Syria on November 24, 2015, relations between Turkey and Russia deteriorated and Russia imposed certain economic sanctions on Turkey. The process of normalization of bilateral relations began in June 2016 with President Erdoğan expressing regret to Russian President Putin for the downing of the Russian warplane. See “Recent Developments and Summary — International Relations — Russia” for further information.

After the Dutch government barred Turkish ministers from attending rallies in the Netherlands on March 10-11, 2017, for Turkey’s referendum on constitutional changes, Turkey suspended high-level diplomatic ties with the Netherlands.

The above circumstances could have a material adverse effect on the Turkish economy.

Potential refinancing risk.

The Republic has sizeable amounts of domestic and international debt and its domestic debt has a relatively short maturity structure. Central government gross domestic debt stock was approximately TL 496.8 billion and central government gross external debt stock was approximately U.S.$82.5 billion as of the end of December 2016. In addition, on December 8, 2016, the Government announced plans to establish a credit guarantee fund (the “Credit Guarantee Fund”), a joint-stock company founded by Cabinet decree authorized to provide guarantees for small and medium sized enterprises that will provide guarantees that could create up to TL 25 billion in contingent liabilities, for loans of up to TL 250 billion. Any deterioration in financing conditions as a result of market, economic or political factors, which may be outside the Republic’s control, may jeopardize the debt dynamics of the Republic.

Potential inflation risk.

In the past, the Republic has experienced substantial inflationary pressures and during the 2000-2008 period inflation was one of the most serious problems faced by the Turkish economy. Due to Government policies intended to combat high levels of inflation, inflation in the Republic has decreased substantially in recent years. The Republic’s PPI and CPI for the December 2011 — December 2012 period were 2.45% and 6.16%, respectively, for the December 2012 — December 2013 period were 6.97% and 7.40%, respectively, for the December 2013 —December 2014 period were 6.36% and 8.17%, respectively, for the December 2014 — December 2015 period were 5.71% and 8.81%, respectively, and for the December 2015 — December 2016 period were 9.94% and 8.53%, respectively. However, in its April 2017 inflation report, the Central Bank revised its inflation forecast for 2017 from 8.0% to 8.5% and increased its inflation forecast for 2018 from 6.0% to 6.4% as a result of various inflationary pressures.

There can be no assurance that inflation will not increase further in the future. In particular, strong domestic demand and/or an increase in global or regional economic activity that influences the prices of oil and other commodities and external demand could cause an increase in inflation. Increases in unprocessed food prices and adjustments in tobacco prices, which have contributed to recent increases in inflation, may increase inflation again in the future. Increases in employment and wage developments, as well as adjustments to administered prices and taxes, could also contribute to increases in inflation. In addition, the exchange rate pass-through effect has had, and in the future may have, a negative impact on the price of imports, contributing to inflation. A significant increase in inflation may cause the Republic to take action that could inhibit the Republic’s economic growth. In addition, inflation can result in greater market volatility by causing economic uncertainties and reduced consumption, GDP growth and consumer confidence. Inflation, measures to combat inflation and speculation about possible additional actions to combat inflation may lead to economic uncertainty. Any of these factors could adversely impact the Republic and its economy.

Risks associated with the Republic’s current account deficit.

The Republic’s current account deficit (“CAD”) has widened considerably in recent years mainly due to the widening trade deficit. The CAD decreased from U.S.$74.4 billion (8.94% of GDP) in 2011 to U.S.$48.0 billion (5.48% of GDP) in 2012. In 2013, the CAD increased to U.S.$63.6 billion (6.70% of GDP), then decreased to $43.6 billion (4.66% of GDP) in 2014. In 2015, the CAD decreased to U.S.$32.1 billion (3.75% of GDP). Between January and December 2016, the Republic had a CAD of U.S.$32.605 billion, compared to a CAD of U.S.$32.118 billion in the same period of 2015.

A widening CAD may result in an increase in the levels of borrowing by the Republic, a decline in the Central Bank’s reserves to finance the CAD and/or depreciation of the Turkish Lira. A widening CAD may also affect the capacity of the Republic’s economy to generate foreign currency assets sufficient to cover liabilities arising from external debt. Any of these events could have a material adverse effect on the financial and economic condition of the Republic.

Risks associated with the foreign exchange rate of the Republic’s currency.

The depreciation of the Turkish Lira against the U.S. dollar or other major currencies might adversely affect the financial condition of the Republic, such as through potential unhedged foreign currency positions of Turkish banks and the deterioration of bank asset quality. The Turkish corporate sector may also be susceptible to additional foreign exchange risk because a large volume of corporate loans is denominated in foreign currencies, resulting in additional risk if the Turkish Lira depreciates. Turkish corporate borrowers may not have sufficient foreign currency reserves or adequate hedging, particularly if Turkish Lira depreciation is compounded by macroeconomic factors that particularly impact certain sectors or clients (such as the potential combined impact of Turkish Lira depreciation and global oil price reductions on the energy sector). An exchange rate shock could have negative implications for the Turkish banking sector, the main lenders of corporate debt, as well as the credit quality of Turkish corporate entities. Accordingly, the Republic’s economy faces risks associated with the refinancing of private sector debt, which constituted 70.5% of the Republic’s gross external debt at September 30, 2016, which risks are exacerbated by Turkish Lira depreciation. See “Recent Developments and Summary — Debt.” In addition, depreciation of the Turkish Lira may increase the price of imported goods, which may increase the trade deficit and the CAD. Any significant depreciation of the Turkish Lira against the U.S. dollar or other major currencies might also have a negative effect on the Republic’s ability to repay its debt denominated in currencies other than the Turkish Lira, including the amounts due under the notes. Due to market volatility, the Turkish Lira has fluctuated, appreciating or depreciating to TL 1.7776 per U.S. dollar at December 31, 2012, TL 2.1304 per U.S. dollar at December 31, 2013, TL 2.3269 per U.S. dollar at December 31, 2014 and TL 2.9181 per U.S. dollar at December 31, 2015. In the aftermath of the failed coup d’état, on July 21, 2016, the Turkish Lira depreciated significantly to TL 3.0727 per U.S. dollar. In addition, after the U.S. presidential election on November 8, 2016, the U.S. dollar strengthened while the Turkish Lira continued to depreciate significantly against the U.S. dollar. As of June 2, 2017, the exchange rate was TL 3.5280 per U.S. dollar. The depreciation of the Turkish Lira against the U.S. dollar has led to a significant increase in the share of dollar deposits in total deposits in the Turkish banking system and an increase in foreign exchange hedging costs for Turkish banks and the Turkish corporate sector. A further increase in this ratio could decrease the effectiveness of the Republic’s domestic monetary policy. From time to time, the Turkish Lira may be subject to increased volatility. For example, in connection with the depreciation of the Turkish Lira, the Central Bank on January 10, 2017, cut the foreign exchange reserve requirement ratios for lenders in an effort to increase liquidity.

Risks associated with delays or other adverse developments in the Republic’s accession to the European Union may have a negative impact on the Republic’s economic performance and credit ratings.

The Republic commenced negotiations on its accession to the EU on October 3, 2005, and expects to join the EU at some point in the future. The EU decided in 2006 to suspend negotiations in eight out of 35 parts, or “chapters”, and not to “close” the other 27 chapters, of the Republic’s accession negotiations because of the Republic’s restrictions with respect to the Greek Cypriot Administration. Moreover, during the EU General Affairs Council meeting of December 8, 2009, Greek Cypriots declared that “normalization” of relations is a precondition for progress in 6 chapters. As a result, 14 chapters have been blocked. Delays or other adverse developments in the Republic’s accession to the EU may have a negative effect on the Republic’s economic performance and credit ratings.

On December 14, 2015, Chapter 17-Economic and Monetary Policy was opened to negotiations. On June 30, 2016, Chapter 33-Financial and Budgetary Provisions of the EU Acquis was opened to negotiations. This brings the number of chapters opened to negotiations to 16.

On November 24, 2016, the European Parliament voted to suspend talks with Turkey on European Union membership. The resolution was passed with 479 votes in favor, 37 against and 107 abstentions. The vote is not binding since the decision ultimately rests with the governments of the European Union’s member countries. On December 13, 2016, EU Foreign Ministers rejected the call by the European Parliament to freeze the accession process of Turkey, hence the membership process is still ongoing. On April 25, 2017, the Parliamentary Assembly of the Council of Europe decided to reopen a political monitoring process against Turkey.

However, the Republic’s accession depends on a number of economic and political factors relating to both the Republic and the EU. Although the shared objective of the negotiations is accession, these negotiations are an open-ended process, the outcome and timing of which cannot be guaranteed.

Risks associated with pending arbitration proceedings.

Several claimants have filed claims against the Republic ranging in amounts from U.S.$750 million to U.S.$10 billion before the International Centre for the Settlement of Investment Disputes or under the United Nations Commission on International Trade Arbitration Rules alleging either that: (a) they have been harmed because the takeover of banks by the Savings Deposit Insurance Fund indirectly impaired their investments in companies affiliated with these banks or their shareholders, without adequate compensation; or (b) they have been indirectly harmed because the Republic cancelled certain contracts with companies in which they allege they held investments. While the Republic does not believe that such proceedings will in aggregate have a material adverse impact on the Republic, the outcome of these arbitration proceedings is uncertain.

The Republic’s economy remains vulnerable to external shocks, such as those that could be caused by future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have an adverse effect on the Republic’s economic growth and its ability to service its public debt.

Emerging market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments. Foreign direct equity investments in the Republic, in particular, are vulnerable to changes in investor appetite due to political uncertainty and the overall retrenchment from emerging markets.

The Republic’s economy also remains vulnerable to external shocks, including turmoil in the markets for sovereign and other debt, foreign currencies and equities. If there is a significant decline in the economic growth of any of the Republic’s major trading partners, such as the European Union, or any euro area member experiences difficulties issuing securities in the sovereign debt market or servicing existing debt or ceases to use the euro as its national currency, it could have a material adverse impact on the Republic’s balance of trade and adversely affect the Republic’s economic growth. The European Union, particularly Germany, is the Republic’s largest export market. A decline in demand for imports from any member of the European Union could have a material adverse effect on Turkish exports and the Republic’s economic growth. Furthermore, the Republic’s economy is vulnerable to external events that increase global risk aversion, which could include such events as U.S. Federal Reserve interest rate decisions. In December 2015, the U.S. Federal Reserve voted to increase the target federal funds rate range to 0.25%-0.50%, in December 2016, the U.S. Federal Reserve voted to increase the target federal funds rate range to 0.50%-0.75% and in March 2017, the U.S. Federal Reserve voted to increase the target federal funds rate range to 0.75%-1.00%. Further increases in U.S. or global interest rates may result in the reduction of external financing to Turkish banks and corporate entities, volatility in capital flows (including outflows), adverse fluctuations in currency markets, a suppression of demand and market volatility. A slowing or reversal of accommodative monetary policies in developed economies or other events may also cause capital outflows from emerging economies and generate a negative impact on emerging economies, such as Turkey. In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes appear to demonstrate a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, the Republic could be adversely affected by negative economic or financial developments in other countries, including emerging market countries. The Republic has been adversely affected by such contagion effects on a number of occasions, including following the two financial crises in 1994 and 2000/2001 and the recent global economic crisis. Recent volatility in the markets stemming from concerns over China’s economic growth may adversely affect economic growth in other emerging economies with close trade links with China. Although China is not a major trading partner of the Republic, no assurance can be given that these developments will not have a negative effect on the economic or financial condition of the Republic. In addition, similar developments can be expected to affect the Turkish economy in the future.

There can be no assurance that any crises or external shocks such as those described above or similar events will not negatively affect investor confidence in emerging markets, the economies of the principal countries in Europe or the Republic. In addition, there can be no assurance that these events will not adversely affect the Republic’s economy and its ability to raise capital in the external debt markets in the future.

Recent federal court decisions in New York create uncertainty regarding the meaning of ranking provisions and could potentially reduce or hinder the ability of sovereign issuers, including the Republic, to restructure their debt.

In NML Capital, Ltd. v. Republic of Argentina, the U.S. Court of Appeals for the Second Circuit ruled that the ranking clause in bonds issued by Argentina prevents Argentina from making payments in respect of bonds issued in a restructuring of Argentina’s debt unless Argentina makes pro rata payments on defaulted bonds that were not exchanged in the restructuring and which rank pari passu with the bonds issued in the restructuring. The U.S. Supreme Court has declined to hear the case in an appeal by Argentina.

The Republic believes and has always intended that the equal ranking clause described in “Debt Securities — Status of the Debt Securities” in the prospectus accompanying this prospectus supplement and appearing in other securities previously issued by the Republic would permit it to redeem or to make principal and interest payments in respect of some of its external debt without making ratable payments in respect of other external debt. However, the decision of the Second Circuit could affect that interpretation, which in turn could potentially hinder or impede future sovereign debt restructurings and distressed debt management transactions by the Republic, by affecting the voting decisions of bondholders, under, for example, the collective action clause contained in previously issued debt securities or the notes offered hereby. The Republic cannot predict whether or in what manner the courts would resolve a dispute over such a clause or how any such judgment would be applied or implemented. Further, the Republic cannot predict whether the litigation described above will affect the liquidity of the trading market for the notes or the price at which the notes will trade in the secondary market.

RECENT DEVELOPMENTS AND SUMMARY

The information included in this section supplements the information about the Republic contained in the Republic’s Annual Report for 2015 on Form 18-K filed with the SEC on October 3, 2016, as amended from time to time. To the extent the information in this section is inconsistent with the information contained in the Annual Report for 2015, as amended from time to time, the information in this section supersedes and replaces such information. Capitalized terms not defined in this section have the meanings ascribed to them in the Annual Report for 2015.

GENERAL

The Republic’s GDP increased by 3.5% in the fourth quarter of 2016. See “— Economic Developments”.

In 2015, there were a series of raids against opposition media outlets and businesses associated with the U.S.-based Islamic cleric Fethullah Gulen throughout Turkey. For example, in January 2015, several policemen were arrested for illegal wiretapping and political spying charges. On September 1, 2015, Turkish police raided the Ankara-based offices of a media group affiliated with Fethullah Gulen. Six people were arrested and a warrant was issued for the conglomerate’s chief executive, Akin Ipek. On September 16, 2015, Turkish police issued warrants against eleven executives on charges of organized theft. The arrests took place in the central city of Kayseri, where police raided a university with alleged links to Fethullah Gulen. On October 26, 2015, an Ankara court appointed administrators to take control of Koza İpek Holding, which the Ankara Chief Public Prosecutor’s Office identified as a Gulen-associated business. On March 23, 2016, a court in Istanbul appointed trustees to run the Feza media group, which owns the Zaman Daily and Cihan News Agency. The court accused the Feza media group of supporting the movement of Fethullah Gulen.

On July 15, 2016, a coup was attempted in Turkey against the Government by a faction within the army that is linked to the Gulen movement (which was officially designated by the Government as a terrorist group called FETÖ). The coup plotters attempted to overthrow the Government by seizing control of several key institutions and buildings in Ankara, Istanbul, and elsewhere, but failed to do so as there was strong public opposition against the coup plotters. During the coup attempt, around 250 people were killed and more than 2,200 were injured while many government buildings, including the Turkish Parliament and the Presidential Palace, were damaged. On July 21, 2016, the Parliament approved the declaration of a three-month state of emergency in order to enable the authorities to take swift and effective action against those responsible for the failed coup, which also resulted in the temporary suspension of the European Convention on Human Rights. On August 7, 2016, several million people gathered in Istanbul for an anti-coup rally organized by the Turkish authorities, showing solidarity and political cohesion against the attempt. The President, Prime Minister and the two leaders of the opposition parties participated in the anti-coup rally. On October 3, 2016, the Parliament approved an extension of the state of emergency, declared after the country’s failed military coup, by a further three months. On January 3, 2017, the Parliament again approved an extension of the state of emergency by a further three months. On April 18, 2017, the Parliament again approved an extension of the state of emergency by three months.

As of June 5, 2017, public prosecutors have detained over 100,000 people in connection with the failed coup. Of those people, approximately 47,000 have been arrested, including police officers, soldiers, members of the judiciary, local administrators and civilians. As of May 28, 2017, out of approximately 102,000 government officials who had been fired and approximately 39,000 government officials who had been suspended from various public institutions, approximately 32,000 government officials have returned to their positions. In addition, more than 100 media outlets have been closed, such as newspapers, TV channels, radio stations and magazines and more than 100 journalists have been detained or arrested. Following the coup, there have also been raids on businesses with suspected links to the Gulen movement, greater civilian control of the military, a planned overhaul of military hierarchy and command structure and the release of prisoners to increase capacity of prisons to house those arrested for their involvement in the failed coup. On September 28, 2016, prosecutors in Istanbul decided to include Ergenekon, Balyoz, and Military Espionage investigations and prosecutions, which saw the arrest and trial of hundreds of mostly military personnel, in the main July 15, 2016 coup attempt investigation, on the basis that these earlier investigations and prosecutions may have been conducted by members of the Gulenist movement and may have constituted preparatory actions for the coup. On November 22, 2016, 157 government officials who had previously been suspended returned to their respective positions. On November 25, 2016, around 6,000 teachers who had previously been suspended returned to their jobs. Later, on December 2, 2016 around 3,500 more suspended teachers returned to their jobs. On January 7, 2017, three new decrees were published in the Official Gazette. According to these decrees around 300 military personnel, 2,500 civil servants, 2,700 police officers and 650 people working at universities have been dismissed from their jobs. On January 23, 2017, four new decrees were published in the Official Gazette. According to these decrees, 367 civil servants have been dismissed from their jobs, 124 suspended civil servants have returned to their jobs and two media organizations have been closed. In addition, a new commission has been established to evaluate and make decisions about applications related to operations made within the scope of the decree laws. Additionally, the duration of custody, which was extended to 30 days pursuant to a previous decree, has also been reduced to seven days, although the regulation will not be applied to people who are already in custody. On February 7, 2017, a decree was issued ordering the dismissal of 4,464 public officials, including 330 academic personnel from several universities. On March 30, 2017, a decree was issued ordering reinstatement of 416 civil servants who were previously dismissed. On April 29, 2017, a decree was issued ordering the dismissal of 3,974 public officials including academic and military personnel, while 731 previously detained officials have returned to their positions.

On April 27, 2016, a suicide bomber detonated an explosive in the north-western Turkish city of Bursa. On May 2, 2016, the Minister of Interior, Efkan Ala, announced the identity of the suicide bomber to be a member of the PKK. Since May 2016, dozens of police officers, soldiers and civilians have been killed and hundreds of people wounded in several terrorist bomb attacks carried out by the PKK in the eastern part of Turkey. On August 25, 2016, the main opposition Republican People’s Party leader, Kemal Kılıçdaroğlu, and his convoy were attacked by a group of PKK militants in the north-eastern province of Artvin. One soldier, who was guarding him, was killed by the militants while two others were injured.

On May 20, 2016, Turkey’s legislature voted to lift the immunity of 138 deputies from all parties, including 46 of the 59 deputies of the Kurdish Peoples’ Democratic Party, who face potential prosecution on allegations such as supporting terrorism. On June 8, 2016, President Erdoğan approved lifting of the deputies’ immunity.

On June 28, 2016, three suicide attackers armed with guns and bombs attacked Atatürk Airport in Istanbul. More than 40 people were killed, in addition to the three attackers, and more than 250 people were injured. President Erdoğan blamed DAESH (a synonym for the Islamic State terrorist group ISIS/ISIL) for the attack and called on the international community to make the attack a turning point in the global fight against terrorism. The airport became operational within a few hours after the attack.

On August 20, 2016, a suicide bomber targeted a wedding ceremony in Gaziantep. A total of 54 people were killed while 66 people were injured in the attack. While there has been no claim of responsibility, President Erdoğan has said that DAESH is the primary suspect for the attack.

On December 10, 2016, a car bomb outside a soccer stadium followed by a suicide bomb attack in an adjacent park killed 44 people and more than 150 people were wounded. Kurdistan Freedom Falcons (“TAK”), a terrorist group affiliated with PKK, claimed responsibility for the bombings.

On December 17, 2016, a car bomb near a public bus which was transporting off-duty soldiers in Kayseri killed 14 soldiers and more than 50 people were wounded. TAK claimed responsibility for this bombing.

On January 1, 2017, a single gunman attacked a nightclub in Istanbul and killed 39 people and injured 69 more. DAESH claimed responsibility for the attack, which has been called an act of terrorism by the Government.

On January 5, 2017, a police officer and an officer of the court were killed after a car bomb detonated near the main courthouse in the western coast city of Izmir.

As of February 16, 2017, 11 lawmakers from the Peoples’ Democratic Party, including its co-chairs Selahattin Demirtas and Figen Yüksekdağ, have been arrested as a result of a probe that was launched against 14 of the party’s lawmakers over alleged links to the terrorist group PKK.

On December 10, 2016, a new constitutional reform package was submitted to the Parliament by the AKP ruling party and the MHP opposition party. The constitutional reform package includes among other things the following changes: giving executive powers to the president and vice presidents while abolishing the post of prime minister, lowering the age of candidacy for parliament from 25 to 18 and increasing the number of parliamentarians from 550 to 600. On December 30, 2016, the constitutional reform package was approved by the Constitutional Committee. The constitutional reform package was approved by the Parliament on January 20, 2017 and approved by the President on February 10, 2017. The constitutional reform package was approved in the public referendum held on April 16, 2017. According to the official results announced by the Supreme Election Council, on April 27, 2017, the turnout rate was 85.43%. Supporters of the package had 51.41% of the votes cast and opponents had 48.59% of the votes cast. The package of constitutional amendments will allow the winner of the November 2019 presidential election to assume full control of the government and transform the parliamentary system into an executive presidential system. Among the executive presidential system related articles in the constitutional reform package, the article that gives the President the right to have a political party affiliation and the articles related to changes in the judicial system became effective immediately.

Some of the most important articles related to the executive presidential system are as follows:

•	Article 77. Parliamentary terms are extended from four to five years. Parliamentary and presidential elections will be held on the same day every five years, with presidential elections going to a run-off if no candidate wins a simple majority in the first round.

•	Article 87. The functions of the Parliament are to:

•	prepare, change, and remove laws;

•	accept international contracts;

•	discuss, increase or decrease budget (on Budget Commission) figures and accept or reject the budget in the General Assembly;

•	appoint seven members of the Council of Judges and Prosecutors (“HSK”); and,

•	exercise other powers in the constitution.

•	Article 104. The President becomes both the head of state and head of government, with the power to appoint and remove ministers and the Vice President. The President can issue decrees based on his executive powers. If legislation is enacted on the same topic about which the President issued an executive order, the decree will become invalid and parliamentary law becomes valid.

•	Article 106. The President can appoint one or more Vice Presidents. If the presidency falls vacant, then presidential elections must be held within forty-five days.

•	Article 116. The President and three-fifths of the Parliament can decide to renew elections. In this case, the enactor also dissolves itself until elections.

•	Article 125. The acts of the President are now subject to judicial review.

The articles related to changes to the judicial system are as follows:

•	Article 146. The President used to appoint one judge from the High Military Court of Appeals, and one from the High Military Administrative Court. As military courts are now abolished, the number of judges in the Constitutional Court is reduced to fifteen from seventeen. Consequently, presidential appointees are reduced to twelve from fourteen, while the Parliament continues to appoint three.

•	The High Council of Judges and Prosecutors is renamed to “Council of Judges and Prosecutors.” The number of members is reduced to thirteen from twenty-two and departments are reduced to two from three. Four members are appointed by the President and seven will be appointed by the Parliament. Council of Judges and Prosecutors candidates will need to get two-thirds, or 400, votes to pass the first round and will need three-fifths, or 360 votes in the second round to become a member of HSK. The other two members, the Justice Minister and Ministry of Justice Undersecretary, will remain the same.

On April 21, 2017, Turkey’s main opposition party filed a court appeal against the electoral authority’s decision to count unsealed ballot papers in the April 16 referendum as valid. Following an unsuccessful appeal to the Supreme Election Council itself, the Council of State (the highest administrative court in Turkey) rejected the opposition party’s petition to annul the High Election Council’s decision on the referendum results on April 25, 2017.

On May 21, 2017 President Erdoğan was elected at a party congress as the chairman of the ruling Justice and Development Party.

The Republic is continuing its humanitarian efforts to provide shelter to refugees fleeing the conflict in Syria. As of May 22, 2017, 248,660 Syrian refugees occupied accommodation centers throughout Turkey. As of March 2017, the Republic had spent approximately U.S.$25 billion for Syrian refugees in Turkey.

On March 18, 2016, the EU agreed on a wide range of proposals with Turkey to manage the migration crisis, including the return of all irregular migrants, accelerating the visa-liberalization process for Turkish citizens and sharing the work of hosting Syrian refugees. According to the agreement, the EU will allocate €6 billion (U.S.$6.6 billion) for reducing illegal migration and making passage to Europe safe. On April 4, 2016 the agreement went into effect and the first group of Syrian refugees arrived in Germany from Istanbul while the first group of migrants, including Syrian refugees, returned to Turkey from Greece. Since the implementation of the agreement, the Turkish Parliament has approved the entry into force of the provisions of the agreement and the relevant law was signed by the President’s office on May 18, 2016. Since May 2, 2016, a Turkish liaison officer has also been stationed with Europol. Turkish authorities have set up units on migrant smuggling and human trafficking and are taking legislative steps to put in place higher penalties for smugglers. The Republic and the EU have been in discussions regarding visa-free travel for Turkish citizens, if the Republic fulfills a set of conditions, including revising its legislation and practices on terrorism in line with European standards. On March 11, 2017, Turkey announced that deals with the European Union, including an agreement on stemming the flow of migrants, would be jeopardized if the European Union failed to implement promised visa liberalization.

On November 24, 2016, the European Parliament voted to suspend talks with Turkey on European Union membership due to the Government’s actions in response to the coup attempt in July 2016. The resolution was passed with 479 votes in favor, 37 against and 107 abstentions. The vote is not binding, since the decision ultimately rests with the governments of the European Union’s member countries. On December 13, 2016, EU Foreign Ministers rejected the call by the European Parliament to freeze the accession process of Turkey, hence the membership process is still ongoing. On April 25, 2017, the Parliamentary Assembly of the Council of Europe decided to reinstate monitoring procedures in Turkey, a process it had discontinued in 2004.

On December 10, 2015, the Republic announced a structural reform agenda (the “Economic Reform Agenda”). The main objectives of the structural reform agenda are reaching a high-income level with strong and sustainable growth and ‘Inclusive Growth’ which will enable all parts of Turkish society to benefit from strong and sustainable growth. In June 2016, the Government introduced a comprehensive package of economic reforms to improve the investment climate in Turkey, proposing a range of new legal amendments to eliminate obstacles faced by foreign direct investors and to ease employment restrictions on foreigners. On August 10, 2016, the Parliament, in an effort to boost domestic savings, approved a new law that will require workers under the age of 45 to be automatically enrolled in a private pension plan. On August 26, 2016, the Parliament approved a bill to set up a sovereign wealth fund to finance large projects in Turkey and ease the burden of Turkish banks. The new wealth fund, with initial capital of TL 50 million, which will be paid out of Turkey’s privatization fund, may get additional financing from the Government’s asset sales program, cash surpluses from the privatization fund and other government institutions. On February 5, 2017, many public assets and the Turkish Treasury’s shares in several companies, including Ziraat Bankasi, Borsa Istanbul and Turk Telekom, were transferred to the sovereign wealth fund, a joint stock company, which is a private law legal entity and affiliated with the Prime Ministry. In addition, on February 6, 2017, the Privatization Administration made a public disclosure that its shares in Turkish Airlines and Halkbank will be transferred to the sovereign wealth fund. On February 12, 2017, stakes in Izmir Port, which has been in the Republic’s privatization portfolio since 2007, were transferred to the sovereign wealth fund, in a bid to help finance infrastructure projects.

On October 4, 2016, the Government announced the Medium Term Program, which sets targets for medium-term macroeconomic indicators for the period covering 2017-2019. Under the Medium Term Program, the Government announced that the real GDP growth target was 3.2% for 2016, 4.4% for 2017 and 5.0% for 2018 and 2019. The primary balance to GDP ratio target is a 1.2% deficit for 2016, a 0.6% deficit for 2017, 0.0% for 2018 and a 0.9% surplus for 2019. In addition, the central government budget deficit to GDP ratio target was 1.6% for 2016, 1.9% for 2017, 1.6% for 2018 and 1.3% for 2019. The current account deficit to GDP ratio target was 4.3% for 2016, 4.2% for 2017, 3.9% for 2018 and 3.5% for 2019. The Government also indicated that the unemployment rate was expected to be 10.5% as of the end of 2016.

On December 8, 2016, the Government revealed extraordinary measures to revive Turkey’s economy. According to these measures, the Credit Guarantee Fund was established, which fund is authorized to make loans of up to TL 250 billion (U.S.$73 billion). The Government will also give additional support to projects investing in the manufacturing industry in an effort to encourage and increase private sector investments in 2017. In addition to this, value added tax (“VAT”) for construction investments will be refunded for 2017 as an additional resource for construction projects. The Government also announced that social security premiums in the first quarter of 2017 will be postponed for nine months without interest. On February 3, 2017, the Government removed special consumption taxes on a number of electronic home appliances, cut VAT on furniture, and extended VAT cuts on property acquisitions, in a bid to support domestic demand. On April 29, 2017, the Government extended tax cuts on home appliances and furniture for a further five-month period in a bid to stir sluggish consumer demand.

In accordance with EU Regulation 462/2013, Fitch and Standard & Poor’s have announced the dates for their respective releases of solicited and unsolicited sovereign credit rating actions with respect to Turkey. Fitch announced its next release date as July 21, 2017, and Standard & Poor’s announced its next release date as November 3, 2017. As Moody’s no longer rates Turkey from its European offices and is thus not required to publish a calendar by regulation, Moody’s has not published its calendar for Turkey.

On March 10, 2017, the UN Human Rights Office published a report detailing allegations of numerous human rights violations committed between July 2015 and December 2016 in southeast Turkey.

In 2017, Turkey withdrew its participation in certain 2017 NATO projects with NATO partner countries, including political events and military drills.

Mehmet Hakan Atilla, a senior executive at Türkiye Halk Bankası AŞ. (a Turkish state owned bank), was arrested in the U.S. on March 28, 2017, on charges of conspiring to evade trade sanctions on Iran.

POLITICAL CONDITIONS

On May 5, 2016, the Republic’s former Prime Minister Mr. Ahmet Davutoğlu announced his resignation. On May 22, 2016, the ruling Justice and Development Party held an extraordinary congress and elected Mr. Binali Yıldırım as its new chairman and therefore, as Prime Minister of the Republic. On the same day, President Mr. Recep Tayyip Erdoğan accepted the resignation of Prime Minister Ahmet Davutoglu and his cabinet. On May 24, 2016, Mr. Yıldırım formed the 65th Turkish government.

Following the election of Prime Minister Binali Yildirim in May 2016, the Government has indicated that it will focus on revising the constitution and newly elected Prime Minister Binali Yildirim has indicated that he is supportive of a presidential model.

On May 24, 2016, Prime Minister Binali Yildirim announced members of the new cabinet, including nine new ministers and four re-seated ministers. Deputy Prime Minister in charge of Economic and Financial Affairs Mr. Mehmet Şimşek and Minister of Finance Mr. Naci Ağbal retained their posts.

On August 31, 2016, Minister of Interior Efkan Ala resigned and Minister of Labor and Social Security Süleyman Soylu replaced him. The former Minister of Health Mehmet Müezzinoğlu was appointed as Minister of Labor and Social Security.

The following table sets forth the composition of the Assembly by total number of seats as of May 30, 2017:

Number of Seats
Justice and Development Party (AKP)	317
Republican People’s Party (CHP)	133
Peoples’ Democratic Party (HDP)	57
Nationalist Action Party (MHP)	36
Independent	5

Total	548

Source: The Grand National Assembly of Turkey

INTERNATIONAL RELATIONS

On March 15, 2016, the fifth Turkey and Azerbaijan High Strategic Cooperation Council meeting was held in Ankara. During the meeting, six cooperation agreements were signed alongside a declaration to increase efforts to complete the Trans Anatolian Pipeline Project before the scheduled date.

On March 16, 2016, Turkey ratified the new Trade Facilitation Agreement, becoming the 71st World Trade Organization member to do so.

On April 14, 2016, the European Parliament released a report criticizing Turkey over democracy, human rights and the rule of law while calling for an end to military operations in the Kurdish populated southeast. On April 15, 2016, Turkey’s European Union Affairs Minister announced that the report is considered null and void and stated that it would be sent back to the European Parliament.

In December 2016, the European Commission asked the European Council for a mandate to launch talks with Turkey to modernize and extend the EU-Turkey Customs Union agreement, which had been established in 1995.

On January 28, 2017, Theresa May, Prime Minister of the United Kingdom, in her first official visit to Ankara, met with President Erdoğan and Prime Minister Binali Yıldırım to discuss several issues, including the fight against terror and the situation in Syria and to strengthen bilateral relations. During the meetings, both countries signed a contract that sets a new framework for cooperation and dialogue in defense.

Between March 2, 2017 and March 11, 2017, the German local authorities canceled several rallies at which Turkish ministers were to address Turkish citizens living in Germany about Turkey’s upcoming referendum on constitutional changes. In May, Chancellor Angela Merkel announced that Germany was considering withdrawing German troops stationed in Turkey in response to Turkey’s decision to block a visit by German parliamentarians to the air base where 250 German troops are stationed.

On March 10-11, 2017, the Dutch government barred Turkish ministers from attending rallies and addressing Turkish citizens living in the Netherlands for Turkey’s April 16 referendum and cracked down on protests against the barring of the ministers. On March 13, 2017, Turkey sent two diplomatic notes to the Dutch government protesting the incidents and demanding that the Dutch government investigate the incidents and inform Turkey of the results of the investigation. On March 13, 2017, Turkey also announced a series of sanctions against the Netherlands, including suspending high-level political discussions between the two countries, closing Turkish airspace to Dutch diplomats, and barring the Dutch ambassador to Ankara.

United States

On July 19, 2016, Turkey filed an official request with the United States for the extradition of Fethullah Gulen, a Pennsylvania-based preacher accused of masterminding the failed military coup in Turkey on July 15, 2016. On August 2, 2016, Turkey filed a second request for the extradition of Fethullah Gulen. On August 23, 2016, a delegation from the United States visited Turkey to discuss the extradition of Fethullah Gulen with officials from relevant government institutions. On August 24, 2016, U.S. Vice President Biden met with President Erdoğan in Ankara to ease the tensions between Turkey and the United States over the extradition of Fethullah Gulen. After the meeting, Vice President Biden stated that the United States had no interest whatsoever in shielding anyone who has done harm to an ally but the United States government needs to meet the legal standard requirement under U.S. law. On another visit to the U.S. by the Turkish delegation in September 2016, relevant Turkey and U.S. counterparts re-exchanged views.

On February 7, 2017, President Erdoğan and U.S. President Donald Trump held a telephone conversation for the first time since U.S. President Donald Trump took office in January 2017. During the conversation, both leaders expressed commitment to the Turkish-U.S. alliance and close partnership, especially on counter-terrorism efforts.

On April 18, 2017, President Erdoğan and U.S. President Donald Trump held a telephone conversation, during which both leaders agreed to increase bilateral cooperation and partnership in Syria and Iraq, and the fight against the PKK.

On May 16, 2017, President Erdoğan made an official visit to the United States and had a meeting with U.S. President Donald Trump. During the press briefing after the meeting, President Erdoğan stressed continued cooperation with U.S. against terrorism and also highlighted his hopes that this visit would lay the foundation for expanded relations between the two countries.

Russia

On November 24, 2015, Turkey’s military downed a Russian warplane near Turkey’s border that had violated Turkish air space after being repeatedly warned to change its course. After the incident, relations between Turkey and Russia deteriorated. Russia imposed some economic sanctions on Turkey, including a ban on the import of some Turkish foods, a ban on Russian tourists visiting Turkey, and a ban on charter flights to Turkey. Russia also announced an end to visa-free travel for Turks to Russia and terminated the extension of labor contracts for Turks working there. On December 30, 2015, Russia broadened its sanctions against Turkey, which included restricting new Turkish construction and curbing tourism activities in Russia.

On June 27, 2016, President Erdoğan sent a letter to Russian President Vladimir Putin expressing regret for the downing of the Russian warplane in order to commence the process of overcoming the crisis in bilateral relations. On June 29, 2016, both leaders held a telephone conversation, during which both parties emphasized the importance of normalizing relations between the two countries. On June 30, 2016, Russia started the implementation of a government order to lift the ban on charter flights to Turkey.

On August 9, 2016, President Erdoğan met with Russian President Vladimir Putin in St. Petersburg to discuss reinforcing bilateral relations, where Turkey and Russia agreed to establish a joint investment fund and increase cooperation in the defense sector.

On August 28, 2016, the Russian government stated that its ban on charter flights from Russia to Turkey, which it had announced on November 28, 2015, would no longer be in effect. These charter flights bring the majority of tourists from Russia to Turkey.

On September 15, 2016, the Turkish and Russian military chiefs came together in Ankara to seek a joint perspective on contentious issues in the Middle East. The meeting came after Russia’s top general arrived in Ankara for the first time in 11 years.

On October 10, 2016, Turkey agreed to sign a joint investment fund with Russia. The U.S.$1 billion fund aims to boost relations in many areas such as tourism, energy, agriculture and transport.

On October 10, 2016, Turkey and Russia signed an intergovernmental agreement for the Turkish Stream natural gas pipeline project in Istanbul.

On December 19, 2016, the Russian Ambassador to Turkey, Andrey Karlov, was shot and killed in Ankara by an armed assailant who was later killed by security forces. After the attack, President Erdoğan spoke to Russian President Vladimir Putin by telephone and both leaders agreed it was an act of provocation, aimed at deteriorating the recently normalized relations between the two countries.

On January 12, 2017, Turkey and Russia signed an agreement to specify mechanisms for coordination and cooperation with respect to flight safety of the Russian Aerospace Forces and the Turkish Air Force during offensives against terrorist targets in Syria.

On February 9, 2017, three Turkish soldiers were accidentally killed and 11 Turkish soldiers were wounded by a Russian jet during airstrikes against DAESH in northern Syria’s Al-Bab region. After the incident, Russian President Vladimir Putin expressed his condolences to President Erdoğan over the incident.

On March 9, 2017, Prime Minister Binali Yıldırım and Russian Prime Minister Dmitry Medvedev held a telephone conversation ahead of President Erdoğan’s official visit to Moscow on March 10, 2017. During the conversation, the Russian Prime Minister confirmed that he had signed a decree lifting sanctions imposed by Russia on some Turkish agricultural products.

On March 10, 2017, President Erdoğan visited Moscow for the Russia-Turkey High-Level Cooperation Council (“HLCC”) meeting. Prior to the HLCC meeting, President Erdoğan and Russian President Vladimir Putin held a one-on-one meeting, during which both leaders discussed bilateral relations and regional developments. Following the HLCC meeting, which was held under the co-chairmanship of President Erdoğan and President Putin, the two countries signed a number of documents, including an intergovernmental mid-term trade, economic, scientific, technical and cultural cooperation program for 2017–2020, several memorandums of understanding, and an agreement between the Turkey Wealth Fund and the Russian Direct Investment Fund to establish a joint investment fund. The two countries also agreed to lift work permit sanctions against Turkish nationals and businesses.

On May 3, 2017, President Erdoğan met with Russian President Vladimir Putin in the Russian city of Sochi to discuss bilateral relations as well as regional and international issues, where both leaders confirmed that bilateral relations have been fully restored. During the meeting, both parties agreed to lift all restrictions, except for the general visa regime and special agreements on tomatoes.

Cyprus

On April 5, 2016, the prime minister of the Turkish Cypriot administration submitted the resignation of his government following the withdrawal of the government’s coalition partner. Turkish Cypriot President Mustafa Akıncı has assigned National Unity Party Chairman Hüseyin Özgürgün to form a new government. On April 18, 2016, the new cabinet, which was formed by the National Unity Party leader Hüseyin Özgürgün and the Democrat Party leader Serdar Denktaş with the support of the independent deputies, was approved by President Mustafa Akıncı.

Syria

On February 14, 2016, Saudi military jets landed at Turkey’s Incirlik air base in the southern Adana province to carry out missions against DAESH.

On August 24, 2016, Turkey launched a major military operation called “Operation Euphrates Shield” with U.S. and Russian support in Syria in an effort to improve security, support coalition forces and eliminate the terror threat along Turkey’s border. “Operation Euphrates Shield” is consistent with Turkey’s right to self-defense arising from international treaties and a mandate given to Turkey’s armed forces by the Parliament in 2014, which was extended for another year in October 2016. On February 24, 2017, the Turkish Army announced that Turkey-backed FSA rebels gained full control of Syria’s al-Bab as part of the Operation Euphrates Shield. On March 29, 2017, the National Security Council announced that Operation Euphrates Shield had been concluded.

On December 29, 2016, President Erdoğan and Russian President Vladimir Putin held a telephone conversation to discuss a cease-fire agreed by Syrian President Bashar al-Assad’s regime and opposition groups. On December 30, 2016, the nationwide cease-fire in Syria took effect at midnight local time after an agreement was brokered between Turkey, Russia, and Syrian President Bashar al-Assad’s regime. Within the scope of the cease-fire, the warring parties pledged to stop armed attacks, from land or air, and not to expand territories against each other. Turkey announced that Turkey and Russia would act as guarantor countries in support of the cease-fire and that groups designated as terrorists by the United Nations Security Council would fall outside the brokered cease-fire.

On January 5, 2017, Minister of Foreign Affairs Mevlüt Çavuşoğlu announced that negotiations to find a political resolution to the six-year war in Syria would begin in the Kazakh capital of Astana on January 23, 2017. On January 12, 2017, President Erdoğan and Russian President Vladimir Putin held a telephone conversation to discuss the preparations for the Astana meeting and bilateral issues. On January 13, 2017, officials from Turkey, Russia and Iran met in Moscow in preparation for the Astana meeting and agreed to accelerate the political resolution process in Syria.

On January 23-24, 2017, meetings in Astana, Kazakhstan were held with representatives of Turkey, Russia, Iran, Syrian President Bashar al-Assad’s regime, and opposition groups, as well as the UN special envoy to Syria and the U.S. Ambassador to Kazakhstan. During the meetings, Turkey, Russia, and Iran agreed to establish a trilateral mechanism to observe and ensure full compliance with the cease-fire in Syria. On February 6, 2017, a technical meeting was held in Astana with the attendance of experts from Turkey, Russia, Iran, Jordan, and the UN to discuss the implementation and enforcement of the cease-fire in Syria. On March 14-15, 2017, the third round of meetings in Astana were held, during which all parties agreed that Iran would join Turkey and Russia as an official guarantor of the cease-fire in Syria.

Israel

On June 27, 2016, Turkey and Israel signed a reconciliation agreement to re-start the normalization of bilateral relations after a six-year hiatus. According to the reconciliation agreement, Israel will transfer U.S.$20 million to a humanitarian fund that will compensate the families of the Turkish nationals killed and wounded during a 2010 Gaza flotilla raid on the Mavi Marmara. In addition to compensation, Israel has agreed to allow Turkey to build infrastructure projects in Gaza and to transfer unlimited humanitarian aid to Gaza through the Ashdod Port. On August 31, 2016, President Erdoğan approved the procedural agreement regarding compensation between Turkey and Israel.

On October 13, 2016, the Turkish and Israeli energy ministers held a meeting in Istanbul, during which both parties agreed to establish a dialogue examining the possibility of a project to bring natural gas from Israel to Turkey and from Turkey to Europe. The meeting was the first official ministerial level meeting between the two countries in the past six years since the normalization of bilateral relations. In November 2016, Turkey and Israel held their first working-level dialogue to begin discussions on technical details for building a natural gas pipeline from Israel to Turkey.

On November 15, 2016, Israel appointed its first ambassador to Turkey since 2010, following restoration of diplomatic ties. On November 16, 2016, President Erdoğan announced Turkey’s new ambassador to Israel, marking the first time the two countries have exchanged ambassadors in six years. On December 7, 2016, Turkey’s new ambassador was officially appointed.

On December 9, 2016, a court in Istanbul dismissed the case against four Israeli military officers who were being tried in absentia in connection with the Gaza flotilla raid on the Mavi Marmara.

ECONOMIC DEVELOPMENTS

On December 12, 2016, the Turkish Statistical Institute completed the revision work on the Republic’s National Accounts in accordance with the European Union Regulations (ESA-2010) and started to publish quarterly GDP by production, expenditure and income approaches. The following table sets forth the percentage of GDP represented by type of economic activity (at current prices and expressed in percentages) for the periods indicated:

GDP by Type of Economic Activity (in %)*		2016 Q1	2016 Q2	2016 Q3	2016 Q4	2016
1.	A- Agriculture, forestry and fishing	2.6	4.3	11.3	5.6	6.1
2.	BCDE- Industry	20.9	20.4	17.8	20.0	19.7
3.	F- Construction	8.2	9.6	8.6	8.7	8.8
4.	GHI- Services	21.9	21.4	20.3	21.3	21.2
5.	J- Information and communication	2.4	2.3	2.2	2.8	2.5
6.	K- Financial and insurance activities	3.2	3.3	3.3	3.3	3.3
7.	L- Real estate activities	8.7	7.8	7.7	7.1	7.8
8.	MN- Professional, administrative and support service activities	5.2	5.5	5.0	5.5	5.3
9.	OPQ- Public administration, education, human health and social work activities	13.3	11.9	10.9	10.7	11.6
10.	RST- Other service activities	2.2	2.0	1.7	1.9	1.9
11.	Sectoral total	88.6	88.5	88.7	86.8	88.1
12.	Taxes-Subsidies	11.4	11.5	11.3	13.2	11.9
13.	Gross Domestic Product (Purchaser’s Price)	100.0	100.0	100.0	100.0	100.0

* Based on the statistical classification of economic activities in the European Community, NACE Rev. 2

Source: TURKSTAT

The following table sets forth increases or decreases in GDP (in the chain linked volume index and expressed in percentages) for the periods indicated:

GDP growth rates (in %)	Q1	Q2	Q3	Q4	2016
2016	4.5	5.3	-1.3	3.5	2.9

Source: TURKSTAT

For the month of May 2017, CPI increased by 0.45% and domestic PPI increased by 0.52% as compared to the previous month.

In May 2017, the Republic’s annual CPI and domestic PPI increased by 11.72% and 15.26%, respectively, as compared to the same month of the previous year.

On April 5, 2017, the Government offered an interest rate of 10.93% for its 10-year Government Bond, compared to 10.17% on March 16, 2016.

The calendar adjusted industrial production index increased by 2.8% in March 2017 compared to March 2016 (year on year).

The unemployment rate was 12.6% in February 2017. The number of unemployed persons aged 15 years old and over realized as 3,900,000 in February 2017.

The following table indicates unemployment figures for 2016 and 2017:

2016	Unemployment rate (in%)	Number of unemployed
January	11.1	3,290,000
February	10.9	3,224,000
March	10.1	3,023,000
April	9.3	2,824,000
May	9.4	2,895,000
June	10.2	3,127,000
July	10.7	3,324,000
August	11.3	3,493,000
September	11.3	3,523,000
October	11.8	3,647,000
November	12.1	3,715,000
December	12.7	3,872,000

2017
January	13.0	3,985,000
February	12.6	3,900,000

Source: TURKSTAT

On October 4, 2016, the Medium Term Program covering the 2017-2019 period (the “2017-2019 Medium Term Program”) was announced. The main objectives of the 2017-2019 Medium Term Program are increasing stable and inclusive growth, reducing inflation, preserving the decreasing trend in the current account deficit, increasing competitiveness, employment and productivity, improving fiscal discipline, and strengthening public finances. The 2017-2019 Medium Term Program set a central government budget deficit target of 1.9% of GDP by the end of 2017, 1.6% of GDP by the end of 2018, and 1.3% of GDP by the end of 2019. In the 2017-2019 Medium Term Program, the Government announced that the real GDP growth target is 4.4% for 2017, and 5.0%

for 2018 and 2019. The primary balance to GDP ratio target is a 0.6% deficit for 2017, 0% for 2018, and a 0.9% surplus for 2019. The general government deficit to GDP ratio target is 1.7% for 2017, 1.6% for 2018 and 1.0% for 2019. The EU defined general government debt to GDP ratio target is 31.9% for 2017, 31% for 2018 and 29.9% for 2019. The current account deficit to GDP ratio target is 4.2% for 2017, 3.9% for 2018, and 3.5% for 2019. The domestic savings to GDP ratio target is 14.6% for 2017, 15.5% for 2018 and 16.0% for 2019. The CPI inflation target is 6.5% for 2017, 5.0% for 2018 and 5.0% for 2019. The unemployment target is 10.2% for 2017, 10.1% for 2018 and 9.8% for 2019.

TOURISM

In April 2017, the number of foreign visitors visiting the Republic increased by approximately 18.10% to 2,070,322 as compared to the same month of 2016. Between January and December 2016, the number of foreign visitors visiting the Republic decreased by approximately 30.05% to 25,352,213 as compared to the same period in 2015. According to the Turkish Statistical Institute, in the first quarter of 2017, tourism revenues decreased by 17.10% compared to the same period of 2016.

EMPLOYMENT AND WAGES

As of February 2017, total civilian employment was approximately 26.96 million of whom approximately 18.7% were employed in agriculture, 19.5% in industry, 6.7% in construction and 55.2% in services sectors. In February 2017, the labor force participation rate was at 51.8%, compared to 50.8% in February 2016. There were approximately 3,558,000 public sector workers at the end of the first quarter of 2017.

As of March 2017, the total asset value of the Unemployment Insurance Fund amounted to TL 106.7 billion. The monthly return of the fund for March 2017 was 0.68%. As of March 2017, approximately 90.6% of the Unemployment Insurance Fund was invested in bonds and 9.4% of the assets were held in deposits.

As of April 25, 2017, the number of pension funds offered to the public equaled 258. The total net asset value of these funds increased to approximately TL 65.7 billion as of April 25, 2017 from TL 53.2 billion on April 25, 2016.

FOREIGN TRADE AND BALANCE OF PAYMENTS

In April 2017, the trade balance (according to provisional data) posted a deficit of U.S.$4.945 billion as compared to a deficit of U.S.$4.237 billion in the same period in 2016. In April 2017, total goods imported (c.i.f.), including gold imports, increased by 9.9% to approximately U.S.$17.784 billion, as compared to approximately U.S.$16.188 billion during the same period in 2016. In April 2017, the import of capital goods, which are used in the production of physical capital, decreased by approximately 2.9% over the same period in 2016; the import of intermediate goods such as partly finished goods and raw materials, which are used in the production of other goods, increased by approximately 12.6% over the same period in 2016; and the import of consumption goods increased by approximately 5.6% over the same period in 2016. In April 2017, total goods exported (f.o.b.), increased by 7.4% to approximately U.S.$12.839 billion, as compared to approximately U.S.$11.951 billion during the same period of 2016.

According to provisional data, foreign direct investment inflows into Turkey amounted to U.S.$1.187 billion in March 2017.

The following table summarizes the balance of payments of Turkey for the period indicated:

in millions of U.S. dollars*	March 2017
CURRENT ACCOUNT	-3,057
Trade Balance	-2,844
Goods Exports	15,355
Goods Imports	18,199
Services	672
Primary Income	-1,043
Secondary Income	158
CAPITAL ACCOUNT	0
FINANCIAL ACCOUNT	-1,687
Direct Investment (net)	-1,158
Portfolio Investment (net)	-1,938
Assets	294
Liabilities	2,232
Other Investment (net)	1,409
Assets	700
Liabilities	-709
RESERVE ASSETS	-2,517
NET ERRORS AND OMISSIONS	-1,147

*	Provisional

Source: Central Bank

In March 2017, the volume of crude oil imports increased by 26.28% compared to March 2016. In March 2017, natural gas imports increased by 31.90% to 5,028.78 million cubic meters compared to 3,812.55 million cubic meters in March 2016. In March 2017, liquefied petroleum gas imports decreased by 6.04% to 241,750 tons compared to 257,290 tons in March 2016.

As of March 2017, total gross international reserves were approximately U.S.$128,610 million (compared to U.S.$135,314 million as of March 2016). As of March 2017, gold reserves were approximately U.S.$17,102 million (compared to U.S.$18,872 million as of March 2016) and the Central Bank gross foreign exchange reserves were approximately U.S.$88,578 million (compared to approximately U.S.$95,704 million as of March 2016).

As of March 31, 2017, the Central Bank reported contingent liabilities in foreign currency, including commercial banks’ reserve requirements held at the Central Bank, to be approximately U.S.$58,729 million (compared to approximately U.S.$75,105 million as of March 31, 2016). As of March 31, 2017, the Central Bank reported foreign currency loans, securities and deposits to be approximately U.S.$11,950 million (compared to approximately U.S.$10,402 million as of March 31, 2016).

As of May 24, 2017, the Central Bank held approximately TL 19.2 billion in public sector deposits.

MONETARY POLICY

The Central Bank set the annual inflation target rate for 2017 at 5.0%. The following table sets forth the quarterly inflation path and uncertainty band for 2017:

Inflation Path Consistent with the Year-End Inflation Target and the Uncertainty Band for 2017

	March	June	September	December
Uncertainty Band (Upper Limit)	7.0	7.0	7.0	7.0
Path Consistent with the Target	5.0	5.0	5.0	5.0
Uncertainty Band (Lower Limit)	3.0	3.0	3.0	3.0

Source: Central Bank

On June 2, 2017, the Central Bank foreign exchange buying rate for U.S. dollars was TL 3.5280 per U.S. dollar. On January 17, 2017, the Central Bank announced its decision to open foreign exchange deposits against the Turkish Lira deposits market, with the aim of enhancing the flexibility and instrument diversity of Turkish Lira and FX liquidity management within the current monetary and exchange rate policy framework. The following table displays the period-end foreign exchange buying rate of Turkish Lira per U.S. Dollar, Euro, and Japanese Yen and against the U.S. Dollar-Euro currency basket:

Period-End Exchange Rates

2016**
Turkish Lira per U.S. Dollar	3.52
Turkish Lira per Euro	3.71
Turkish Lira per 100 Japanese Yen	3.00
Turkish Lira per Currency Basket (*)	3.61

(*)	The basket consists of U.S.$0.5 and €0.5.
(**)	As of December 30, 2016.

Source: Central Bank

A team from the International Monetary Fund (the “IMF”) visited the Republic between October 19, 2016 and October 31, 2016 for the annual evaluation of the economy as part of the regular consultations under Article IV of the IMF’s Articles of Agreement. The IMF periodically consults with each member state in order to ensure that each member state has in place a sound macroeconomic framework and corresponding policies to promote financial stability, economic growth and free exchange rates. On February 3, 2017, the IMF published a concluding statement with its preliminary findings, in which its Executive Directors highlighted that they welcomed the Turkish economy’s resilience in the face of severe and increasing challenges, and the authorities’ efforts to avoid an excessive slowdown in the near-term. At the same time, the Directors cautioned that the economy faces considerable downside risks with high inflation, external imbalances, and substantial reliance on external financing continuing to generate vulnerabilities while dealing with complex geopolitical and security challenges. They underscored the overarching priority of rebalancing the economy through policies aimed at increasing domestic savings and raising potential growth, while ensuring strong and credible public institutions and policy frameworks that are clearly communicated.

In 2015, Turkey requested for a Financial Sector Assessment Program (“FSAP”) update to be performed in the following year. The FSAP Mission, composed of IMF and World Bank staff, visited Turkey in April and June 2016 to consult with the relevant authorities, public and private institutions and non-governmental organizations on a broad range of issues, including banking, insurance and financial market infrastructures, systemic risks, Islamic finance, capital markets and financial inclusion. According to the FSAP report, which was published on

February 3, 2017, the fundamental stability challenges confronting the Turkish financial system are to reduce dependence on external and foreign currency financing and to increase the maturity and diversity of funding instruments on which banks and firms depend. The report stated that the long-standing shortfall of national savings to finance domestic investment, persistent elevated inflation, and bouts of exchange rate volatility have boosted reliance on foreign currency financing from international capital markets and have also incentivized households and firms to place their own savings in short-term deposits, as well as in foreign currency.

On January 19, 2016, the Monetary Policy Committee held a meeting at which it kept short-term interest rates constant compared to the prior meeting on December 22, 2015. At the meeting, the Committee noted that future monetary policy decisions will be conditional on the inflation outlook. The Committee further noted that, taking into account inflation expectations, pricing behavior and the course of other factors affecting inflation, the tight monetary policy stance will be maintained. The Committee also assessed the heightened global volatility since the beginning of the year and the January Inflation Report forecasts.

On February 23, 2016, the Monetary Policy Committee held another meeting at which it kept short-term interest rates constant compared to the prior meeting on January 19, 2016. The Committee stated that annual loan growth continues at reasonable rates in response to the tight monetary policy stance and macro-prudential measures. The Committee noted the favorable developments in the terms of trade and the moderate course of consumer loans contributing to the improvement in the current account balance. The Committee also noted that demand from the European Union economies continues to support exports at an increasing pace, despite elevated geopolitical risks in other export markets. The Committee determined that the implementation of announced structural reforms would contribute to potential growth significantly. The Committee stated that energy price developments affect inflation favorably, while other cost factors limit the improvement in the core indicators. Considering the wage developments and the impact of the uncertainty in global markets on inflation expectations and pricing behavior and taking into account the volatility in energy and unprocessed food prices, the Committee stated that the tight liquidity stance will be maintained as long as deemed necessary. The Committee again noted that future monetary policy decisions will be conditional on the inflation outlook. The Committee further noted that, taking into account inflation expectations, pricing behavior and the course of other factors affecting inflation, the tight monetary policy stance will be maintained.

On March 24, 2016, the Monetary Policy Committee held another meeting at which it decided to reduce the marginal funding rate from 10.75% to 10.5%. The Committee kept the borrowing rate and one-week repo rate constant at 7.25% and 7.5%, respectively, compared to the prior meeting held on February 23, 2016. The Committee stated that annual loan growth continues at reasonable rates in response to the tight monetary policy stance and macroprudential measures. The Committee also noted that favorable developments in the terms of trade and the moderate course of consumer loans contribute to the improvement in the current account balance. The Committee recognized that demand from the European Union economies continues to support exports at an increasing pace, despite elevated geopolitical risks in other export markets. The Committee assessed that the implementation of announced structural reforms would contribute to potential growth significantly. The Committee noted that recently, global volatility has eased to some extent. The Committee further noted that with the effective use of the policy instruments laid out in the road map published in August 2015, the need for a wide interest rate corridor has been reduced. In this respect, the Committee decided to take a measured step towards simplification. However, the Committee stated that improvement in the underlying core inflation trend remains limited, necessitating the maintenance of a tight liquidity stance. The Committee acknowledged that future monetary policy decisions will be conditional on the inflation outlook. The Committee further acknowledged that taking into account inflation expectations, pricing behavior and the course of other factors affecting inflation, the tight monetary policy stance will be maintained.

On April 20, 2016, the Monetary Policy Committee held another meeting at which it decided to reduce the marginal funding rate from 10.5% to 10.0%. The Committee kept the borrowing rate and one-week repo rate constant at 7.25% and 7.5%, respectively, compared to the prior meeting held on March 24, 2016. The Committee stated that annual loan growth continues at reasonable rates in response to the tight monetary policy stance and macroprudential measures. The Committee also noted that favorable developments in the terms of trade and the moderate course of consumer loans contribute to the improvement in the current account balance. The Committee recognized that demand from the European Union economies continues to support exports at an increasing pace, despite elevated geopolitical risks in other export markets. The Committee also noted that recent data and the leading indicators show that economic activity displays a moderate and stable course of growth. The Committee assessed that the implementation of structural reforms would contribute to potential growth significantly and the recent decline in global volatility has continued and global financial conditions have improved. The Committee further assessed that along with these developments, the effective use of the policy instruments laid out in the road map published in August 2015 has reduced the need for a wide interest rate corridor. In this respect, the Committee decided to take a measured step towards simplification. The Committee stated that recently, inflation displayed a marked decline, which was mainly due to unprocessed food prices, and this decline is expected to continue in the short run. However, improvement in the underlying core inflation trend remains limited, necessitating the maintenance of a tight liquidity stance. The Committee acknowledged that future monetary policy decisions will be conditional on the inflation outlook and, taking into account inflation expectations, pricing behavior and the course of other factors affecting inflation, the tight monetary policy stance will be maintained.

On May 24, 2016, the Monetary Policy Committee held another meeting at which it decided to reduce the marginal funding rate from 10.0% to 9.5%. The Committee kept the borrowing rate and one-week repo rate constant at 7.25% and 7.5%, respectively, compared to the prior meeting held on April 20, 2016. The Committee also decided to reduce the late liquidity window lending rate from 11.5% to 11.0%. The Committee stated that annual loan growth continues at reasonable rates in response to the tight monetary policy stance and macroprudential measures. The Committee also noted that favorable developments in the terms of trade and the moderate course of consumer loans contribute to the improvement in the current account balance. The Committee recognized that demand from the European Union economies continues to support exports, while domestic demand continues to have a positive impact on growth. The Committee also noted that economic activity displays a moderate and stable course of growth. The Committee assessed that the implementation of structural reforms would contribute to potential growth significantly. The Committee further assessed that the tight monetary policy stance, the cautious macroprudential policies and the effective use of the policy instruments laid out in the road map published in August 2015 increase the resilience of the economy against shocks. In this respect, the Committee decided to take a measured step towards simplification. The Committee stated that recently inflation has displayed a marked decline, which was mainly due to unprocessed food prices. However, it is noted that the improvement in the underlying core inflation trend remains limited, necessitating the maintenance of a tight liquidity stance. The Committee acknowledged that future monetary policy decisions will be conditional on the inflation outlook and taking into account inflation expectations, pricing behavior and the course of other factors affecting inflation, the tight monetary policy stance will be maintained.

On June 21, 2016, the Monetary Policy Committee held another meeting at which it decided to reduce the marginal funding rate from 9.5% to 9.0% . The Committee kept the borrowing rate and one-week repo rate constant at 7.25% and 7.5%, respectively, compared to the prior meeting held on May 24, 2016. The Committee also decided to reduce the late liquidity window lending rate from 11.0% to 10.5% The Committee stated that annual loan growth continues at reasonable levels in response to the tight monetary policy stance and macroprudential measures. The Committee assessed that economic activity in Turkey remains on a moderate and steady growth track and consumer spending spurred domestic demand while investments remained weak. The Committee further assessed that global financial markets remain volatile amid ongoing concerns over global growth, developments regarding the UK’s exit from the EU and continued uncertainty about global monetary policies. The Committee stated that the sharp decline in food inflation since the beginning of the year helped to bring consumer inflation down markedly, although for underlying services, the inflation trend remains elevated. The Committee acknowledged that, in the upcoming period, the monetary policy stance will be conditional on the inflation outlook and taking into account inflation expectations, the pricing behavior and the course of other factors affecting inflation, the tight monetary policy stance will be maintained.

On July 17, 2016, following the failed coup attempt, the Central Bank of the Republic of Turkey announced that it had taken several measures for the efficient functioning of markets. Those measures include providing banks with needed liquidity without limits, setting the commission rate for the Intraday Liquidity Facility at zero, allowing banks to pledge foreign exchange deposits as collateral without limits, possibly increasing banks’ current foreign exchange deposit limits and improving utilization conditions (collateral and cost) if deemed necessary, leaving all markets and systems (the Electronic Fund Transfer and the Electronic Security Transfer and Settlement systems) open until final settlement of transactions, closely monitoring market depth and prices, and taking any other necessary measures to ensure financial stability.

On July 19, 2016, the Monetary Policy Committee held another meeting at which it decided to reduce the marginal funding rate from 9.0% to 8.75% The Committee kept the borrowing rate and one-week repo rate constant at 7.25% and 7.5%, respectively, compared to the prior meeting held on June 21, 2016. The Committee also decided to reduce the late liquidity window lending rate from 10.5% to 10.25% The Committee stated that the recent hikes in unprocessed food prices and the tobacco price adjustments would cause an upsurge in inflation in the short-term. The Committee also noted that food prices may see a downward correction in the upcoming periods, and that owing to the measures taken by the Food and Agricultural Product Markets Monitoring Committee accompanied by the seasonal decline in food demand caused by the tourism sector, the year-end food price inflation is expected to prove lower compared to the previous reporting period. The Committee recognized that financial conditions continue to be tight despite the recent rise in the global risk appetite, which slightly eased conditions. The Committee also recognized that global financial markets and capital flows remain highly volatile. The Committee also noted recent terrorist attacks and domestic developments pose a downside risk to economic activity, especially through the tourism sector. The Committee assessed that the current account deficit may widen slightly in the short-term, even though external balances continue to recover. The Committee further assessed that recent exchange rate developments pose an upside risk to inflation through the cost channel. The Committee stated that it would closely monitor the developments in both global and domestic markets and take necessary stabilizing measures by utilizing its large variety of tools. The Committee acknowledged that simplification of the monetary policy is planned to be finalized within a reasonable schedule and the pace and timing of simplification would depend on the developments regarding inflation and financial stability.

On August 23, 2016, the Monetary Policy Committee held another meeting at which it decided to reduce the marginal funding rate from 8.75% to 8.50% The Committee kept the borrowing rate and one-week repo rate constant at 7.25% and 7.5%, respectively, compared to the prior meeting held on July 19, 2016. The Committee also decided to reduce the late liquidity window lending, rate from 10.25% to 10.0%. The Committee stated that annual inflation in food items excluding fresh fruits and vegetables, registered a decline. The Committee also noted that unprocessed food prices, which saw notable increases in the last couple of months, may display a downward correction in the short-term. The Committee recognized that financial conditions remain tight while the moderate course of annual loan growth rates continues. The Committee also noted economic activity maintains a moderate and stable course of growth, and consumption spending has slowed down slightly, while investment remains relatively sluggish. The Committee also noted that domestic developments in July 2016, geopolitical factors, waning global growth and a sluggish tourism sector pose a downside risk to economic activity. The Committee assessed that the volatility in global financial markets has recently eased, and portfolio inflows to emerging markets gained momentum amid the increased risk appetite. The Committee stated that the ultimate aim of monetary policy simplification is to achieve a narrow and symmetrical corridor and provide funding via a single rate. The Committee acknowledged that, in the upcoming period, the monetary policy stance will be conditional on the inflation outlook and, taking into account inflation expectations, the pricing behavior and the course of other factors affecting inflation, the tight monetary policy stance will be maintained.

On September 22, 2016, the Monetary Policy Committee held another meeting at which it decided to reduce the marginal funding rate from 8.50% to 8.25%. The Committee kept the borrowing rate and one-week repo rate constant at 7.25% and 7.5%, respectively, compared to the prior meeting held on August 23, 2016. The Committee also decided to reduce the late liquidity window lending rate from 10.0% to 9.75%. The Committee stated that recently released data and indicators regarding the third-quarter display a deceleration in economic activity. The Committee assessed that current financial conditions are tight and, while developments in tourism revenues will have a short-term negative impact, the lagged effects of the developments in the terms of trade and the moderate course of consumer loans will continue to contribute to the improvement in the current account balance. The Committee also noted that the demand from the European Union economies continues to support exports. With the supportive measures and incentives provided recently, domestic demand is expected to recover, starting in the final quarter of 2016. The Committee assessed that the implementation of the structural reforms would contribute to the potential growth significantly. The Committee also stated that the slowdown in aggregate demand contributes to the gradual fall in core inflation and, with the aid of falling food prices, headline inflation is expected to display a decline in the short-term. The Committee noted, however, that the recent tax adjustment in fuel prices and other cost factors limits the improvement in inflation and thus necessitate the maintenance of a cautious monetary policy stance. In light of these assessments, and considering its contribution to the effectiveness of monetary policy, the Committee decided to take a measured and cautious step towards simplification. The Committee also noted that future monetary policy decisions will be conditional on the inflation outlook and, taking into account inflation expectations, pricing behavior and the course of other factors affecting inflation, the cautious monetary policy stance will be maintained.

On October 20, 2016, the Monetary Policy Committee held another meeting at which it decided to keep the marginal funding rate at 8.25%, borrowing rate at 7.25% and one-week repo rate at 7.5% compared to the prior meeting held on September 22, 2016. The Committee assessed that recently released data and indicators regarding the third-quarter of 2016 displayed a deceleration in economic activity. The Committee stated that reduced tightness in monetary conditions and macroprudential measures supported the overall financial conditions. In addition, the Committee stated that the lagged effects of the terms of trade developments and the moderate course of consumer loans limited the widening in the current account balance, which was mainly driven by the decline in tourism revenues. The Committee noted that demand from the European Union economies continued to contribute positively to exports. The Committee stated that, with the supportive measures and incentives provided recently, domestic demand was expected to recover starting from the final-quarter of 2016. The Committee assessed that the implementation of the structural reforms would contribute to the potential growth significantly. The Committee stated that the slowdown in aggregate demand contributes to the gradual fall in core inflation, yet, the recent developments in exchange rates and other cost factors restrained the improvement in inflation outlook and thus necessitated the maintenance of a cautious monetary policy stance. In light of these assessments, the Committee decided to keep the interest rates at current levels. The Committee stated that the direction and the timing of the next step in the monetary policy simplification process will be data-dependent. The Committee stated that future monetary policy decisions will be conditional on the inflation outlook. The Committee also noted that, taking into account inflation expectations, pricing behavior and the course of other factors affecting inflation, the cautious monetary policy stance will be maintained.

On November 24, 2016, the Monetary Policy Committee held another meeting at which it decided to increase the marginal funding rate from 8.25% to 8.5% and one-week repo rate from 7.5% to 8.0% as well as to keep the borrowing rate at 7.25% compared to the prior meeting held on October 20, 2016. The Committee stated that recently released data indicated a deceleration in economic activity for the third-quarter of 2016; meanwhile, demand from the European Union economies continued to contribute positively to exports. The Committee assessed that with the supportive measures and incentives provided recently, economic activity is expected to recover starting from the final-quarter of 2016 and the implementation of the structural reforms would contribute to the potential growth significantly. The Committee noted that the slowdown in aggregate demand contributed to the fall in inflation, yet, exchange rate movements due to recently heightened global uncertainty and volatility posed upside risks on the inflation outlook. The Committee decided to implement monetary tightening to contain the adverse impact of these developments on expectations and pricing behavior. The Committee also noted that future monetary policy decisions will be conditional on the inflation outlook. In addition, the Committee stated that inflation expectations, pricing behavior and other factors affecting inflation will be closely monitored and that a cautious monetary policy stance will be maintained.

On December 20, 2016, the Monetary Policy Committee held another meeting at which it decided to keep the marginal funding rate at 8.50%, borrowing rate at 7.25% and one-week repo rate at 8.0% compared to the prior meeting held on November 24, 2016. The Committee assessed that recently released data indicated that economic activity has decelerated in the third-quarter of 2016, before posting a partial recovery for the final quarter of 2016. The Committee also stated that demand from the European Union economies continued to contribute positively to exports. The Committee noted that the recovery in the economic activity is expected to continue at a moderate pace with the supportive measures and incentives provided recently. The Committee also assessed that the implementation of the structural reforms would contribute to the potential growth significantly. The Committee stated that exchange rate movements due to recently heightened global uncertainty and the increase in oil prices pose upside risks on the inflation outlook, although aggregate demand developments restrained these effects. The Committee also noted that developments will be closely monitored in order to make a sound assessment regarding the net impact of these factors. In addition, the Committee stated that inflation expectations, pricing behavior and other factors affecting inflation will be closely monitored and that a cautious monetary policy stance will be maintained.

On January 10, 2017, the Central Bank announced that the banks’ borrowing limits at the Interbank Money Market established within the Central Bank had been lowered to TL 22 billion to be effective as of January 11, 2017. Additionally, the Central Bank announced that foreign exchange reserve requirement ratios had been reduced by 50 basis points for all maturity brackets. The Central Bank noted that, with this revision, an additional liquidity of approximately U.S.$1.5 billion was provided to the financial system.

On January 13, 2017, the Central Bank announced that the banks’ borrowing limits at the Interbank Money Market established within the Central Bank had been reduced to TL 11 billion to be effective as of January 16, 2017. The Central Bank also announced that, on the days deemed necessary, the amount of funding provided by the Central Bank through Borsa Istanbul repo markets may be limited. The Central Bank also stated that the banks would be able to meet their remaining liquidity needs without limits at the late liquidity window funding rate at the end of the day.

On January 24, 2017, the Monetary Policy Committee held a meeting at which it decided to increase the marginal funding rate from 8.50% to 9.25% and kept the borrowing rate at 7.25% and the one-week repo rate at 8.0% compared to the prior meeting held on December 20, 2016. The Committee noted that recently released data indicates a partial recovery in economic activity. The Committee stated that demand from the European Union economies continues to contribute positively to exports, while domestic demand displays a weaker course. The Committee also noted that with the supportive measures and incentives provided recently, the recovery in economic activity is expected to continue at a moderate pace. The Committee further assessed that the implementation of the structural reforms would contribute to potential growth significantly. The Committee also noted that aggregate demand developments support deflation, but that excessive fluctuations in exchange rates since the previous meeting have increased the upside risks regarding the inflation outlook. In addition, the Committee stated that the significant rise in inflation is expected to continue in the short-term due to lagged pass-through effects and the volatility in food prices. Accordingly, the Committee decided to strengthen monetary tightening in order to contain the deterioration in inflation outlook.

In January 2017, the Central Bank released the first-quarter inflation report. The Central Bank has revised its inflation forecast for 2017 from 6.5% to 8.0% and increased its inflation forecast for 2018 from 5.0% to 6.0%. In the inflation report, the Central Bank highlighted that there are both downside and upside risks to inflation forecasts, although the upside risks to the end-2017 inflation forecast seemed more evident. The Central Bank stated that, recently, the marked rise in foreign exchange market volatility posed an upside risk to inflation from expectations and pricing behavior channels as well as from the cost-channel. On the other hand, the Central Bank stressed that the projected deflationary effect of demand conditions may be higher, if economic activity recovers slower than expected in the period ahead. The Central Bank also considers that risks to food inflation, another factor shaping forecasts, are considered to be balanced. In addition the Central Bank stated that, despite the possibility of food inflation proving to be higher than expected due to adverse weather conditions and the reverberations of the exchange rate, measures taken by the Food Committee are believed to counterbalance these risks.

On March 16, 2017, the Monetary Policy Committee held a meeting at which it kept the one-week repo auction rate at 8.0%, the overnight borrowing interest rate at 7.25% and the marginal funding rate at 9.25%. The Central Bank raised the late liquidity window overnight lending rate to 11.75% from 11.0%. The Committee noted that cost push pressures and the volatility in food prices in recent months have led to a sharp increase in inflation. The Central Bank further noted that the significant rise in inflation is expected to continue in the short term due to lagged pass-through and the base effect in food prices. Accordingly, the Central Bank decided to strengthen the monetary tightening in order to contain the deterioration in the inflation outlook.

On April 26, 2017, the Monetary Policy Committee held another meeting at which it kept the one-week repo auction rate at 8.0%, the overnight borrowing interest rate at 7.25% and the marginal funding rate at 9.25%. The Central Bank raised the late liquidity window overnight lending rate to 12.25% from 11.75%. The Committee noted that recently released data indicates a gradual recovery in the economic activity, domestic demand conditions display a moderate improvement and demand from the European Union economies continues to contribute positively to exports. The Committee also assessed that cost push pressures and the volatility in food prices in recent months have led to a sharp increase in inflation. Additionally, the Committee noted that although the recent improvement in the risk appetite contains some of the upside pressures from cost factors, current elevated levels of inflation pose risks on the pricing behavior. Accordingly, the Committee decided to strengthen the monetary tightening in order to contain the deterioration in the inflation outlook.

In April 2017, the Central Bank released the second-quarter inflation report. The Central Bank has revised its inflation forecast for 2017 from 8.0% to 8.5% and increased its inflation forecast for 2018 from 6.0% to 6.4%. The Central Bank stated that, although the recent rise in the risk appetite restricted cost pressures to some extent, the high level of inflation pose a risk to the pricing behavior. The Central Bank stressed that monetary policy is formulated in consideration of the medium-term inflation outlook, thus, the developments in the underlying trend of inflation rather than the anticipated fluctuations in inflation driven by the base effects during the course of the year are in focus. The Central Bank also stated that inflation expectations, pricing behavior and other factors affecting inflation will be closely monitored and further monetary tightening will be delivered, if needed.

BANKING SYSTEM

The Republic has a relatively strong, well-capitalized and profitable banking system. The banking system in the Republic had a capital adequacy ratio of 16.38% and a relatively low non-performing loan ratio of 3.19% as of April 2017. This ratio takes into account a moderate increase in non-performing retail loans.

As of April 2017, the loan to deposit ratio and net income margin of the banking sector were 125.22% and 0.61%, respectively.

On February 26, 2016, Turkey’s second state-owned participation bank, Vakıf Participation Bank, officially began operating with an initial capital of TL 805 million.

As of June 2, 2017, the RRRs for Turkish Lira deposits/participation accounts were between 4.0% and 7.5% depending on maturity. Furthermore, as of that date RRRs were 10.5% for Turkish Lira demand deposits, notice deposits and private current accounts, and deposits/participation accounts with maturities up to one month and three months (including 1 and 3 months).

In February 2015, the Turkish Banking Regulation and Supervision Agency (the “BRSA”) ordered the seizure of Asya Katilim Bankasi, a publicly traded bank in Turkey that trades as Bank Asya, as a result of which the Turkish Savings and Deposits Insurance Fund assumed management control of the bank. The BRSA announced it was taking such action due to Bank Asya’s violation of a provision of the Banking Law that requires banks to have a transparent and open shareholding and organizational structure that does not obstruct the efficient auditing of the bank by the BRSA. On May 29, 2015, the management of Bank Asya was transferred to the Savings Deposit Insurance Fund. On May 23, 2016, the Savings Deposit Insurance Fund decided to sell Bank Asya via an auction. The auction took place on July 15, 2016, but the only qualified bidder did not make an offer and the sale was unsuccessful. Subsequent to the inconclusive resolution process, on July 21, 2016, the Board of Savings Deposit Insurance Fund requested the BRSA to cancel the banking license of Bank Asya. On July 22, 2016, the banking license of Bank Asya was cancelled by the BRSA. After this decision, the liquidation of Bank Asya began. As part of Bank Asya’s ongoing liquidation process, on December 2, 2016, the Savings Deposit Insurance Fund (the “SDIF”) announced that it has started to repay the deposits of Bank Asya’s customers that are covered under the deposit insurance.

On January 12, 2017, the BRSA agreed to permit the International Islamic Rating Agency to be an eligible rating institution for purpose of calculating the risk-weighted assets for capital adequacy purposes.

PUBLIC FINANCE AND BUDGET

During the period from January — April in 2017, the central government consolidated budget expenditures were approximately TL 215.7 billion and the central government consolidated budget revenues were approximately TL 197.8 billion, compared to central government consolidated budget expenditures of approximately TL 176.0 billion and consolidated budget revenues of approximately TL 181.4 billion during the same period in 2016. During the period from January — April in 2017, the central government consolidated budget deficit was approximately TL 17.9 billion, compared to a central government consolidated budget surplus of approximately TL 5.4 million during the same period in 2016.

During the period from January — April in 2017, the central government consolidated budget primary surplus reached approximately TL 4.2 billion, compared to the central government consolidated budget primary surplus of approximately TL 24.6 billion during the same period in 2016.

In April 2017, the central government consolidated budget expenditures were approximately TL 56.0 billion and the central government consolidated budget revenues were approximately TL 53.0 billion, compared to central government consolidated budget expenditures of approximately TL 44.3 billion and central government consolidated budget revenues of approximately TL 49.7 billion during the same period in 2016.

In April 2017, the central government consolidated budget deficit was approximately TL 3.0 billion, compared to a central government consolidated budget surplus of approximately TL 5.4 billion during the same period in 2016.

In April 2017, the central government consolidated budget primary surplus reached approximately TL 267.3 million, compared to a central government consolidated budget primary surplus of approximately TL 8.0 billion during the same period in 2016.

The following table sets forth the details of the central government budget for the period from January—April 2017 and for April 2017.

Central Government Budget (Thousand TL)	January — April 2017 (cumulative)	April 2017
Budget Expenditures	215,657,024	56,000,177
1-Excluding Interest	193,607,128	52,774,702
Compensation of Employees	55,260,679	13,356,922
Social Security Contributions	9,079,321	2,087,647
Purchase of Goods and Services	16,500,131	5,447,547
Current Transfers	96,971,102	25,544,690
Capital Expenditures	9,324,862	4,333,458
Capital Transfers	1,782,138	664,670
Lending	4,688,895	1,339,768
2-Interest	22,049,896	3,225,475
Budget Revenues	197,776,723	53,041,996
1-General Budget Revenues	188,787,244	50,724,015
Taxes	158,698,770	37,082,457
Property Income	12,720,579	10,285,472
Grants and Aids and Special Revenues	1,148,015	85,242
Interest, Shares and Fines	10,549,336	2,499,922
Capital Revenues	5,499,679	745,943
Collections from Loans	170,865	24,979
2-Special Budget Institutions	6,365,219	1,896,686
3-Regularity & Supervisory Institutions	2,624,260	421,295
Budget Balance	-17,880,301	-2,958,181
Balance Excluding Interest	4,169,595	267,294

Source: Ministry of Finance

Following Parliamentary negotiations that took place in October and November of 2016, the final 2017 Budget Law was approved on December 16, 2016 and published in the Official Gazette on December 24, 2016.

PRIVATIZATION

The Republic’s plans for privatization include, among others, the remaining shares of electricity generators/distributors, bridges, ports and toll roads.

In 2015, the privatization implementations of Turkey amounted to an aggregate U.S.$2.0 billion in value. In 2016, the privatization implementations of Turkey amounted to an aggregate U.S.$1.3 billion in value. In 2017, the privatization implementations of Turkey amounted to U.S.$223.9 million as of June 2, 2017.

The following table sets out a summary of the most significant privatization implementations completed in 2017:

Name of The Company or Asset	Date of Privatization	Amount (U.S. Dollars)
TP Petrol Dağıtım AŞ	4/4/2017	134,707,904

Note: Only privatizations worth U.S.$100 million or more are listed above.

Total privatization proceeds realized by the Turkish Privatization Administration since 1985 amounted U.S.$68.4 billion as of June 2, 2017.

DEBT

On October 31, 2016, the Treasury published the 2017 financing program based on the 2017-2019 Medium-Term Program projections. According to the financing program, the total amount of debt service in 2017 is projected to be TL 133.1 billion, comprising payments of TL 80.5 billion in principal and TL 52.7 billion in interest. Total domestic debt service is expected to be TL 98.1 billion while total external debt service is expected to be TL 35.0 billion. On the external financing front, the Treasury announced that up to U.S.$6.0 billion equivalent external financing is planned in 2017 through bond and lease certificate issuances in international markets and the total amount of external financing is planned to reach at most U.S.$6.7 billion, with the inclusion of project and program loans from the World Bank, European Investment Bank and other international financial institutions.

The Central Government’s total domestic debt stock was approximately TL 486.9 billion as of the end of April 2017, compared to approximately TL 449.4 billion as of the end of April 2016. In April 2017, the average maturity of the Republic’s domestic cash borrowing was 93.4 months, as compared to 59.0 months in April 2016. The average annual interest rate on domestic cash borrowing in local currency (including discounted treasury bills/government bonds) on a compounded basis was 10.85% in April 2017, compared to 10.47% in April 2016.

The total gross outstanding external debt of the Republic was approximately U.S.$404,182 million (at then-current exchange rates) at the end of the fourth quarter of 2016. The table below summarizes the gross external debt profile of the Republic (at period end).

	2016
Gross External Debt Profile	Q1	Q2	Q3	Q4
	(Million USD)
GROSS EXTERNAL DEBT	409,987	418,966	413,806	404,182
SHORT-TERM	105,986	106,813	102,511	97,967
Public Sector	17,559	16,486	17,086	16,279
Central Bank	173	157	131	110
Private Sector	88,254	90,170	85,294	81,578
LONG-TERM	304,001	312,153	311,295	306,215

	2016
Gross External Debt Profile	Q1	Q2	Q3	Q4
	(Million USD)
Public Sector	100,930	104,179	103,846	102,932
Central Bank	1,131	1,010	833	711
Private Sector	201,939	206,964	206,616	202,572

Source: Undersecretariat of Treasury

SUMMARY OF KEY ECONOMIC INDICATORS

The following table summarizes the key economic indicators of Turkey for the periods indicated:

	2012	2013	2014	2015	2016		2017
Nominal GDP (billion TL)	1,570	1,810	2,044	2,338	2,591		2,404	*
Real GDP Growth (per cent.)	4.8	8.5	5.2	6.1	2.9		4.4	*
Unemployment (per cent.)	8.4	9.0	9.9	10.3	10.9		12.6	**
Consumer Price Index (per cent.)	6.16	7.40	8.17	8.81	8.53		11.72	*****
Domestic Producer Price Index (per cent.)	2.45	6.97	6.36	5.71	9.94		15.26	*****
Current Account Deficit (million USD)	47,962	63,621	43,597	32,118	32,605		33,023	***
Public Sector Budget Primary Balance /GDP (per cent.)	0.9	0.9	0.5	0.6	-1.2	*	-0.6	*
Central Government External Debt Stock (million USD)	81,710	85,663	85,163	81,738	82,535		86,465	****
Public Sector Borrowing Requirement/GDP (per cent.)	1	0.5	0.5	0.0	1.7	*	1.5	*

Sources: TURKSTAT, Central Bank, Treasury

*	2017-2019 Medium Term Program target
**	As of February 2017
***	As of March 2017
****	As of April 2017
*****	As of May 2017

From April 28, 2017 to June 2, 2017, the Istanbul Stock Exchange National 100 Index (since April 5, 2013 the Istanbul Stock Exchange has carried out its operations under the title of “Borsa Istanbul”) increased by 4.5%.

DESCRIPTION OF THE NOTES

The notes will be issued pursuant to and will be subject to the Fiscal Agency Agreement. The Republic has appointed a fiscal agent, registrar, paying agent, exchange agent and transfer agent in accordance with the Fiscal Agency Agreement.

The following description and the description in the accompanying prospectus contain a summary of the material provisions of the notes and the Fiscal Agency Agreement. The Republic has filed a copy of the Fiscal Agency Agreement and the form of notes with the SEC and at the office of the fiscal agent in the city of London.

General Terms of the Notes

The notes:

•	will be issued in an aggregate principal amount of €1,000,000,000.

•	will mature at par on June 14, 2025.

•	will bear interest at 3.250% per annum from June 14, 2017.

•	will pay interest annually in arrears, on an Actual/Actual day count basis, on June 14 of each year, commencing on June 14, 2018 to be paid to the person in whose name the note is registered at the close of business on the preceding May 30.

•	the yield of the notes will be 3.377% per annum.

•	will be designated “Collective Action Securities” as described in the accompanying prospectus.

•	upon issuance, will constitute direct, general, unconditional and unsubordinated public external indebtedness of the Republic for which the full faith and credit of the Republic is pledged. The notes rank and will rank without any preference among themselves and equally with all other unsubordinated public external indebtedness of the Republic. See “Debt Securities — Status of the Debt Securities” and “Debt Securities — Negative Pledge” in the accompanying prospectus.

•	will be represented by two global notes in fully registered form without coupons. One note will be deposited with the fiscal agent, which will serve as custodian for Cede & Co., as nominee of DTC. The other note will be registered in the nominee name of a common depositary for Euroclear and Clearstream Banking Luxembourg. Beneficial ownership interests will be recorded only on, and transferred only through, the records maintained by DTC, Euroclear and Clearstream Banking Luxembourg and their respective participants.

•	will be issued in fully registered form, without coupons, registered in the names of investors or their nominees in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

•	will only be available in definitive form under certain limited circumstances.

The notes will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of U.S. dollar, euro or other monetary unit denominated debt securities issued by the Republic and described in the accompanying prospectus. These provisions are commonly referred to as “collective action clauses.” Under these provisions, the Republic may amend the payment provisions of the notes and other “reserved matters” listed in the Fiscal Agency Agreement with the consent of the holders of: (1) with respect to a single series of notes, more than 75% of the aggregate principal amount of the outstanding notes of such series; (2) with respect to two or more series of notes, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of notes, more than 66 2⁄3% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding notes of each series affected by the proposed modification, taken individually. Those provisions are described in the section entitled “Debt Securities — Collective Action Securities Issued On or After January 1, 2015” in the accompanying prospectus. “Reserved matters” include, among other things, changes in the dates on which any amounts are payable on the debt securities, reductions in principal amounts or interest rates on the debt securities, a change in the currency of the debt securities, any change in the identity of the obligor under the debt securities, or a change in the status of the debt securities.

Payments of Principal and Interest

The Republic will make payments of principal and interest on each note by directing the fiscal agent to make a wire transfer of euro to the appropriate clearing system or the clearing system’s nominee or common depositary, as the registered owner of the notes, which will receive the funds for distribution to the beneficial owners. Upon receipt of any payment of principal of or interest on the notes, the respective clearing systems will credit the appropriate participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such notes as shown on the records of DTC, Euroclear or Clearstream Banking Luxembourg, as the case may be. Payments by participants in DTC, Euroclear and Clearstream Banking Luxembourg to owners of beneficial interests in notes held through such participants will be the responsibility of such participants. Each beneficial owner should contact the institution through which it intends to hold its beneficial interest in the notes to determine how payments of principal or interest on those notes will be credited to its account. The Republic expects that holders of the notes will be paid in accordance with the procedures of each such clearing system.

Beneficial owners of notes who hold their beneficial interest through DTC will receive all payments in U.S. dollars. However, as a beneficial owner of notes denominated in a currency other than U.S. dollars and registered in the name of a nominee of DTC, you may elect to receive all payments in euro by delivering a written notice to the DTC direct participant through which you hold your interest not later than the record date, in the case of an interest payment date, or at least 15 calendar days before the maturity date, in the case of a principal payment. Euroclear and Clearstream Banking Luxembourg will automatically make this election for their participants.

If you hold your beneficial interest through DTC and wish to receive payment in euro, you must provide wire transfer instructions to an account denominated in euro. The direct participant must then notify DTC of this election and DTC will notify the paying agent. In order for your election to take effect, the paying agent must receive this notice from DTC not later than five New York business days after the record date, in the case of an interest payment date, or at least 10 business days before the maturity date, in the case of a principal payment. This election will remain in effect until you revoke it by delivering a written notice to the DTC direct participant through which you hold your interest not later than 15 calendar days before the applicable payment date.

The exchange rate agent will exchange an applicable euro payment, other than amounts that beneficial owners have elected to receive in euro, for U.S. dollars using the following exchange rate: the exchange rate agent’s in-house agency rate (at or prior to 11:00 a. m. New York City time, on the day which is two New York City business days preceding the applicable payment date) for the conversion of euros to U.S. dollars for settlement on the applicable payment date. If an exchange bid quotation is not available from the exchange rate agent, the exchange rate agent will obtain a bid quotation from a leading foreign exchange bank in the City of New York selected by the exchange rate agent after consultation with the Republic. In the event that no such bid quotation is available or the exchange rate agent is unable to convert euros into U.S. dollars, the exchange rate agent will notify DTC that the entire payment of principal or interest, as the case may be, is to be made in euros.

If you hold a beneficial interest in the notes through DTC and you do not elect to receive payments in euro, you will be responsible for all currency exchange costs, which will be deducted from your payments. All determinations that the exchange rate agent makes, after being confirmed by the Republic, will be binding unless they are clearly wrong.

Beneficial owners of notes, who hold their beneficial interests through Euroclear and Clearstream Banking Luxembourg, will not have the option to elect to receive payment in U.S. dollars.

None of the Republic, the fiscal agent, the exchange rate agent or any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Payment of Additional Amounts

In addition to the disclosure set forth under “Payment of Additional Amounts” on pages 8 and 9 of the accompanying prospectus, with respect to any taxes of whatsoever nature imposed, levied, withheld, or assessed by or within Turkey or any authority of or within Turkey, Turkey shall not pay any additional amounts to a holder:

•	who is able to avoid such Taxes by making a declaration of non-residence or other similar claim for exemption to the relevant tax authority;

•	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000, or any law implementing or complying with, or introduced in order to conform to, such directive; or

•	who would have been able to avoid such withholding or deduction by presenting the notes to another Paying Agent in an EU Member State.

Default; Acceleration of Maturity

Any of the following events will be an event of default with respect to the notes:

(a) the Republic fails to pay, when due, principal of (and premium, if any, on), or interest on, the notes and such failure continues for a period of 30 days; or

(b) the Republic defaults in the performance or observance of or compliance with any of its other obligations set forth in the notes which default is not remedied within 60 days after written notice of such default shall have been given to the Republic by the holder of the notes at the corporate trust office of the fiscal agent in the city of London; or

(c) any other present or future external indebtedness of the Republic for or in respect of moneys borrowed or raised in an amount in the aggregate of not less than U.S.$40,000,000 (or its equivalent in other currencies or composite currency units) becomes due and payable prior to its stated maturity otherwise than at the option of the Republic or any such amount of external indebtedness is not paid, when due, (in accordance with any extension granted in any modification, consent or waiver by the holders of such external indebtedness) or, as the case may be, within any applicable grace period; or

(d) the Republic ceases to be a member of the IMF or of any successor (whether corporate or not) that performs the functions of, or functions similar to, the IMF; or

(e) the Republic announces its inability to pay its debts as they mature; or

(f) it becomes unlawful for the Republic to perform or comply with any of its payment obligations under any notes.

If an event of default described above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding notes may, by notice to the fiscal agent, declare all the notes to be due and payable immediately. Holders of notes may exercise these rights only by providing a written demand to the Republic at the office of the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the notes will be immediately due and payable on the date the Republic receives written notice of the declaration, unless the Republic has remedied the event or events of default prior to receiving the notice. The holders of 66 2⁄3% or more of the aggregate principal amount of the outstanding notes may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Fiscal Agent

The Fiscal Agency Agreement contains provisions relating to the obligations and duties of the fiscal agent, to the indemnification of the fiscal agent and to the fiscal agent’s relief from responsibility for actions that it takes.

Paying Agents; Exchange Agents; Transfer Agents; Registrar

The Republic has initially appointed Citibank, N.A., London Branch as paying agent, exchange agents, transfer agent and registrar. The Republic may at any time appoint new paying agents, exchange agents, transfer agents and registrars. The Republic, however, will at all times maintain:

•	a principal paying agent in the city of London, and

•	a registrar in the city of London or another office as designated by the fiscal agent.

In addition, so long as notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange and the rules of such stock exchange so require, the Republic will maintain a paying agent in Luxembourg. The Republic has initially appointed KBL European Private Bankers S.A. to serve as its paying agent in Luxembourg.

The Republic will not appoint a transfer agent in Luxembourg until such time, if any, as the notes are listed on the Official List of the Luxembourg Stock Exchange and definitive notes are issued. Upon the issuance of definitive notes, the Republic will appoint a transfer agent located in Luxembourg. The holder may transfer a note in definitive form when the note is presented at the specified offices of the registrar or the transfer agent, together with any other evidence that they may require. In the case of a transfer of part of a note, the registrar or transfer agent will issue a new note in definitive form to the transferee and a second note in respect of the balance of the note to the transferor.

Book-Entry, Delivery and Form

The certificates representing the notes will be issued in the form of two global notes, which are referred to in this prospectus supplement as the “notes.” One note will be deposited with the fiscal agent, which will serve as custodian of Cede & Co., as nominee of DTC. The other note will be registered in the name of a nominee of a common depositary for Euroclear and Clearstream Banking Luxembourg. Except as described below, a note may be transferred in whole and not in part and only to the appropriate clearing system or the clearing system’s nominee or common depositary.

Ownership of beneficial interests in the notes will be limited to “participants” who have accounts with DTC, Euroclear or Clearstream Banking Luxembourg, as the case may be, or persons who hold interests through participants. Ownership of beneficial interests in the notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC, Euroclear and Clearstream Banking Luxembourg or the appropriate clearing system’s nominee or common depositary with respect to interests of participants and the records of participants with respect to interests of persons other than participants.

So long as DTC, Euroclear or Clearstream Banking Luxembourg or the appropriate clearing system’s nominee or common depositary, is the registered owner or holder of the notes, such registered owner or holder of the notes will be considered the sole owner or holder of the notes represented by the notes for all purposes under the Fiscal Agency Agreement and the notes. No beneficial owner of an interest in any note may transfer that interest except in accordance with the relevant clearing system’s applicable procedures, in addition to those provided for under the Fiscal Agency Agreement. Payments of the principal of, and interest on, the notes will be made to DTC, Euroclear or Clearstream Banking Luxembourg or the appropriate clearing system’s nominee or common depositary, as the registered owner of the notes.

Definitive Notes

The Republic will issue notes in definitive form only if the depository for the notes is unwilling or unable to continue as depositary, is ineligible to act as depositary, or ceases to be a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

Payments will be made on any definitive notes at the agency and trust office of the fiscal agent in the city of London or the paying agent in Luxembourg. You will not be charged a fee for the registration of transfers or exchanges of definitive notes. You may transfer any definitive registered note, according to the procedures in the

Fiscal Agency Agreement, by presenting and surrendering it at the office of any transfer agent or the registrar. The fiscal agent will exchange without charge definitive notes of the same series of authorized denominations of like tenor as the portion of the global note submitted for exchange.

The Republic will replace any mutilated, destroyed, stolen or lost note or coupon at your expense upon delivery to the fiscal agent or the transfer agent in Luxembourg of the note or coupon or evidence of its destruction, loss or theft satisfactory to the Republic and the fiscal agent, who may also require an indemnity at your expense.

Notices

Notices will be sent to DTC, or its nominee, and Euroclear and Clearstream Banking Luxembourg, or its nominee, as the holder thereof, and DTC, Euroclear and Clearstream Banking Luxembourg will communicate these notices to its participants in accordance with its standard procedures.

If and for so long as the notes are listed on the Official List of the Luxembourg Stock Exchange, the Republic will also publish notices to the holders of the notes in a leading newspaper having general circulation in Luxembourg. The Republic expects that it will initially make such publication in the Luxemburger Wort. Notices can also be published on the website of the Luxembourg Stock Exchange which is http://www.bourse.lu.

The Republic will cause notice of any resignation, termination or appointment of any paying agent or transfer agent or the fiscal agent and of any change in the office through which such agent will act to be given as provided under this subsection.

Further Issues of the Notes

From time to time, without the consent of holders of the notes, and subject to the required approvals under Turkish law, the Republic may create and issue additional debt securities with the same terms and conditions as those of the notes (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the notes have as of the date of issuance of such additional debt securities. The Republic may also consolidate the additional debt securities to form a single series with the outstanding notes.

Amendments and Waivers

See “Debt Securities — Collective Action Securities Issued On or After January 1, 2015” for discussion relating to amendments and waivers in the accompanying prospectus.

Governing Law

The notes will be governed by the laws of the State of New York, except with respect to the authorization and execution of the notes, which will be governed by the laws of the Republic of Turkey.

Purchase of Notes by the Republic

The Republic may at any time purchase any of the notes in any manner and at any price. If purchases are made by tender, tenders must be available to all holders of the notes alike. All notes that are purchased by or on behalf of the Republic may be held by the Republic or surrendered to the fiscal agent for cancellation, but may not be resold.

General Information

1. The Republic has full power and authority to issue securities, such as the notes, outside Turkey for any and all purposes, under Article 4 and Article 7 of the Law of the Republic Regarding the Regulation of Public Finance and Debt Management (Law No. 4749).

2. The Republic is applying to list the notes on the Official List and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange in accordance with its rules. The total fees and expenses in connection with the admission of the notes to trading on the Regulated Market are expected to be approximately €11,000.

3. The notes have been accepted for clearance through DTC, Euroclear and Clearstream Banking Luxembourg (US ISIN No. US900123CN87; XS ISIN No. XS1629918415; CUSIP No. 900123 CN8; Common Code 162991841). The address of DTC is 570 Washington Blvd., Jersey City, NJ 07310, United States of America. The address of Euroclear is Boulevard du Roi Albert II, B —1210 Brussels. The address of Clearstream Banking Luxembourg is 42 Avenue JF Kennedy L-1855 Luxembourg.

4. There are no interests of any natural or legal persons, including conflicting interests, that are material to the issue of the notes.

5. The Republic has obtained all necessary consents, approvals and authorizations in the Republic of Turkey in connection with the issue and performance of the notes. The issue of the notes was authorized, pursuant to the provisions of Articles 4 and 7 of the Law Regarding the Regulation of Public Finance and Debt Management of The Republic (Law No. 4749).

6. The address of the Republic is: The Undersecretariat of Treasury of the Republic Prime Ministry, Ismet Inonu Bulvari, No. 36, 06510 Emek, Ankara, Turkey. The telephone number is: +90 312 204 7364.

7. Save as disclosed on pages S-18 through S-41 of this prospectus supplement and in the Annual Report of the Republic on the Form 18-K for the fiscal year ended December 31, 2015, as filed with the SEC on October 3, 2016, as amended from time to time (the “Annual Report for 2015”), since December 31, 2015, there have been no significant changes relating to public finance and trade.

8. Turkey will irrevocably waive, to the fullest extent permitted by law, any immunity, including foreign sovereign immunity, from jurisdiction to which it might otherwise be entitled in any action arising out of or based on the debt securities which may be instituted by the holder of any debt securities in each of the United States District Court for the Southern District of New York, the Supreme Court of the State of New York, New York County, and the respective appellate courts therefrom or (except as to venue) in any competent court in Turkey. Turkey’s waiver of immunity does not extend to actions under the United States federal securities laws or state securities laws.

According to Article 82.1 of the Execution and Bankruptcy Law of Turkey (Law No. 2004) published in The Official Gazette (No. 2128) on June 19, 1932, assets and properties of Turkey are immune from attachment or other forms of execution, whether before or after judgment. The United States Foreign Sovereign Immunities Act of 1976, as amended, may also provide a means for limited execution upon any property of Turkey that is related to the service and administration of the debt securities. See “Debt Securities — Governing Law and Consent to Service” in the accompanying prospectus.

9. The information contained in the Annual Report for 2015, as amended from time to time, which contains the economic, financial and statistical information for fiscal years ended December 31, 2015, December 31, 2014, December 31, 2013, December 31, 2012 and December 31, 2011, shall be deemed to be incorporated in, and to form part of, this prospectus supplement and accompanying prospectus.

The information included in the ‘Recent Developments and Summary’ section of this Prospectus Supplement supplements the information contained in the Republic’s Annual Report for 2015, as amended from time to time. To the extent that the information in the ‘Recent Developments and Summary’ section is inconsistent with the information contained in the Annual Report for 2015, the information in the ‘Recent Developments and Summary’ section supersedes and replaces such information.

10. So long as the notes are listed on the Official List of the Luxembourg Stock Exchange and the rules of the exchange so require, copies of the following documents may be inspected at the registered office of the paying agent in Luxembourg:

(a) the latest available annual report of the Republic on the Form 18-K filed with the SEC with economic, financial and statistical information for the five preceding years;

(b) the amendments to the latest available annual report of the Republic of the Form 18-K/A filed with the SEC;

(c) copies of the following contractual documents: the Fiscal Agency Agreement, the Underwriting Agreement and the notes; and

(d) the budget of the Republic for the current fiscal year.

11. Save as disclosed on page S-16 of this prospectus supplement and in the Annual Report for 2015, as amended from time to time, the Republic has not been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Republic is aware) during the 12 months preceding the date of this prospectus supplement which may have, or have had in the recent past, significant effects on the financial position of the Republic.

The prospectus supplement and the accompanying prospectus including the documents containing the information incorporated by reference will be published on the website of the Luxembourg Stock Exchange which is http://www.bourse.lu.

GLOBAL CLEARANCE AND SETTLEMENT

The Republic has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream Banking Luxembourg, but the Republic takes no responsibility for the accuracy of this information. DTC, Euroclear and Clearstream Banking Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither the Republic nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream Banking Luxembourg’s performance of their obligations under their rules and procedures; nor will the Republic or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	A limited-purpose trust company organized within the meaning of the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the NASDAQ, the American Stock Exchange and the National Association of Securities Dealers, Inc.

According to DTC, the foregoing information about DTC has been provided to the Republic for informational purposes only and is not a representation, warranty or contract modification of any kind.

Euroclear and Clearstream Banking Luxembourg

Like DTC, Euroclear and Clearstream Banking Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream Banking Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Euroclear and Clearstream Banking Luxembourg participants are financial institutions such as the underwriters, securities brokers and dealers, banks, trust companies and other organizations. The underwriters are participants in Euroclear or Clearstream Banking Luxembourg. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream Banking Luxembourg by clearing through or maintaining a custodial relationship with Euroclear or Clearstream Banking Luxembourg participants.

Initial Settlement

If you plan to hold your interests in the notes through DTC, you will follow the settlement practices applicable to global security issues. If you are an investor on the settlement date, you will pay for the notes by wire transfer and the entity through which you hold your interests in the notes will credit your securities custody account. If you plan to hold your interests in the notes through Euroclear or Clearstream Banking Luxembourg, you will follow the settlement procedures applicable to conventional Eurobonds in registered form. Interests in those notes will be credited to the securities custody accounts of Euroclear holders on the business day following the issue date against payment for value on the issue date and of Clearstream Banking Luxembourg holders on the issue date against payment in same day funds.

Secondary Market Trading

The purchaser of securities determines the place of delivery in secondary market trading. Therefore, it is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date, that is, the date specified by the purchaser and seller on which the price of the securities is fixed.

Ownership of notes through DTC, Euroclear and Clearstream Banking Luxembourg

The Republic will issue one of the notes in the form of a fully registered book-entry security, registered in the name of Cede & Co., a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the book-entry security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts.

The Republic will issue one of the notes in the form of a fully registered book-entry security, registered in the name of a nominee of a common depositary for Euroclear and Clearstream Banking Luxembourg. If you are a participant in such systems, or indirectly through organizations that are participants in such systems you may hold a beneficial interest in the notes through such system. Euroclear and Clearstream Banking Luxembourg will hold their participants’ beneficial interests in the book-entry security in their customers’ securities accounts with their depositaries.

The Republic and the fiscal agent generally will treat the registered holders of the two notes, initially Cede & Co. and a nominee of a common depositary, respectively, as the absolute owner of the notes for all purposes. Once the Republic and the fiscal agent make payments to the registered holders, the Republic and the fiscal agent will no longer be liable on the notes for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry security, you must rely on the procedures of the institutions through which you hold your interests in the book-entry security (including DTC, Euroclear, Clearstream Banking Luxembourg, and their participants) to exercise any of the rights granted to the holder of the book-entry security. Under existing industry practice, if you desire to take any action that Cede & Co. or a nominee of a common depositary, as the holder of such applicable book-entry security, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action, and that DTC participant would then either authorize you to take the action or act for you on your instructions or a nominee of a common depositary would authorize the Euroclear or Clearstream Banking Luxembourg participant through which you own your beneficial interest to take such action, and that Euroclear or Clearstream Banking Luxembourg participant would then either authorize you to take the action or act for you on your instructions, as the case may be.

DTC and Euroclear and Clearstream Banking Luxembourg may grant proxies or authorize its participants (or persons holding beneficial interests in the notes through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the Fiscal Agency Agreement or the notes. Euroclear and Clearstream Banking Luxembourg will take such actions only in accordance with their respective rules and procedures.

The fiscal agent will not charge you any fees for the notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the notes to such purchasers. DTC and Euroclear and Clearstream Banking Luxembourg can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the notes to persons that do not participate in the DTC system or Euroclear or Clearstream Banking Luxembourg system, as applicable, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Transfers Within and Between DTC, Euroclear and Clearstream Banking Luxembourg

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the notes among themselves in the ordinary way according to DTC rules. DTC participants will pay for such transfers by wire transfer.

Trading Between Euroclear and/or Clearstream Banking Luxembourg Participants

Participants in Euroclear and Clearstream Banking Luxembourg will transfer interests in the notes among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream Banking Luxembourg.

Trading Between a DTC Seller and a Euroclear or Clearstream Banking Luxembourg Purchaser

When the notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream Banking Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to receive the notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the notes to Euroclear or Clearstream Banking Luxembourg, Euroclear or Clearstream Banking Luxembourg will credit the notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from Euroclear’s or Clearstream Banking Luxembourg’s account will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream Banking Luxembourg will need to make funds available to Euroclear or Clearstream Banking Luxembourg in order to pay for the notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream Banking Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream Banking Luxembourg until the notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream Banking Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream Banking Luxembourg to draw on the line of credit to finance settlement for the notes. Under this procedure, Euroclear or Clearstream Banking Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the notes were credited to the participant’s account. However, interest on the notes would accrue from the value date. Therefore, in many cases the interest income on notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream Banking Luxembourg charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the notes can use its usual procedures for transferring notes to the depositaries of Euroclear or Clearstream Banking Luxembourg for the benefit of Euroclear or Clearstream Banking Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Trading Between a Euroclear or Clearstream Banking Luxembourg Seller and DTC Purchaser

Due to time zone differences in their favor, Euroclear and Clearstream Banking Luxembourg participants can use their usual procedures to transfer notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to credit the notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream Banking Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if the settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream Banking Luxembourg participant selling the notes has a line of credit with Euroclear or Clearstream Banking Luxembourg and elects to be in debit for the notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

Finally, a day trader that uses Euroclear or Clearstream Banking Luxembourg and that purchases notes from a DTC participant for credit to a Euroclear or Clearstream Banking Luxembourg accountholder should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

(a) borrowing through Euroclear or Clearstream Banking Luxembourg for one day (until the purchase side of the day trade is reflected in its Euroclear or Clearstream Banking Luxembourg account) in accordance with the clearing system’s customary procedures;

(b) borrowing the notes in the United States from a DTC participant no later than one day prior to settlement, which would give the notes sufficient time to be reflected in the borrower’s Euroclear or Clearstream Banking Luxembourg account in order to settle the sale side of the trade; or

(c) staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream Banking Luxembourg accountholder.

TAXATION

United States

The following discussion describes the material U.S. federal income tax consequences of your purchase, ownership and disposition of a note. This discussion assumes that you (i) hold the note as a capital asset (generally, asset held for investment), (ii) were the initial purchaser of that note, and (iii) acquired the note at its issue price. This discussion also assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:

•	dealers in securities or currencies;

•	securities traders using a mark-to-market accounting method;

•	banks or life insurance companies;

•	persons subject to the alternative minimum tax;

•	persons that do not use the U.S. dollar as their functional currency; or

•	tax-exempt organizations.

Finally, this discussion assumes that you are not using a note as part of a more complex transaction, such as a “straddle” or a hedging transaction. If any of these assumptions are not correct in your case, the purchase, ownership or disposition of a note may have U.S. federal income tax consequences for you that differ from, or are not covered in, this discussion.

This discussion does not cover any state, local or foreign tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations, rulings and judicial decisions interpreting the Code as of the date that this prospectus supplement was issued. These authorities may be repealed, revoked or modified, possibly retroactively, so the discussion below might not be reliable in the future. Turkey has not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of notes that are partnerships and partners in those partnerships should consult their own tax advisor regarding the U.S. federal income tax consequences of purchase, ownership and disposition of the notes.

You should consult your own tax advisor concerning the federal, state, local, foreign and other tax consequences to you of the purchase, ownership or disposition of a note.

U.S. Holders

This section applies to you if you are a “U.S. Holder,” meaning that you are the beneficial owner of a note and you are:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source;

•	a trust (A) if a court within the United States is able to exercise primary jurisdiction over your administration and one or more “United States persons” as defined in the Code (each a “U.S. Person”) have authority to control all your substantial decisions, or (B) that was in existence on August 20, 1996 and has made a valid election under U.S. Treasury regulations to be treated as a domestic trust; or

•	a partnership, but only with respect to partners that are U.S. Holders under any of the foregoing clauses.

Payments of Interest.     Payments or accruals of stated interest on a note generally will be taxable to you as ordinary interest income. If you generally report your taxable income using the accrual method of accounting, you must include payments of interest in your income as they accrue. If you generally report your taxable income using the cash method of accounting, you must include payments of interest in your income when you actually or constructively receive them. However, please refer to the discussion below under “Pre-issuance Interest” for the treatment of pre-issuance interest.

In addition to interest on the notes, you will be required to include any tax withheld from the interest payment as ordinary interest income, even though you did not in fact receive it, and any additional amounts paid in respect of such tax withheld. For purposes of the foreign tax credit provisions of the Code, interest (including any additional amounts) on a note generally will constitute foreign source income and will be categorized as passive or general category income depending on your circumstances.

If you are a taxpayer that uses the cash method of accounting for tax purposes, you will be required to include in income the U.S. dollar value of the euro interest, translated at the spot rate of exchange on the date of receipt, whether or not you convert the euro into U.S. dollars.

If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment by using one of two methods. Under the first method, you will accrue interest income on a note in euros and translate the amount accrued into U.S. dollars based on the average exchange rate in effect during the interest accrual period or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the portion of the period within the taxable year. Alternatively, you may elect to translate all interest income on the notes at the spot rate in effect on the last day of the accrual period in the taxable year or, with respect to an interest accrual period that spans two taxable years, at the spot rate on the last day of the portion of the period within the taxable year. Additionally, under this second alternative, you may translate the euro interest accrued into U.S. dollars on the date the interest payment is received if that date is within five business days of the end of the accrual period. If made, this election must be applied consistently to all debt instruments held at the beginning of the first taxable year to which the election applies and to all debt instruments subsequently acquired. The election cannot be changed without the consent of the IRS. If you use the accrual method of accounting, you will recognize foreign currency gain or loss on the receipt of an interest payment (including, on the sale or other disposition of a note, a payment attributable to accrued but unpaid interest) if the spot rate of exchange on the date the payment is received differs from the rate applicable to a previous accrual of that income as determined above. Such foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on a note.

If you hold a beneficial interest in the notes through DTC and you do not elect to receive payments in euro, additional U.S. federal income tax consequences not discussed herein may be applicable to you. You should consult your own tax advisor regarding the potential application of such U.S. federal income tax consequences to you.

Original Issue Discount.     For U.S. federal income tax purposes, a note will be treated as issued with original issue discount (“OID”) if the excess of the “stated redemption price at maturity” of the note over its “issue price” equals or exceeds the “de minimis” amount (generally, 0.25 of one percent of such note’s stated redemption price at maturity multiplied by the number of complete years from the issue date to the maturity date). The stated redemption price at maturity equals the sum of all payments due under the notes, other than any payments of “qualified stated interest.” A “qualified stated interest” payment generally is a payment of stated interest that is unconditionally payable in cash or property, or that will be constructively received, at least annually during the entire term of the note. The issue price will generally equal the initial public offering price at which a substantial number of notes are issued in a given offering.

You must include in gross income amounts of non-de minimis OID as ordinary interest income on an accrual basis generally under a “constant yield to maturity” method described below (whether you are a cash or accrual basis taxpayer). Generally, OID must be included in income in advance of the receipt of cash representing such income.

The amount of OID on a note that you must include in income during a taxable year is the sum of the “daily portions” of OID for that note. The daily portions are determined by allocating to each day in an “accrual period” (generally the period between compounding dates) a pro rata portion of the OID attributable to that accrual period. The amount of OID attributable to an accrual period is the product of the “adjusted issue price” of the notes at the beginning of the accrual period and its yield to maturity reduced by the sum of the payments of qualified stated interest on the note allocable to the accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is generally equal to the sum of its issue price and all prior accruals of OID. Cash payments on an OID note are allocated first to any stated interest then due, then to previously accrued OID (in the order of accrual) to which cash payments have not yet been allocated, and then to principal.

You should determine the U.S. dollar amount includible in income as OID for each accrual period by (i) calculating the euro amount of OID allocable to each accrual period using the constant-yield method described above; and (ii) translating the euro amount of so derived at the average exchange rate in effect during that accrual period, or portion of such accrual period within your taxable year, or, at your election (as described above under “Payments of Interest”), at the spot rate of exchange on (i) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year, or (ii) on the date of receipt, if such date is within five business days of the last day of the accrual period.

Such election must be applied consistently by you to all debt instruments from year to year and can be changed only with the consent of the IRS. You will recognize foreign currency gain or loss with respect to the OID income accrued on a note on the date cash is received in respect of such income (including, on the sale or other disposition of a note, the receipt of proceeds that include amounts attributable to OID previously included in income) if the spot rate of exchange on the date the cash is received differs from the rate applicable to a previous accrual of that income as determined above. For these purposes, all payments on a note will be treated first, as payments of previously accrued OID (to the extent thereof), with payments considered made for the earliest accrual period in which the OID has accrued and to which prior receipts or payments have not been attributable, and second, as the payment of principal. Such foreign currency gain or loss generally will be treated as ordinary income or loss, but generally will not be treated as an adjustment to OID accrued on the notes. You should be aware that because cash payments in respect of accrued OID on a note may not be made until maturity or other disposition of the note, a greater possibility exists for the fluctuations in foreign currency exchange rates (and the required recognition of gain or loss) than is the case for foreign currency instruments issued without OID. You should consult with your tax advisor regarding the interplay between the application of the OID and foreign currency exchange gain or loss rules.

You generally may make an irrevocable election to include in your income the entire return on an OID note (including payments of qualified stated interest) under the constant yield method applicable to OID.

For purposes of the foreign tax credit provisions of the Code, any OID accrued on a note and included in your income will constitute foreign source income and generally will be classified as passive or general category income depending on your circumstances.

Treatment of Premium.     If your basis upon purchase of a note (not taking into account accrued pre-issuance interest) is greater than its principal amount, you will be considered to have purchased the note at a premium. You generally may elect to amortize this premium over the term of the note. If you make this election, the amount of interest income you must report for U.S. federal income tax purposes with respect to any interest payment date will be reduced by the amount of premium allocated to the period from the previous interest payment date to that interest payment date. The amount of premium allocated to any such period is calculated by taking the difference between (i) the stated interest payable on the interest payment date on which that period ends and (ii) the product of (a) the note’s overall yield to maturity and (b) your purchase price for the note (reduced by amounts of premium allocated to previous periods). If you make the election to amortize premium, you must apply it to the note and to all debt instruments acquired at a premium that you hold at the beginning of your taxable year in which you make the election and all debt instruments you subsequently purchase at a premium, unless you obtain the consent of the IRS to a change.

If you do not make the election to amortize premium on a note and you hold the note to maturity, you will have a capital loss for U.S. federal income tax purposes, equal to the amount of the premium, when the note matures. If you do not make the election to amortize premium and you sell or otherwise dispose of the note before maturity, the premium will be included in your “tax basis” in the note as defined below, and therefore will decrease the gain, or increase the loss, that you otherwise would realize on the sale or other disposition of the note.

Amortizable premium in respect of a note will be computed in euros and will reduce interest income in euros. At the time amortized premium offsets interest income, exchange gain or loss, which will be taxable as ordinary income or loss, will be realized on the amortized premium on such debt security based on the difference between (i) the spot rate of exchange on the date or dates such premium is recovered through interest payments on the note and (ii) the spot rate of exchange on the date on which you acquired the note.

Pre-issuance Interest.     If a note is issued with pre-issuance accrued interest, you may treat the note, for U.S. federal income tax purposes, as having been issued for an amount that excludes the pre-issuance accrued interest. In that event, a portion of the first stated interest payment equal to the excluded pre-issuance accrued interest will be treated as a return of such pre-issuance accrued interest and will not be taxable to you or otherwise treated as an amount payable on the note.

Disposition of Notes.     If you sell or otherwise dispose of a note, you generally will recognize a gain or loss equal to the difference between your “amount realized” and your “adjusted tax basis” in the note. Your “amount realized” will be the value of what you receive for selling or otherwise disposing of the note, other than amounts that represent interest that is due to you but that has not yet been paid (which will be taxed to you as ordinary interest income to the extent not previously included in income). If your note is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on the date the note is disposed of or retired, except that in the case of a note that is traded on an established securities market (as defined in applicable U.S. Treasury regulations), if you are a cash basis taxpayer, or an accrual basis taxpayer that so elects, you will determine the amount realized based on the U.S. dollar value of the foreign currency on the settlement date of the sale. Your “adjusted tax basis” in the note will equal the U.S. dollar value of the euro amount that you paid for the note, increased by the amount of OID (if any) that you have included as income, and decreased (but not below zero) by any amortized premium (as described above) and by any pre-issuance accrued interest excluded from income and cash payments of principal (if any) that you have received with respect to the note. The U.S. dollar amount that is actually paid by you for a note may differ from the amount determined under the preceding sentence, since the U.S. dollar purchase price will be determined using a currency exchange rate determined as of the pricing date, rather than the settlement date. You may recognize U.S. source foreign currency gain or loss in an amount equal to such difference.

Subject to the discussion below of foreign currency gain or loss, gain or loss from the sale or other disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if at the time you sell or dispose of the note, you have held the note for more than one year. Under the current tax law, net capital gains of non-corporate taxpayers may be taxed at lower rates than items of ordinary income. Limitations may apply to your ability to deduct a capital loss. Any capital gains or losses that arise when you sell or dispose of a note generally will be treated as U.S. source income, or loss allocable to U.S. source income, for purposes of the foreign tax credit provisions of the Code. Therefore, you may not be able to claim a credit for any Turkish taxes imposed upon a disposition of a note unless you have other income from foreign sources and other requirements are met.

You must treat any portion of the gain or loss recognized on the sale or disposition of a note as ordinary income to the extent that gain or loss is attributable to changes in the U.S. dollar — euro exchange rate. Gain or loss attributable to changes in the U.S. dollar — euro exchange rate will equal the difference between (i) the U.S. dollar value of the principal amount of the note determined on the date the payment is received or the note is disposed of, and (ii) the U.S. dollar value of the principal amount of the note determined on the date you acquired the note. Such gain or loss, however, will be taken into account only to the extent of the total gain or loss realized on the sale or disposition.

Medicare Tax. A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8 percent tax on the lesser of (i) the U.S. Holder’s “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between U.S.$125,000 and U.S.$250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).

Information with Respect to Foreign Financial Assets.     Owners of “specified foreign financial assets” with an aggregate value in excess of U.S.$50,000 on the last day of the taxable year, or U.S.$75,000 at any time during the taxable year generally will be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on your circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties, and (iii) interests in non-U.S. entities. The notes may be treated as specified foreign financial assets and you may be subject to this information reporting regime. Failure to file information reports may subject you to penalties. You should consult your own tax advisor regarding your obligation to file information reports with respect to the notes.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder,” meaning that you are a beneficial owner of a note and are not a “U.S. Holder” as defined above.

Payments of Interest. Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax on interest that you receive on a note unless you are engaged in a trade or business in the United States and the interest on the note is treated for U.S. federal tax purposes as “effectively connected” to that trade or business. If you are engaged in a U.S. trade or business and the interest income is deemed to be effectively connected to that trade or business, you generally will be subject to U.S. federal income tax on that interest in the same manner as if you were a U.S. Holder. In addition, if you are a non-U.S. corporation, your interest income subject to tax in that manner may increase your liability under the U.S. branch profits tax.

Disposition of Notes.     Subject to the backup withholding discussion below, you generally will not be subject to U.S. federal income tax or withholding tax for any capital gain that you realize when you sell a note unless:

•	that gain is effectively connected for tax purposes to any U.S. trade or business you are engaged in; or

•	if you are an individual, you (i) are present in the United States for 183 days or more in the taxable year in which you sell the note or (ii) you have a tax home (as defined in the Code) in the United States in the taxable year in which you sell the note and the gain is attributable to any office or other fixed place of business that you maintain in the United States.

Backup Withholding and Information Reporting

In general, if you are a noncorporate U.S. Holder, and unless you prove that you are exempt, information reporting requirements will apply to payments of principal, any premium and interest to you and the accrual of OID, if any, if such payments are made within the United States or by or through a custodian or nominee that is a “U.S. Controlled Person,” as defined below. Backup withholding will apply to such payments of principal and interest if you fail to (i) provide an accurate taxpayer identification number; (ii) certify that you are not subject to backup withholding; or (iii) report all interest and dividend income required to be shown on your U.S. federal income tax returns.

In general, if you are a Non-U.S. Holder, you are exempt from these withholding and reporting requirements, but you may be required to comply with certification and identification procedures in order to prove your exemption. If you hold a note through a foreign partnership, these certification procedures would generally be applied to you as a partner. If you are paid the proceeds of a sale or redemption of a note effected at the U.S. office of a broker, you generally will be subject to the information reporting and backup withholding rules described in the immediately preceding two sentences. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a foreign office of a broker that is a “U.S. Controlled Person,” as defined below, unless the broker has documentary evidence that the holder or beneficial owner is not a U.S. Holder or the holder or beneficial owner otherwise establishes an exemption. A U.S. Controlled Person is:

•	a U.S. Person;

•	a controlled foreign corporation for U.S. federal tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for tax purposes for a specified three-year period; or

•	a foreign partnership in which U.S. Persons hold more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you generally will be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS in a timely manner.

The Republic of Turkey

Article 30 of the Corporation Tax Law of The Republic (Law No. 5520) (the “Corporation Tax Law”) (published in the Official Gazette dated June 21, 2006, No. 26205) requires a 15% withholding tax from the interest received under the notes by the limited tax liability persons, whom are legal entities resident outside the Republic. However, according to Article 30 of the Corporation Tax Law and the Council of Ministers’ Decree (Decree No. 2009/14593) (the “Decree No. 2009/14593”) (published in the Official Gazette dated February 3, 2009, No. 27130) issued thereunder, the rate of such withholding tax is reduced to 0%.

Article 94 of the Income Tax Law of The Republic (Law No. 193) (the “Income Tax Law”) (published in the Official Gazette dated January 6, 1961, No. 10700) requires a 25% withholding tax from the interest received under the notes by the limited tax liability persons, whom are individuals resident outside the Republic. However, according to Article 94 of the Income Tax Law and the Council of Ministers’ Decree (Decree No. 2009/14592) (the “Decree No. 2009/14592”) (published in the Official Gazette dated February 3, 2009, No. 27130) issued thereunder, the rate of such withholding tax is reduced to 0%.

There can be no assurance that such rates will continue to be 0%, but in the event of any increase in such rates, the Republic will be obliged to pay additional amounts as specified under “Payment of Additional Amounts” on pages 8 and 9 of the accompanying prospectus.

It should be noted that, according to Article 15(b) of the Law Regarding the Regulation of Public Finance and Debt Management (Law No. 4749) the principal amount of the notes and the interest thereon on each interest payment date shall be considered part of the consolidated State debt and as a result shall be exempt from any and all Turkish taxes, including withholding tax, and the issuance, delivery and execution of the notes are also exempt from Turkish stamp tax and, according to Section IV .24 of Table 2 of the Stamp Tax Law (Law No. 488) (as amended), all documents and agreements issued in connection with the repayment of the notes are also exempt from Turkish stamp tax.

As a result, Turkish law, as presently in effect, does not require deduction or withholding for or on account of taxes on payment of principal at maturity or on the redemption date or payment of interest to a holder of the notes.

Residents of the Republic and persons otherwise subject to Turkish taxation and non-residents realizing gains from the sale or disposition of the notes to Turkish residents (whether individuals or legal entities) and non- residents realizing income from their commercial and business activities in the Republic (whether individuals or legal entities) are advised to consult their own tax advisors in determining any consequences to them of the sale or disposition of the notes.

UNDERWRITING

The Republic and the underwriters have entered into an underwriting agreement, dated as of June 7, 2017 relating to the offering and sale of the notes. In the underwriting agreement, the Republic has agreed to sell to each underwriter, and each underwriter has agreed, severally and not jointly, to purchase from the Republic, the principal amount of notes that appears opposite the name of such underwriter in the table below:

BNP Paribas	€333,333,000
HSBC Bank plc	€333,334,000
UniCredit Bank AG	€333,333,000

Total	€1,000,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from the Republic, are several and not joint. These obligations are also subject to the satisfaction of certain conditions in the underwriting agreement. The underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters have advised the Republic that they propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a selling concession of up to 0.075% of the principal amount. After the initial public offering, the underwriters may change the public offering price and any other selling terms. The underwriters have agreed to pay certain expenses of the Republic incurred in connection with the offering and expenses incurred in connection with certain investor meetings.

In the underwriting agreement, the Republic has agreed that it will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Application is being made to list the notes on the Official List of the Luxembourg Stock Exchange and to trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange in accordance with the relevant rules and regulations of the Luxembourg Stock Exchange. The underwriters have advised the Republic that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion. Accordingly, the Republic cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Republic or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Republic or its affiliates. Certain of the underwriters or their affiliates that have a lending relationship with the Republic or its affiliates may hedge their credit exposure to the Republic or its affiliates consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in securities of the Republic or its affiliates, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with this offering, the underwriters (or affiliate of the underwriters) may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Delivery of the notes will be made against payment therefor on or about the fifth New York business day following the date of pricing the notes (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required, by virtue of the fact that the notes will initially settle in T+5, to specify an alternative settlement cycle at the time of such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing should consult their own advisers.

The notes are offered for sale in those jurisdictions where it is legal to make such offers. Only offers and sales of the notes in the United States, as part of the initial distribution thereof or in connection with resales thereof under circumstances where this prospectus supplement and the accompanying prospectus must be delivered, are made pursuant to the registration statement, of which the prospectus, as supplemented by this prospectus supplement, forms a part.

The underwriters have specifically agreed to act as follows in each of the following places:

Public Offer Selling Restrictions under the Prospectus Directive:    In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each of the underwriters has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in that Relevant Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Joint Book Running Managers; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer shall require the Republic or any of the Joint Book Running Managers to publish a prospectus pursuant to Article 3 of the Prospectus Directive or to supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC (as amended, including by Directive 2010/73/EC), and includes any relevant implementing measure in the Relevant Member State.

Selling Restrictions Addressing Additional United Kingdom Securities Laws: Each of the underwriters has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Republic; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Italy: The offering of the notes has not been registered pursuant to the Italian securities legislation and, accordingly, each of the underwriters has represented and agreed that it has not offered or sold, and will not offer or sell, any notes in the Republic of Italy in a solicitation to the public unless the prospectus supplement and accompanying prospectus has been authorized in accordance with chapter IV of the Prospectus Directive No. 2003/71 and relevant Italian CONSOB regulations, and that sales of the notes in the Republic of Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulation.

Accordingly, each of the underwriters has represented and agreed that it will not offer, sell or deliver any notes or distribute copies of the prospectus supplement and accompanying prospectus and any other document relating to the notes in the Republic of Italy except:

(1) to “Professional Investors”, as defined in Article 31.2 of CONSOB Regulation No. 11522 of 1 July 1998, as amended (“Regulation No. 11522”), pursuant to Article 30.2 and 100 of Legislative Decree No. 58 of 24 February 1998, as amended (“Decree No. 58”);

(2) in a solicitation to the public provided that the prospectus supplement and accompanying prospectus has been authorised in accordance with chapter IV of the Prospectus Directive No. 2003/71, Decree No. 58 and CONSOB Regulation No. 11971 of 14 May 1999, as amended; or

(3) in any other circumstances where an express exemption from compliance with the solicitation restrictions applies, as provided under Decree No. 58 or CONSOB Regulation No. 11971 of 14 May 1999, as amended.

Any such offer, sale or delivery of the notes or distribution of copies of the prospectus supplement and accompanying prospectus or any other document relating to the notes in the Republic of Italy must be:

(a) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993 as amended (“Decree No. 385”), Decree No. 58, CONSOB Regulation No. 11522 and any other applicable laws and regulations; and

(b) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Investors should also note that, in any subsequent distribution of the notes in the Republic of Italy, Article 100-bis of Decree No. 58 may require compliance with the law relating to public offers of securities. Furthermore, where the notes are placed solely with professional investors and are then systematically resold on the secondary market at any time in the 12 months following such placing, purchasers of notes who are acting outside of the course of their business or profession may in certain circumstances be entitled to declare such purchase void and to claim damages from any authorised person at whose premises the notes were purchased, unless an exemption provided for under Decree No. 58 applies.

Canada: The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National

Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.4 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Certain legal matters will be passed upon for the Republic by the First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey. The validity of the notes will be passed upon for the Republic by Arnold & Porter Kaye Scholer LLP, New York, New York, special United States counsel for the Republic, and for the underwriters by Clifford Chance LLP, London, United Kingdom, counsel to the underwriters. All statements in this prospectus supplement with respect to matters of Turkish law have been passed upon for the Republic by the First Legal Advisor, and for the underwriters by Pekin & Pekin, Istanbul, Turkey. In rendering their opinions, Arnold & Porter Kaye Scholer LLP will rely as to all matters of Turkish law upon the First Legal Advisor and Clifford Chance LLP will rely as to all matters of Turkish law upon Pekin & Pekin.

TABLE OF REFERENCES

The table below sets out certain page references containing the information incorporated by reference from the Annual Report on Form 18-K for the Republic (for the purposes of this section, the “Issuer”), for the fiscal year ended December 31, 2015 filed with the SEC on October 3, 2016, as amended from time to time, which contains the economic, financial and statistical information for fiscal years ended December 31, 2015, December 31, 2014, December 31, 2013, December 31, 2012 and December 31, 2011:

EC No. 809/2004 Item	Annual Report on Form 18-K for 2015
The Issuer’s position within the governmental framework	“Description of the Republic — Government Organization and Political Background” on pages 19 to 20 of Exhibit D
Geographic location and legal form of the Issuer	“Description of the Republic — Location, Area and Topography” on pages 18 to 19 of Exhibit D
Structure of the Issuer’s economy	“Economy” on pages 47 to 74 of Exhibit D
Gross domestic product	“Economy — Gross Domestic Product” on pages 47 to 49 of Exhibit D
Turkey’s political system and government	“Description of the Republic — Government Organization and Political Background” on pages 19 to 20 of Exhibit D
Tax and budgetary systems of the Issuer	“Public Finance — Taxation” on pages 111 to 117 of Exhibit D and “Public Finance — Central Government Budget” on pages 109 to 111 of Exhibit D
Gross public debt of the Issuer	“Debt” on pages 129 to 160 of Exhibit D
Foreign trade and balance of payments	“Foreign Trade and Balance of Payments” on pages 75 to 90 of Exhibit D
Foreign exchange reserves	“Foreign Trade and Balance of Payments — International Reserves” on page 90 of Exhibit D
Income and expenditure figures	“Public Finance — Central Government Budget” on pages 109 to 111 of Exhibit D

The information included in the ‘Recent Developments and Summary’ section of this Prospectus Supplement supplements the information contained in the Republic’s Annual Report for 2015 on Form 18-K filed with the SEC on October 3, 2016 as amended from time to time. To the extent that the information in the ‘Recent Developments and Summary’ section is inconsistent with the information contained in the Annual Report for 2015, as amended, the information in the ‘Recent Developments and Summary’ section supersedes and replaces such information.

Any information not listed in the cross-reference table but included in the documents incorporated by reference is given for information purposes only.

The prospectus supplement and the accompanying prospectus including the documents containing the information incorporated by reference will be published on the website of the Luxembourg Stock Exchange which is http://www.bourse.lu.

PROSPECTUS

THE REPUBLIC OF TURKEY

$8,000,000,000

Debt Securities

The Republic of Turkey, which may be referred to herein as Turkey or the Republic, may offer up to $8,000,000,000 (or its equivalent in other currencies) aggregate principal amount of its debt securities.

Turkey may offer its debt securities from time to time in one or more offerings. Turkey will provide the specific terms of the debt securities it is offering in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

The debt securities will contain “collective action clauses,” unless otherwise indicated in the applicable prospectus supplement. Under these provisions, which differ from the terms of Turkey’s external indebtedness issued prior to January 1, 2015, Turkey may amend the payment provisions of the debt securities and other “reserved matters” with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Turkey may sell the securities directly, through agents designated from time to time or through underwriters or dealers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Turkey has not authorized anyone to provide you with different or additional information. Turkey is not making an offer of these debt securities in any place where the offer is not permitted by law. You should not assume that the information in this prospectus or any prospectus supplement accompanying this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is May 26, 2017

WHERE YOU CAN FIND MORE INFORMATION

Turkey voluntarily files annual reports on Form 18-K with the Securities and Exchange Commission (SEC). These reports and any amendments to these reports include certain financial, statistical and other information about Turkey and may be accompanied by exhibits. You may read and copy any document Turkey files with the SEC at the SEC’s public reference room in Washington, D.C. Turkey’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room, or log on to www.sec.gov. The SEC is located at 100 F Street, N.E., Washington, DC 20549.

The SEC allows Turkey to “incorporate by reference” the information Turkey files with it. This means that Turkey can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Turkey incorporates by reference the following documents:

•	Turkey’s Annual Report on Form 18-K for the year ended December 31, 2015 (File Number 033-37817), filed on October 3, 2016, as amended by Amendment No. 1 to Turkey’s Annual Report on Form 18-K/A, filed on October 20, 2016, Amendment No. 2 to Turkey’s Annual Report on Form 18-K/A, filed on January 24, 2017, Amendment No. 3 to Turkey’s Annual Report on Form 18-K/A, filed on February 23, 2017, Amendment No. 4 to Turkey’s Annual Report on Form 18-K/A, filed on March 23, 2017, and Amendment No. 5 to Turkey’s Annual Report on Form 18-K/A, filed on May 11, 2017; and

•	all other amendments to Turkey’s Annual Report on Form 18-K for the year ended December 31, 2015 filed prior to the date of this prospectus (File Number 033-37817).

Turkey also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the debt securities covered by this prospectus. Each time Turkey files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You may request a free copy of these filings by writing to or calling Turkey’s Economic Counselor at the following address and phone number:

Turkish Embassy

Office of the Economic Counselor

2525 Massachusetts Avenue, N.W.

Washington, D.C. 20008

Attn: The Office of the Economic Counselor

(202) 612-6790

DATA DISSEMINATION

Turkey is a subscriber to the International Monetary Fund’s Special Data Dissemination Standard, or “SDDS”, which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released, the so-called “Advance Release Calendar”. For Turkey, precise dates or “no-later-than dates” for the release of data under the SDDS are disseminated no later than three months in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund’s Dissemination Standard Bulletin Board. The Internet website is located at http: //dsbb.imf.org/Applications/web/sddscountrycategorylist/?strcode=TUR. The website and any information on it are not part of this prospectus. All references in this prospectus to this website are inactive textual references to this URL, or “uniform resource locator”, and are for your information only.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Turkey will use the net proceeds from the sale of the debt securities for the general financing purposes of Turkey, which may include the repayment of debt.

DEBT SECURITIES

Turkey may issue debt securities, in distinct series at various times, and these debt securities will be issued pursuant to a fiscal agency agreement between Turkey and a fiscal agent. The financial terms and other specific terms of a particular series of debt securities will be described in a prospectus supplement relating to those securities. If the terms or conditions described in the prospectus supplement that relates to your series of debt securities differ from the terms or conditions described in this prospectus, you should rely on the terms or conditions described in the prospectus supplement.

In this description of debt securities, you will see some initially capitalized terms. These terms have very particular, legal meanings, and you can find their definitions under the heading “Definitions” below.

General

The prospectus supplement that relates to your debt securities will specify the following terms, if applicable:

•	the specific title or designation of the debt securities;

•	the principal amount of the debt securities;

•	the price of the debt securities;

•	the stated maturity date on which Turkey agrees to repay principal;

•	the rate of any interest the debt securities will bear and, if variable, the method by which the interest rate will be calculated;

•	the dates on which any interest payments are scheduled to be made;

•	the date or dates from which any interest will accrue;

•	the record dates for any interest payable on an interest payment date;

•	whether and under what circumstances and terms Turkey may redeem the debt securities before maturity;

•	whether and under what circumstances and terms the holders of the debt securities may opt to have their respective debt securities prepaid;

•	whether and under what circumstances the debt securities will be entitled to the benefit of a sinking fund or other similar arrangement;

•	whether and under what circumstances and terms the holders of the debt securities may opt to obligate Turkey to repurchase or exchange their respective securities, either pursuant to an option that is included in the debt securities or that is or becomes separately tradable following their issuance;

•	the currency or currencies in which the debt securities are denominated, which may be U.S. dollars, another foreign currency or units of two or more currencies;

•	the currency or currencies for which such debt securities may be purchased and in which principal, premium, if any, and interest may be payable;

•	whether any amount payable in respect of the debt securities will be determined based on an index or formula, and, if so, how any such amount will be determined;

•	whether the debt securities will be issued upon the exchange or conversion of other debt securities and, if so, the specific terms relating to this exchange or conversion;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstance in which a global security is exchangeable for certificated (physical) securities;

•	whether the debt securities will be listed and, if listed, the stock exchange on which the debt securities will be listed;

•	whether the debt securities will be designated “Collective Action Securities” (as described below); and

•	any other terms of the debt securities.

If applicable, the prospectus supplement may also describe any United States federal or Turkish income tax consequences and special considerations applicable to that particular series of debt securities.

Status of the Debt Securities

The following description applies to any series of debt securities issued prior to January 1, 2015 (including any further issuances of such debt securities).

The debt securities will be direct, unconditional, unsecured and general obligations of Turkey without any preference one over the other. Turkey will pledge its full faith and credit for the due and punctual payment of principal of and interest on the debt securities and for the timely performance of all of its obligations with respect to the debt securities.

The debt securities of each series will rank pari passu in right of payment with all other payment obligations relating to the External Indebtedness of Turkey.

The following description applies to any series of debt securities issued on or after January 1, 2015.

The debt securities will constitute direct, general, unconditional and unsubordinated public External Indebtedness of Turkey for which the full faith and credit of Turkey is pledged. The debt securities rank and will rank without any preference among themselves and equally with all other unsubordinated public External Indebtedness of Turkey. It is understood that this provision shall not be construed so as to require Turkey to make payments under the debt securities ratably with payments being made under any other public External Indebtedness.

Form of Debt Securities

Unless otherwise specified in the prospectus supplement, debt securities denominated in U.S. dollars will be issued:

•	only in fully registered form; and

•	without interest coupons.

Debt securities denominated in U.S. dollars or in another monetary unit will be issued in denominations set forth in the applicable prospectus supplement.

Payment

Unless otherwise specified in the applicable prospectus supplement, the principal of and interest on the debt securities will be payable in U.S. dollars at the New York office of the fiscal agent, or such other office as designated by the fiscal agent, to the registered holders of the debt securities on the related record date; provided, however, that if so provided in the text of the debt securities, payments of principal and any interest will be paid by check mailed to the registered holders of the debt securities at their registered addresses, or in the case of principal, such other address as provided in writing by the registered holder. The authorization relating to such debt securities may provide that payments may be made to a registered holder of an amount greater than the aggregate principal amount of debt securities specified therein, by transfer of same day funds to an account maintained by the payee with a bank as specified in such authorization, if the registered holder so elects by giving the fiscal agent not less than 15 days notice (or such fewer days as the fiscal agent may accept at its discretion) prior to the date of payment.

If any date on which principal or interest is due to be paid is not a business day, Turkey may pay interest on the next day that is a business day and no additional interest will accrue on that payment. For this purpose, business day means any day, other than a Saturday or Sunday, on which banks in the City of New York are not required or authorized by law or executive order to be closed.

The register of holders of debt securities will be kept at the New York office of the fiscal agent, or such other office as designated by the fiscal agent.

Any moneys held by the fiscal agent in respect of debt securities and remaining unclaimed for two years after those amounts have become due and payable shall be returned to Turkey, as provided and in the manner set forth in the debt securities. After the return of these moneys to Turkey, the holders of these debt securities may look only to Turkey for any payment.

Turkey may replace the fiscal agent at any time, subject to the appointment of a replacement fiscal agent. The fiscal agent is an agent of Turkey and is not a trustee for the holders of the debt securities.

Negative Pledge

Turkey undertakes that it will not, so long as any of the debt securities remain outstanding, create or permit to exist (i) any Lien (other than a Permitted Lien) for any purpose upon or with respect to any International Monetary Assets of Turkey; or (ii) any Lien (other than a Permitted Lien) upon or with respect to any other assets of Turkey to secure External Indebtedness of any Person, unless the debt securities are given an equivalent interest.

Definitions

“Exportable Assets” means goods which are sold or intended to be sold for a consideration consisting of or denominated in Foreign Currency and any right to receive Foreign Currency in connection with the sale thereof.

“External Indebtedness” of any Person means (i) each obligation, direct or contingent, of such Person to repay a loan, deposit, advance or similar extension of credit, (ii) each obligation of such Person evidenced by a note, bond, debenture or similar written evidence of indebtedness, and (iii) each Guarantee by such Person of an obligation constituting External Indebtedness of another Person; if in each case such obligation is denominated in a Foreign Currency or payable at the option of the payee in a Foreign Currency; provided that (i) an obligation (or Guarantee thereof) which by its terms is payable only by a Turkish Person to another Turkish Person in the

Republic is not External Indebtedness; (ii) an obligation to the extent that it is owing only to an individual who is a Turkish citizen is not External Indebtedness; and (iii) an obligation is deemed to be denominated in a Foreign Currency if the terms thereof or of any applicable governmental program contemplate that payment thereof will be made to the holder thereof in such Foreign Currency by the obligor, Turkey or any other Turkish Person.

“Foreign Currency” means any currency other than the lawful currency of Turkey.

“Guarantee” includes a suretyship or any other arrangement whereby the respective party is directly or indirectly responsible for any External Indebtedness of another Person, including, without limitation, any obligation of such party to purchase action for the purpose goods or services or supply funds or take any other of providing for the payment or purchase of such External Indebtedness (in whole or in part).

“International Monetary Assets” means all official holdings of gold, Special Drawing Rights, Reserve Positions in the International Monetary Fund and Foreign Exchange which is owned or held by Turkey or any monetary authority of Turkey, all as defined by the International Monetary Fund.

“Lien” means any lien, mortgage, deed of trust, charge, pledge, hypothecation, security interest or other encumbrance.

“Permitted Lien” means

(1) any Lien on Foreign Currency (or deposits denominated in Foreign Currency) securing obligations with respect to a letter of credit issued in the course of ordinary commercial banking transactions (and expiring within one year thereafter) to finance the importation of goods or services into the Republic;

(2) any Lien on Exportable Assets (but not official holdings of gold), documents of title relating thereto, insurance policies insuring against loss or damage with respect thereto and proceeds of the foregoing, securing External Indebtedness incurred to finance the business of producing or exporting Exportable Assets; provided that (x) the proceeds of the sale of such Exportable Assets are expected to be received within one year after such Exportable Assets or documents become subject to such Lien; and (y) such External Indebtedness (i) is to be repaid primarily out of proceeds of sale of the Exportable Assets subject to such Lien and (ii) does not arise out of financing provided by the lender on condition that other External Indebtedness be repaid;

(3) any Lien securing External Indebtedness incurred for the purpose of financing any acquisition of assets (other than International Monetary Assets), provided that the assets which are subject to such Lien are: (x) tangible assets acquired in such acquisition (including, without limitation, documents evidencing title to such tangible assets); (y) claims which arise from the use, failure to meet specifications, sale or loss of, or damage to, such assets; or (z) rent or charter hire payable by a lessee or charterer of such assets;

(4) any Lien on or with respect to assets (other than International Monetary Assets) existing at the time of the acquisition thereof, provided that such Lien was not incurred in contemplation of such acquisition;

(5) any Lien on or with respect to assets (other than International Monetary Assets) acquired (or deemed to be acquired) under a financial lease, or claims arising from the use, operation, failure to meet specifications, sale or loss of, or damage to, such assets, provided that (x) such Lien secures only rentals and other amounts payable under such lease; and (y) such assets were not owned by the Republic for more than 120 days prior to becoming subject to such lease;

(6) any Lien on any assets which arose pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings;

(7) any Lien arising by operation of law (and not pursuant to any agreement) which has not been foreclosed or otherwise enforced against the assets to which it applies, including without limitation any right of set-off with respect to demand or time deposits maintained with financial institutions and banker’s liens with respect to property held by financial institutions, provided that such Lien arises in the ordinary course of the activities of the owner of the assets subject thereto and not with a view to securing any External Indebtedness;

(8) any Lien securing External Indebtedness incurred in connection with any Project Financing, provided that the assets to which such Lien applies (x) are not official holdings of gold; and (y) are (i) assets which are the subject of such Project Financing or (ii) revenues or claims which arise from the use, operation, failure to meet specifications, exploitation, sale or loss of, or damage to, such assets;

(9) Liens on assets (other than official holdings of gold) in existence on the initial date of issuance of the securities of a series provided that such Liens remain confined to the assets affected thereby on the initial date of issuance of the securities of such series, and secure only those obligations so secured on the initial date of issuance of the securities of such series;

(10) any Lien arising in connection with contracts entered into substantially simultaneously for sales and purchases at market prices of precious metals; and

(11) any Lien or Liens which otherwise would not be permissible pursuant to the negative pledge and which secure(s) indebtedness in an aggregate amount not exceeding $50,000,000 (or the equivalent thereof in other currencies or composite currency units).

“Person” means an individual, corporation, partnership, joint venture, trust, unincorporated organization or any other judicial entity, including, without limitation, a government or governmental body or agency or instrumentality or any international organization or agency.

“Project Financing” means any financing of the acquisition, construction or development of any asset in connection with a project if the Person or Persons providing such financing expressly agree to look to the asset financed and the revenues to be generated by the use, exploitation, operation of or loss of, or damage to, such asset as a principal source of repayment for the moneys advanced and at the time of such financing it was reasonable to conclude that such project would generate sufficient income to repay substantially all of the principal of and interest on all External Indebtedness incurred in connection with such project.

“Turkish Person” means Turkey and any Person who is a resident or national of Turkey or which has its principal place of business, seat or head office in Turkey or any Person incorporated or organized under the laws of Turkey.

Default

Any of the following events affecting a particular series of debt securities will be an event of default with respect to that series of debt securities:

(a) Turkey fails to pay, when due, principal of or any interest on the debt securities of that series and such failure continues for a period of 30 days; or

(b) Turkey defaults in performance or observance of or compliance with any of its other obligations set forth in the debt securities of that series, which default is not remedied within 60 days after written notice of such default shall have been given to Turkey by the holder of any debt securities of that series at the corporate trust office of the fiscal agent in the City of New York; or

(c) any other present or future External Indebtedness (as defined above) of Turkey, for or in respect of moneys borrowed or raised in an amount in aggregate of not less than $40,000,000 (or its equivalent in other currencies or composite currency units), becomes due and payable prior to its stated maturity otherwise than at the option of Turkey, or any such amount of External Indebtedness is not paid when due (in accordance with any extension granted in any modification, consent or waiver by the holders of such External Indebtedness) or, as the case may be, within any applicable grace period; or

(d) Turkey ceases to be a member of the International Monetary Fund or of any successor (whether corporate or not) that performs the functions of, or functions similar to, the International Monetary Fund; or

(e) Turkey announces its inability to pay its debts as they mature; or

(f) it becomes unlawful for Turkey to perform or comply with any of its payment obligations under any of the debt securities of a series.

Redemption and Repurchase

Unless otherwise set forth in the applicable prospectus supplement, the debt securities will not be redeemable prior to maturity by Turkey or repayable prior to maturity by the registered holders of these debt securities.

Turkey may at any time purchase debt securities in any manner and for any price. If Turkey purchases debt securities of a series by tender, tenders must be available to all holders of debt securities of that series. Any debt securities purchased by Turkey may, at its discretion, be held by Turkey or surrendered to the fiscal agent for cancellation, but such debt securities may not be resold.

Judgment Currency

If for the purpose of obtaining judgment in any court or from any other tribunal it is necessary to convert an amount due to the holder of a debt security in the currency in which the debt security was required to be paid by its terms (the “Debt Security Currency”) into another currency (the “Judgment Currency”), Turkey and such holder agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such holder could purchase the Debt Security Currency with such Judgment Currency in the city which is the principal financial center of the country of issue of the Debt Security Currency on the date two business days preceding the date on which actual payment in the Judgment Currency is made to such holder.

To the fullest extent permitted by law, the obligation of Turkey in respect of any amount payable by it to the holder of a debt security shall, notwithstanding any judgment in a Judgment Currency, be discharged only to the extent that on the business day following receipt by such holder of any amount adjudged to be so due in the Judgment Currency, such holder may, in accordance with normal banking procedures, purchase the Debt Security Currency with the Judgment Currency. To the fullest extent permitted by law, if the amount of the Debt Security Currency so purchased is less than the amount originally due to such holder, Turkey undertakes, as a separate and independent obligation, to indemnify and hold harmless each relevant holder of the debt security against the amount of such shortfall and if the amount of the Debt Security Currency so purchased is more than the amount originally due to such holder, and if all of Turkey’s obligations to such holder under the debt securities are fully paid, such holder agrees to remit such excess to Turkey.

Payment of Additional Amounts

All payments of principal and interest in respect of the debt securities by Turkey will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges imposed, levied, collected, withheld or assessed by or within Turkey or any authority of or within Turkey (together, “Taxes”), unless such withholding or deduction is required by tax law. In that event, Turkey shall pay those additional amounts that will result in receipt by the holders of debt securities of the amounts that would have been received by them had such withholding or deduction not been required, except that no additional amounts shall be payable with respect to any debt security:

•	to a holder (or a third party on behalf of a holder) where such holder is liable to pay such Taxes in respect of any debt security by reason of that holder’s having some connection with Turkey other than the mere holding of that debt security or the receipt of principal and interest in respect of that debt security; or

•	presented for payment more than 30 days after the Relevant Date (see below), except to the extent that the holder of that debt security would have been entitled to additional amounts on presenting the same for payment on the last day of that 30-day period.

The term “Relevant Date” in respect of any debt security means whichever is the later of:

•	the date on which payment in respect of the debt security first becomes due and payable; or

•	if the fiscal agent has not received the full amount of the moneys payable on or before that due date, the date on which notice is given to the holders of debt securities that the full amount of those moneys has been received and is available for payment.

Any reference in this section to “principal” and/or “interest” includes any additional amounts that may be payable under the debt securities.

Upon not less than 30 days’ prior notice to holders of the debt securities, Turkey will have the right to require each holder to present at the office of any paying agency five business days prior to each record date a certificate, in such form as Turkey may from time to time reasonably prescribe in order to comply with applicable law or regulation, to enable Turkey to determine its duties and liabilities with respect to (i) any taxes, assessments or governmental charges which Turkey or the fiscal agent may be required to deduct or withhold from payments in respect of such securities under any present or future law of the United States or any regulation of any taxing authority thereof and (ii) any reporting or other requirements under such laws or regulations. Turkey will be entitled to determine its duties and liabilities with respect to such deduction, withholding, reporting or requirements of the basis of information contained in such certificate or, if no certificate shall be presented, on the basis of any presumption created by any such law or regulation and shall be entitled to act in accordance with such determination, but shall not be entitled to withhold all or part of any such payment except as required by applicable law.

Global Securities

The prospectus supplement that relates to your debt securities indicates whether any of the debt securities you purchase will be represented by a global security. The aggregate principal amount of any global security equals the sum of the principal amount of all the debt securities it represents. The global security will be registered in the name of the depositary identified in the prospectus supplement or its nominee, and will be deposited with the depositary, its nominee or a custodian.

Limitations on Your Ability to Obtain Debt Securities Registered in Your Name. The global security will not be registered in the name of any person other than the depositary or its nominee. Similarly, the global security will not be exchanged for debt securities that are registered in the name of any person other than the depositary or its nominee. An exception to these restrictions would be made only if:

•	the depositary notifies Turkey that it is unwilling, unable or no longer qualified to continue to act as depositary and Turkey does not appoint a successor depositary within 90 days;

•	at any time Turkey decides it no longer wishes to have all or part of the debt securities represented by a global security; or

•	an event of default has occurred and is continuing to occur with respect to the securities.

In those circumstances, the depositary will determine in whose names to register any certificated (physical) debt securities issued in exchange for the global security. These certificated (physical) debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples, unless otherwise specified in a prospectus supplement.

The depositary or its nominee will be considered the sole owner and holder of the global security for all purposes. As a result:

•	You cannot get debt securities registered in your name for so long as they are represented by the global security;

•	You cannot receive certificated (physical) debt securities in your name in exchange for your beneficial interest in the global security;

•	You will not be considered to be the owner or holder of the global security or any debt securities represented by the global security for any purpose;

•	You cannot assert any right of a holder of the debt securities unless you are authorized by the depositary and the participant through which you hold your beneficial interest; and

•	All payments on the global security will be made to the depositary or its nominee.

In some jurisdictions, certain types of purchasers (such as some insurance companies) are not permitted to own securities represented by a global security. These laws may limit your ability to sell or transfer your beneficial interest in the global security to these types of purchasers.

Beneficial Interests in and Payments on Global Security. Institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers, are called participants. Only participants, and persons that hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of interests in the global security will be kept.

When the depositary receives payment of principal or interest on the global security, the depositary is expected to credit its participants’ accounts in amounts that correspond to their respective beneficial interests in the global security. In turn, after the participants’ accounts are credited, the participants are expected to credit the accounts of the owners of beneficial interests in the global security in amounts that correspond to the owners’ beneficial interests in the global security.

The depositary and its participants establish policies and procedures that govern payments, transfers and other important matters that affect owners of beneficial interests in the global security. The depositary and its participants may change these policies and procedures from time to time. Turkey has no responsibility or liability for the records of owners of beneficial interests in the global security. Also, Turkey is not responsible for supervising or reviewing those records or payments. Turkey has no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspects of the relationship between participants and owners of beneficial interests in the global security.

Governing Law and Consent to Service

Turkey is a foreign sovereign government. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts of the United States against the Republic. The fiscal agency agreement and the debt securities will be governed by and interpreted in accordance with the laws of the State of New York, except with respect to the authorization and execution of the debt securities on behalf of Turkey and any other matters required to be governed by the laws of Turkey, which will be governed by the laws of Turkey.

Turkey will irrevocably waive, to the fullest extent permitted by law, any immunity, including foreign sovereign immunity, from jurisdiction to which it might otherwise be entitled in any action arising out of or based on the debt securities which may be instituted by the holder of any debt securities in each of the United States District Court for the Southern District of New York, the Supreme Court of the State of New York, New

York County, and the respective appellate courts therefrom or (except as to venue) in any competent court in Turkey. Turkey will appoint the Economic Counselor of the Republic, 821 United Nations Plaza, 4th Floor, New York, New York, 10017, as its authorized agent upon whom process may be served in any action arising out of or based on the debt securities which may be instituted in any state or federal court in the City or State of New York by the holder of any debt securities. Such appointment shall be irrevocable until all amounts in respect of the principal, premium, if any, and interest, if any, due or to become due on or in respect of all the debt securities issuable under the fiscal agency agreement have been paid by Turkey to the fiscal agent, except that if for any reason the authorized agent ceases to be able to act as such authorized agent or no longer has an address in New York, Turkey will appoint another person in New York as its authorized agent.

The Economic Counselor is not the agent for service for actions under the United States federal securities laws or state securities laws and Turkey’s waiver of immunity does not extend to such actions. Because Turkey has not waived its sovereign immunity in connection with any actions arising out of or based on United States federal or state securities laws, it will not be possible to obtain a United States judgment against Turkey based on such laws unless a court were to determine that Turkey is not entitled under the United States Foreign Sovereign Immunities Act of 1976, as amended, to sovereign immunity with respect to such actions.

Under the laws of Turkey, assets of Turkey are immune from attachment or other forms of execution, whether before or after judgment. The United States Foreign Sovereign Immunities Act of 1976, as amended, may also provide a means for limited execution upon any property of Turkey that is related to the service and administration of the debt securities.

Non-Collective Action Securities

The following descriptions apply to any series of debt securities that has not been designated Collective Action Securities, as provided below.

Acceleration of Maturity

If one or more of the events described above occurs with respect to a particular series of debt securities, each holder of debt securities of that series may declare the principal of and any accrued interest on the debt securities it holds immediately due and payable. Holders of debt securities may exercise these rights only by providing a written demand to Turkey and the fiscal agent at a time when the event of default is continuing unless prior to the receipt of that demand by the fiscal agent all defaults have been cured.

No periodic evidence is required to be furnished by Turkey as to the absence of defaults.

Meetings

General. A meeting of holders of debt securities of any series may be called at any time:

•	to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided for in the fiscal agency agreement or the debt securities of that series; or

•	to modify, amend or supplement the terms of the debt securities of that series or the fiscal agency agreement.

Turkey or the fiscal agent may at any time call a meeting of holders of debt securities of a series for any purpose described above. This meeting will be held at the time and place determined by the fiscal agent. If Turkey or the holders of at least 10% in aggregate principal amount of the outstanding (as defined in the fiscal agency agreement) debt securities of a series request (in writing) the fiscal agent to call a meeting, the fiscal agent will call such a meeting.

For the purpose of this prospectus, “outstanding debt securities” does not include:

•	previously canceled debt securities;

•	debt securities called for redemption;

•	debt securities which have become due and payable and for which sufficient funds to pay amounts owed under these debt securities have been paid or provided for;

•	debt securities of a series, which have been substituted with another series of debt securities; and

•	for purposes of determining whether the required percentage of holders of debt securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, the debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities held directly by Turkey or on its behalf.

Notice. The notice of a meeting will set forth the time and place of the meeting and in general terms the action proposed to be taken at the meeting. This notice shall be given as provided in the terms of the debt securities. In addition, this notice shall be given between 30 and 60 days before the meeting date; however, in the case of any meeting to be reconvened after adjournment for lack of a quorum, this notice shall be given between 15 and 60 days before the meeting date.

Voting; Quorum. A person that holds outstanding debt securities of a series or is duly appointed to act as proxy for a holder of the debt securities of a series will be entitled to vote at a meeting of holders of the debt securities of that series. The presence at the meeting of persons entitled to vote a majority of the principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities.

At the reconvening of a meeting adjourned for a lack of a quorum, the presence of persons entitled to vote 25% in principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities for the taking of any action set forth in the notice of the original meeting.

Regulations. The fiscal agent may make reasonable and customary regulations as it deems advisable for any meeting with respect to:

•	the proof of the holding of debt securities of a series and of the appointment of proxies in respect of the holders of debt securities of a series;

•	the record date for determining the holders of debt securities of a series who are entitled to vote at such meeting;

•	the adjournment and chairmanship of such meeting;

•	the appointment and duties of inspectors of votes, certificates and other evidence of the right to vote; and

•	other matters concerning the conduct of the meeting that the fiscal agent deems appropriate.

Amendments

Unless the unanimous consent of holders of debt securities of an affected series is required as specified below, with:

•	the affirmative vote, in person or (in the case of registered owners of the debt securities of that series) by proxy, of the holders of at least 66 2⁄3% in aggregate principal amount of the outstanding debt securities of a series represented and voting at a duly called and held meeting (or any other percentage as may be set forth in the text of the debt securities of that series); or

•	the written consent of the holders of 66 2⁄3% in aggregate principal amount of the outstanding debt securities of a series (or any other percentage as may be set forth in the text of the debt securities of that series),

(i) Turkey and the fiscal agent may modify, amend or supplement the terms of the debt securities of that series or, insofar as it affects the debt securities of that series, the fiscal agency agreement in any way and (ii) the holders of debt securities of that series may make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided by the fiscal agency agreement or the debt securities of that series to be made, given or taken by holders of debt securities of such series.

The written consent or affirmative vote of the holders of 100% in aggregate principal amount of each debt security of an affected series is required to:

•	change the due date for the payment of the principal (or premium, if any) of, or any installment of interest on, any debt security of that series;

•	reduce the principal amount of any debt security of that series;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of any debt security of that series;

•	reduce the interest rate on any debt security of that series;

•	reduce the premium payable, if any, upon the redemption of any debt security of that series;

•	change the currency in which any amount in respect of the debt securities of that series is payable or (i) with respect to USD denominated issuances, change the place at which payment with respect to the debt securities of that series is paid from the Borough of Manhattan, the City of New York, or (ii) with respect to EUR denominated issuances, change the required places at which payment with respect to debt securities of that series is paid;

•	shorten the period, if any, during which Turkey is not permitted to redeem the debt securities of that series;

•	reduce the proportion of the principal amount of the debt securities of that series that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series; or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action; or

•	change the obligation of Turkey to pay additional amounts.

Turkey and the fiscal agent may, without the vote or consent of any holder of debt securities of a series, amend the fiscal agency agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of Turkey for the benefit of the holders of the debt securities;

•	surrendering any right or power conferred upon Turkey;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	curing any ambiguity or curing, correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•	amending the fiscal agency agreement or the debt securities of that series in any manner which Turkey and the fiscal agent may determine which is not inconsistent with the debt securities of that series and does not adversely affect the interest of any holder of debt securities of that series.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

Collective Action Securities Issued Prior to January 1, 2015

Turkey may designate a particular series of debt securities to be “Collective Action Securities.” The following descriptions apply to any series of debt securities that has been designated Collective Action Securities and issued prior to January 1, 2015 (including any further issuances of such debt securities).

Acceleration of Maturity

If an event of default described under the heading “Debt Securities — Default” above occurs and is continuing with respect to any series of debt securities that have been designated Collective Action Securities, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding debt securities of that series may not, on their own, declare the debt securities of that series to be due and payable immediately. Holders of notes may exercise these rights only by providing a written demand to Turkey at the office of the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Turkey receives written notice of the declaration, unless Turkey has remedied the event or events of default prior to receiving the notice. The holders of 66  2⁄3% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Meetings

General. A meeting of holders of debt securities of any series may be called at any time:

•	to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided for in the fiscal agency agreement or the debt securities of that series; or

•	to modify, amend or supplement the terms of the debt securities of that series or the fiscal agency agreement.

Turkey or the fiscal agent may at any time call a meeting of holders of debt securities of a series for any purpose described above. This meeting will be held at the time and place determined by the fiscal agent. If Turkey or the holders of at least 10% in aggregate principal amount of the outstanding (as defined in the fiscal agency agreement) debt securities of a series request (in writing) the fiscal agent to call a meeting, the fiscal agent will call such a meeting.

For the purpose of this prospectus, “outstanding debt securities” does not include:

•	previously canceled debt securities;

•	debt securities called for redemption;

•	debt securities which have become due and payable and for which sufficient funds to pay amounts owed under these debt securities have been paid or provided for;

•	debt securities of a series, which have been substituted with another series of debt securities; and

•	for purposes of determining whether the required percentage of holders of debt securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, the debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities held directly by Turkey or on its behalf. See “— Amendments and Waivers” below for additional qualifications to the definition of “outstanding debt securities” as it applies to any series of debt securities that has been designated Collective Action Securities.

Notice. The notice of a meeting will set forth the time and place of the meeting and in general terms the action proposed to be taken at the meeting. This notice shall be given as provided in the terms of the debt securities. In addition, this notice shall be given between 30 and 60 days before the meeting date; however, in the case of any meeting to be reconvened after adjournment for lack of a quorum, this notice shall be given between 15 and 60 days before the meeting date.

Voting; Quorum. A person that holds outstanding debt securities of a series or is duly appointed to act as proxy for a holder of the debt securities of a series will be entitled to vote at a meeting of holders of the debt securities of that series. The presence at the meeting of persons entitled to vote a majority of the principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities.

At the reconvening of a meeting adjourned for a lack of a quorum, the presence of persons entitled to vote 25% in principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities for the taking of any action set forth in the notice of the original meeting.

Regulations. The fiscal agent may make reasonable and customary regulations as it deems advisable for any meeting with respect to:

•	the proof of the holding of debt securities of a series and of the appointment of proxies in respect of the holders of debt securities of a series;

•	the record date for determining the holders of debt securities of a series who are entitled to vote at such meeting;

•	the adjournment and chairmanship of such meeting;

•	the appointment and duties of inspectors of votes, certificates and other evidence of the right to vote; and

•	other matters concerning the conduct of the meeting that the fiscal agent deems appropriate.

Amendments and Waivers

Turkey, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the debt securities of any series that have been designated Collective Action Securities with:

•	the affirmative vote of the holders of not less than 66 2⁄3% in aggregate principal amount of the outstanding debt securities of that series that are represented at a duly called and held meeting; or

•	the written consent of the holders of 66 2⁄3% in aggregate principal amount of the outstanding debt securities of that series.

However, the holders of not less than 75% in aggregate principal amount of the outstanding debt securities of that series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities of that series that would:

•	change the due date for the payment of the principal (or premium, if any) of, or any installment of interest on, the debt securities of that series;

•	reduce the principal amount of the debt securities of that series;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the debt securities of that series;

•	reduce the interest rate of the debt securities of that series;

•	reduce the premium payable upon redemption of the debt securities of that series;

•	change the currency in which any amount in respect of the debt securities of that series is payable or (i) with respect to USD denominated issuances, exclude the Borough of Manhattan, the City of New York, as a required place at which payment with respect to interest, premium or principal is payable, or (ii) with respect to EUR denominated issuances, exclude the City of London, as a required place at which payment with respect to interest, premium or principal is payable;

•	shorten the period during which Turkey is not permitted to redeem the debt securities of that series if, prior to such action, Turkey is not permitted to do so;

•	change Turkey’s obligation to pay any additional amounts under the debt securities of that series;

•	amend the definition of “outstanding” with respect to the debt securities of that series;

•	change the governing law provision of the debt securities of that series;

•	change Turkey’s appointment of an agent for the service of process in the United States or Turkey’s agreement not to claim and to waive irrevocably immunity (sovereign or otherwise) in respect of any suit, action or proceeding arising out of or relating to the fiscal agency agreement or to the debt securities of that series;

•	change the status of the debt securities of that series, as described under “Debt Securities — Status of the Debt Securities” in the prospectus;

•	in connection with an offer to acquire all or any portion of the debt securities of that series, amend any event of default under the debt securities of that series; or

•	reduce the proportion of the principal amount of the debt securities of that series that is required:

(i)	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series; or

(ii)	make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

Turkey refers to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of any series of debt securities that have been designated Collective Action Securities, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% in aggregate principal amount of the outstanding notes) agrees to the change.

If both Turkey and the fiscal agent agree, they may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of Turkey for the benefit of the holders of the notes;

•	surrendering any right or power conferred upon Turkey;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	curing any ambiguity or curing, correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•	amending the fiscal agency agreement or the debt securities of that series in any manner which Turkey and the fiscal agent may determine and that is not inconsistent with and does not adversely affect the interest of any holder of debt securities of that series.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

For purposes of determining whether the required percentage of holders of any series of debt securities that have been designated Collective Action Securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, such debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities owned, directly or indirectly, by or on behalf of Turkey or any public sector instrumentality of Turkey will be disregarded and deemed not to be “outstanding”, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only debt securities that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means the Central Bank of Turkey, any department, ministry or agency of the federal government of Turkey or any corporation, trust, financial institution or other entity owned or controlled by the federal government of Turkey or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Further Issues of Debt Securities of a Series

From time to time, without the consent of holders of the debt securities of any series that have been designated Collective Action Securities, and subject to the required approvals under Turkish law, Turkey may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price, provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the debt securities of that series have as of the date of issuance of such additional debt securities. Turkey may also consolidate the additional debt securities to form a single series with the outstanding notes.

Collective Action Securities Issued On or After January 1, 2015

The following descriptions apply to any series of debt securities that has been designated Collective Action Securities and issued on or after January 1, 2015.

Acceleration of Maturity

If an event of default described under the heading “Debt Securities — Default” above occurs and is continuing with respect to any series of debt securities that have been designated Collective Action Securities, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding debt securities of that series may not, on their own, declare the debt securities of that series to be due and payable immediately. Holders of notes may exercise these rights only by providing a written demand to Turkey at the office of the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Turkey receives written notice of the declaration, unless Turkey has remedied the event or events of default prior to receiving the notice. The holders of 66  2⁄3% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Meetings, Amendments and Waivers

Turkey may call a meeting of the holders of debt securities of a series at any time regarding the fiscal agency agreement or the debt securities of the series. Turkey will determine the time and place of the meeting.

Turkey will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, Turkey or the fiscal agent will call a meeting of holders of debt securities of a series if the holders of at least 10% in principal amount of all debt securities of the series then outstanding have delivered a written request to Turkey or the fiscal agent (with a copy to Turkey) setting out the purpose of the meeting. Within 10 days of receipt of such written request or copy thereof, Turkey will notify the fiscal agent and the fiscal agent will notify the holders of the time, place and purpose of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notification is given.

Only holders and their proxies are entitled to vote at a meeting of holders. Turkey will set the procedures governing the conduct of the meeting and if additional procedures are required, Turkey will consult with the fiscal agent to establish such procedures as are customary in the market.

Modifications may also be approved by holders of debt securities of a series pursuant to written action with the consent of the requisite percentage of debt securities of such series. The fiscal agent will solicit the consent of the relevant holders to the modification not less than 10 and not more than 30 days before the expiration date for the receipt of such consents as specified by the fiscal agent.

The holders may generally approve any proposal by Turkey to modify the fiscal agency agreement or the terms of the debt securities of a series with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the debt securities of that series.

However, holders may approve, by vote or consent through one of three modification methods, any proposed modification by Turkey that would do any of the following (such subjects referred to as “reserved matters”):

•	change the date on which any amount is payable on the debt securities;

•	reduce the principal amount (other than in accordance with the express terms of the debt securities and the fiscal agency agreement) of the debt securities;

•	reduce the interest rate on the debt securities;

•	change the method used to calculate any amount payable on the debt securities (other than in accordance with the express terms of the debt securities and the fiscal agency agreement);

•	change the currency or place of payment of any amount payable on the debt securities;

•	modify Turkey’s obligation to make any payments on the debt securities (including any redemption price therefor);

•	change the identity of the obligor under the debt securities;

•	change the definition of “outstanding debt securities” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserved matter modification”;

•	change the definition of “uniformly applicable” or “reserved matter modification”;

•	authorize the fiscal agent, on behalf of all holders of the debt securities, to exchange or substitute all the debt securities for, or convert all the debt securities into, other obligations or securities of Turkey or any other person; or

•	change the legal ranking, governing law, submission to jurisdiction or waiver of immunities provisions of the terms of the debt securities.

A change to a reserved matter, including the payment terms of the debt securities, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

•	the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of a series affected by the proposed modification;

•	where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or

•	where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 66 2⁄3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually.

“Uniformly applicable,” as referred to above, means a modification by which holders of debt securities of any series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration.

Turkey may select, in its discretion, any modification method for a reserved matter modification in accordance with the fiscal agency agreement and to designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserved matter, Turkey will provide the following information to the fiscal agent for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•	a description of Turkey’s economic and financial circumstances that are in Turkey’s opinion relevant to the request for the proposed modification, a description of Turkey’s existing debts and description of its broad policy reform program and provisional macroeconomic outlook;

•	if Turkey shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of Turkey’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if Turkey is then seeking any reserved matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of the debt securities of a series has approved any amendment, modification or change to, or waiver of, the debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities held by Turkey or any public sector instrumentality of Turkey or by a corporation, trust or other legal entity that is controlled by Turkey or a public sector instrumentality will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification, if on the record date for the proposed modification or other action or instruction hereunder, the debt security is held by Turkey or by a public sector instrumentality, or by a corporation, trust or other legal entity that is controlled by Turkey or a public sector instrumentality, except that (x) debt securities held by Turkey or any public sector instrumentality of Turkey or by a corporation, trust or other legal entity that is controlled by Turkey or a public Turkey instrumentality which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the fiscal agent the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Turkey or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the fiscal agent in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information which is in the possession of the fiscal agent, upon the certificate, statement or opinion of or representations by the fiscal agent; and (y) in determining whether the fiscal agent will be protected in relying upon any such action or instructions hereunder, or any notice from holders, only debt securities that a responsible officer of the fiscal agent knows to be so owned or controlled will be so disregarded. Debt securities so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the fiscal agent the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Turkey or a public sector instrumentality.

As used in the preceding paragraph, “public sector instrumentality” means any department, secretary, ministry or agency of Turkey, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Other Amendments

Turkey and the Fiscal Agent may, without the vote or consent of any holder of debt securities of a series, amend the Fiscal Agency Agreement or the debt securities of the series for the purpose of:

•	adding to Turkey’s covenants for the benefit of the holders;

•	surrendering any of Turkey’s rights or powers with respect to the debt securities of that series;

•	securing the debt securities of that series;

•	curing any ambiguity or curing, correcting or supplementing any defective provision in the debt securities of that series or the Fiscal Agency Agreement;

•	amending the debt securities of that series or the Fiscal Agency Agreement in any manner that Turkey may determine and that does not materially adversely affect the interests of any holders of the debt securities of that series; or

•	correcting, in the opinion of Turkey, a manifest error of a formal, minor or technical nature.

Further Issues of Debt Securities of a Series

From time to time, without the consent of holders of the debt securities of any series that have been designated Collective Action Securities, and subject to the required approvals under Turkish law, Turkey may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price, provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the debt securities of that series have as of the date of issuance of such additional debt securities. Turkey may also consolidate the additional debt securities to form a single series with the outstanding notes.

PLAN OF DISTRIBUTION

Turkey may sell any combination of the debt securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement will set forth:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities of that series;

•	the net proceeds to Turkey from the sale of the securities;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

The securities may be sold from time to time in distinct series by different means at different prices that are negotiated and fixed or that vary based on market prices.

Underwriters used in the sale of securities will distribute the securities on a firm commitment basis. In this case, the underwriters will acquire the securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. Turkey may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters.

Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Turkey may also sell securities of any series directly to the public or through agents designated by Turkey from time to time. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a reasonable best efforts basis for the period of its appointment.

In compliance with Financial Industry Regulatory Authority (FINRA) guidelines, the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

Turkey may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Turkey under “delayed delivery” contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of the securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Turkey may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Turkey in the ordinary course of business.

Unless otherwise specified in the applicable prospectus supplement, Turkey will not register under the Securities Act the securities that it will offer and sell outside the United States. Thus, subject to certain exceptions, Turkey cannot offer, sell or deliver those securities within the United States or to U.S. persons. When

Turkey offers or sells securities outside the United States, each underwriter or dealer involved in the sale of the securities will acknowledge that the securities:

•	have not been and will not be registered under the Securities Act; and

•	may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Each of these underwriters or dealers will agree:

•	that it has not offered or sold, and will not offer or sell, any of these securities within the United States except in accordance with Rule 903 of Regulation S under the Securities Act; and

•	that neither such underwriter or dealer nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to these securities.

DEBT RECORD

Turkey has not defaulted on any principal or interest of any external debt represented by bonds issued in public international markets since it began issuing such bonds in 1988.

VALIDITY OF THE SECURITIES

The validity of the debt securities will be passed upon for Turkey by the First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey. Certain legal matters of United States law will be passed upon for Turkey by Arnold & Porter Kaye Scholer LLP, United States counsel to Turkey, and for the underwriters, if any, by United States counsel and Turkish counsel to the underwriters named in the applicable prospectus supplement.

As to all matters of Turkish law, Arnold & Porter Kaye Scholer LLP may rely on the opinion of the First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey. As to all matters of United States law, the First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey may rely on the opinion of Arnold & Porter Kaye Scholer LLP. Certain statements with respect to matters of Turkish law in this prospectus have been passed upon by the First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey and are made upon his or her authority.

OFFICIAL STATEMENTS

The information set forth herein and in the documents incorporated by reference has been reviewed by the Acting Director General of Foreign Economic Relations, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey, in his official capacity, and is included herein on his authority. Information included herein or therein which is identified as being taken or derived from a publication of Turkey or an agency, instrumentality or state economic enterprise of Turkey is included on the authority of such publication as a public official document of Turkey.

AUTHORIZED AGENT

The authorized agent of Turkey in the United States of America is the Consulate General of the Republic of Turkey, whose address is: Turkish Embassy, Office of the Economic Counselor, 2525 Massachusetts Avenue N.W., Washington, D.C. 20008.

PRINCIPAL OFFICE OF THE REPUBLIC

The Undersecretariat of Treasury of

The Republic Prime Ministry

Ismet Inonu Bulvari

06510 Emek

Ankara

Turkey

FISCAL AGENT, PAYING AGENT, TRANSFER AGENT, EXCHANGE AGENT

(WITH RESPECT TO CITIBANK, N.A., LONDON BRANCH) AND REGISTRAR

For USD Denominated Issuances	For EUR Denominated Issuances
The Bank of New York Mellon	Citibank, N.A., London Branch
101 Barclay Street, Floor 7 East	Citigroup Centre
New York, New York 10286	Canada Square
U.S.A.	Canary Wharf, London
E14 5LB

LEGAL ADVISERS TO THE REPUBLIC

As to United States Law	As to Turkish Law
Arnold & Porter Kaye Scholer LLP	The First Legal Adviser to
250 West 55th Street	Undersecretariat of Treasury
New York, New York 10019-9710	Ismet Inonu Bulvari
U.S.A.	06510 Emek
Ankara Turkey

€1,000,000,000

TÜRKİYE CUMHURİYETİ

(THE REPUBLIC OF TURKEY)

3.250% NOTES DUE 2025

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BNP PARIBAS	HSBC	UniCredit Bank

June 7, 2017